                                                Filed pursuant to Rule 424(b)(4)
                                                Registration No. 333-69448
                                                and Registration No. 333-_____

                            [Logo of Apex Mortgage]

                          Apex Mortgage Capital, Inc.

                                5,300,000 Shares

                                  Common Stock

  We are offering 5,300,000 shares of our common stock. Our common stock is traded on the American Stock Exchange under the symbol "AXM." The last reported sale price of our common stock on the American Stock Exchange on October 11, 2001 was $10.08 per share.

                                ----------------

                 Investing in our common stock involves risks.
                Please read "Risk Factors" beginning on page 6.

                                ----------------

                                                          Per Share    Total
                                                          --------- -----------
Public Offering Price....................................  $10.00   $53,000,000
Underwriting Discounts and Commissions...................  $ 0.60   $ 3,180,000
Proceeds, Before Expenses, to Us.........................  $ 9.40   $49,820,000

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriter a 30-day option to purchase up to an additional 795,000 shares of our common stock to cover over-allotments, if any, at the public offering price per share, less underwriting discounts and commissions.

  The underwriter expects the shares of our common stock will be ready for delivery to purchasers on or about October 17, 2001.

                                ----------------

                            Jolson Merchant Partners

                The date of this prospectus is October 12, 2001

   No dealer, salesperson or other person is authorized to distribute any information or to represent anything not contained in or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell our common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Forward-Looking Statements...............................................  ii
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Use of Proceeds..........................................................  16
Market Price and Dividends on Our Common Stock...........................  17
Capitalization...........................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Conditions and Results
 of Operations...........................................................  21
Quantitative and Qualitative Disclosures About Market Risk...............  30
Our Company..............................................................  34
Description of Securities................................................  42
Material Changes.........................................................  47
Federal Income Tax Considerations........................................  48
Selected Provisions of Maryland Law and Our Charter and Bylaws...........  57
Underwriting.............................................................  60
Experts..................................................................  61
Legal Matters............................................................  61
Where You Can Find More Information......................................  62
Information Incorporated by Reference....................................  62
Financial Statements..................................................... F-1

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains or incorporates by reference forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "will," "believe," "expect," "anticipate," "intend," "estimate," "assume" or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, including the following:

  . changes in short-term interest rates;
  . changes in the markets for real estate assets and the general economy;

  . increases in the prepayment rates related to our mortgage-related assets;

  . our ability to use borrowings to finance the acquisition of our mortgage-related assets;

  . our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; and

  . changes in government regulations affecting our business.

   Other risks, uncertainties and factors, including those discussed under "Risk Factors" in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

   This summary highlights the information contained elsewhere in this prospectus. The summary is not complete and does not contain all of the information you should consider before investing in our common stock. We urge you to read this entire prospectus carefully, including the financial statements, along with the information that is incorporated by reference into this prospectus. You should consider the information discussed under "Risk Factors" carefully before you decide to purchase our common stock. All references to "we," "us" or the "Company" shall mean Apex Mortgage Capital, Inc.

                                  Our Business

   We are a financial services company that primarily acquires United States agency and other highly-rated single-family real estate fixed-rate and adjustable-rate mortgage-related assets. We use our equity capital and borrowed funds to generate income based on the difference between the yield on our mortgage-related assets and the cost of our borrowings. We have elected to be taxed as a real estate investment trust, or REIT, under the United States internal revenue code. As long as we retain our REIT status, we generally will not be subject to federal taxes on our income to the extent that we distribute our net income to our stockholders. We operate in accordance with our investment, leverage, interest rate risk management and REIT compliance policies, which our board of directors reviews and approves at least annually. We are managed pursuant to a management agreement with TCW Investment Management Company.

   As of June 30, 2001, we had $550,162,000 in assets, $505,150,000 in liabilities and $45,012,000 in equity. As of that date, approximately 96% of our assets consisted either of mortgage-backed securities guaranteed by an agency of the United States government, such as the Government National Mortgage Association, Fannie Mae and the Federal Home Loan Mortgage Corp., or other mortgage-related securities rated AAA by one or more nationally recognized rating agencies.

The Manager and Our Executive Officers

   TCW Investment Management Company manages our day-to-day operations pursuant to a management agreement and the direction and oversight of our board of directors. A majority of our board of directors is unaffiliated with the management company or The TCW Group, Inc., the parent company of the management company. The management company's key officers and our investment management team is comprised of selected members of The TCW Group, Inc.'s mortgage-backed securities group, all of whom have experience in raising capital for, investing in and managing fixed-income instruments. An external management structure allows us to take advantage of the existing operational systems, expertise and economies of scale associated with the management company's current business operations.

   The management company was established in 1987 as an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The TCW Group, Inc. was established in 1971 and manages both domestic and international investments for a range of clients with diverse investment objectives. As of June 30, 2001, the TCW group of companies had under management or committed to management approximately $80 billion, of which $34.5 billion consisted of United States fixed-income instruments. Of that $34.5 billion of fixed-income instruments, $22.8 billion consisted of mortgage-related assets which are managed by the mortgage-backed securities group of the TCW group of companies. The majority of our executive officers are senior members of the mortgage-backed securities group.

   Our primary executive officers are as follows:

  . Philip A. Barach, President and Chief Executive Officer. Mr. Barach is also a Group Managing Director and Chief Investment Officer of Investment Grade Fixed Income of The TCW Group, Inc. and the management company, as well as a member of The TCW Group Inc.'s mortgage-backed securities group. Before joining The TCW Group, Inc. in 1987, Mr. Barach was employed by Sun Life Insurance Company, where he was Senior Vice President and Chief of Investments. Previously, Mr. Barach served as Head of Fixed Income Investments for the State of California Retirement System.

  . Jeffrey E. Gundlach, Vice Chairman of the Board and Chief Investment
    Officer. Mr. Gundlach is also a Group Managing Director of The TCW Group, Inc. and the management company. Prior to joining The TCW Group, Inc. in 1985, Mr. Gundlach was employed by Transamerica Corporation's Property/Casualty Insurance division as a Senior Loss Reserve Analyst responsible for investment discount and funding strategies.

  . David S. DeVito, Interim Chief Financial Officer and Controller. Mr.
    DeVito was appointed our Interim Chief Financial Officer in August 2001 and has been our Controller since March 1999. Mr. DeVito is also a Managing Director and Chief Financial Officer of The TCW Group, Inc. and the management company and certain of its affiliates. Prior to joining The TCW Group, Inc. in 1993, Mr. DeVito was a Senior Manager with Deloitte & Touche LLP, specializing in serving the investment management and securities broker/dealer industries.

Our Strategy

   We will continue to implement the following strategies, through which we expect to earn a net interest margin that will enable us to generate dividend yields for stockholders:

  . acquiring various types of mortgage-related assets;

  . leveraging our portfolio of mortgage-related assets to achieve higher returns on equity;

  . financing our purchases of mortgage-related assets in the capital markets; and

  . mitigating interest rate volatility by utilizing hedging strategies.

   We intend to acquire mortgage-related assets that we believe will maximize returns on capital invested. Before making these investments, we consider the amount and nature of the anticipated returns from the mortgage-related assets, our ability to pledge the mortgage-related assets to secure collateralized borrowings, and the costs associated with financing, hedging, managing, securitizing and reserving for these mortgage-related assets.

   We primarily invest in mortgage-related assets, which include short-term investments, mortgage-backed securities, high-credit quality mortgage loans, mortgage derivative securities and other investments.

   We have established the following four primary operating policies to implement our business strategy:

  . the Investment Policy;

  . the Leverage Policy;

  . the Interest Rate Risk Management Policy; and

  . the REIT Compliance Policy.

   At June 30, 2001, we held $527,996,000 of mortgage-backed securities in our portfolio, 76% of which were fixed-rate pass-through certificates, 20% of which were collateralized mortgage obligations and 4% of which were adjustable-rate pass-through certificates. In addition, at June 30, 2001, our portfolio of fixed-income securities held-for-trading had a weighted-average coupon of 6.85% and a weighted-average life of 4.0 years.

   At June 30, 2001, we had outstanding $501,604,000 of reverse repurchase agreements with a weighted-average current borrowing rate of 3.80% and a maturity of 1.0 months.

   We may also continue to acquire other investments that may include equity and debt securities issued by other primarily mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities and residential mortgage loans other than high-credit quality mortgage loans. Although we expect that our other investments will be limited to less than 10% of our total assets, we have no limit on how much of our stockholders' equity will be allocated to other investments. There may be periods in which other investments represent a large portion of our stockholders' equity. In addition, we intend to allocate a portion of our equity capital to the purchase of lower credit quality assets.

   In order to manage and mitigate the interest rate risk associated with the purchase and leverage of mortgage-related assets, we will continue to use various hedging techniques and instruments. These include interest rate swaps, forward contracts on various United States treasury notes, interest rate caps and similar financial instruments.

   In order to reduce the impact of prepayment risk in our portfolio of mortgage-related assets, we generally maintain a diversified portfolio with a variety of prepayment characteristics and exercise caution when purchasing mortgage-related assets with any significant market price premium.

   Our leverage policy attempts to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during periods of adverse market conditions. We have established a leverage policy to seek to control the type and amount of leverage used to fund the acquisition of our mortgage-related assets, and to provide guidelines for using secured borrowings in the form of uncommitted secured borrowings and committed secured borrowings.

   We generally expect to maintain a debt-to-equity ratio of between 8.0 and 12.0, although the ratio may vary from time to time depending upon market conditions and other factors that our management deems relevant. For purposes of calculating this ratio, we assume our equity is equal to the value of our investment portfolio on a marked-to-market basis, less the book value of our obligations under repurchase agreements and other collateralized borrowings. At June 30, 2001, our debt-to-equity ratio was approximately 11.2.

General Information

   We were incorporated in Maryland on September 15, 1997 and commenced operations on December 9, 1997. Our principal executive offices are located at 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017, and our telephone number is (213) 244-0440. Our Internet address is www.apexreit.com. The information contained on our website and on any websites linked by our website, however, is not a part of this prospectus and you should not rely on such information in deciding whether to invest in our company.

Recent Developments

Quarterly Dividends

   On March 20, 2001, our board of directors declared a first quarter 2001 dividend distribution of $0.35 per share of our common stock, which was paid on April 20, 2001 to stockholders of record on March 31, 2001. On June 20, 2001, our board of directors increased the quarterly dividend payment on our common stock from $0.35 per share to $0.40 per share, which was paid on July 20, 2001 to stockholders of record on June 29, 2001. On September 19, 2001, our board of directors declared a third quarter 2001 dividend distribution of $0.40 per share of our common stock, which will be paid on October 19, 2001 to stockholders of record on September 28, 2001. Dividends on our common stock will be paid only if and when declared by our board of directors, which may not declare dividends in the future at any particular rate.

The Relationship Between The TCW Group, Inc. and Societe Generale, S.A.

   On April 11, 2001, The TCW Group, Inc. and certain of its stockholders, and Societe Generale, S.A., Societe Generale Asset Management, S.A., or SGAM, a wholly-owned subsidiary of Societe Generale, and certain other parties entered into an acquisition agreement and plan of reorganization pursuant to which SGAM agreed to acquire a controlling interest in The TCW Group, Inc. The first step in the acquisition closed on July 6, 2001 and as a result of this transaction, Societe Generale controls The TCW Group, Inc. and TCW Investment Management Company.

                                  The Offering

Common stock offered.....................................  5,300,000 shares(/1/)

Common stock outstanding after this offering............. 11,053,000 shares(/2/)

American Stock Exchange trading symbol................... AXM

--------
(1) Excludes a 30-day option granted to the underwriter to purchase up to 795,000 additional shares of common stock.

(2) Does not give effect to the issuance of: (a) 878,000 shares of common stock issuable upon the exercise of currently outstanding stock options as of June 30, 2001, and (b) shares which may be issued upon the exercise of the over-allotment option granted to the underwriter.

                             Summary Financial Data

   The summary financial data as of December 31, 2000 and 1999 and the three years in the period ended December 31, 2000 are derived from our audited financial statements incorporated by reference and included in this prospectus. The summary financial data as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from December 9, 1997 to December 31, 1997 are derived from audited financial statements not included in this prospectus. The summary financial data for the six-month periods ended June 30, 2000 and 2001 are derived from our unaudited financial statements for those periods included in this prospectus. You should read this summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements and notes thereto that are included in this prospectus beginning on page F-1.

                         Period from
                          December 9                                     Six Months
                              to                                       Ended June 30,
                         December 31,    Year Ended December 31,         (unaudited)
                         ------------ -----------------------------  --------------------
                             1997       1998      1999      2000       2000       2001
                         ------------ --------- --------- ---------  ---------  ---------
                                   (in thousands, except for per share data)
Statement of Operations
 Data:
Interest income.........  $     428   $  41,975 $  52,517 $  42,834  $  23,030  $  20,784
Interest expense........        111      36,007    42,345    33,779     18,278     12,064
Net interest income.....        317       5,968    10,172     9,055      4,752      8,720
Net operating
 income(/1/)............        150       4,500     9,174     8,460      4,712      8,645
Net gain (loss) on
 investment
 transactions...........         --       1,047     1,938   (36,703)    (7,532)    (6,840)
Net income (loss).......  $     150   $   5,547 $  11,112 $ (28,243) $  (2,820) $   1,374
Weighted average number
 of diluted shares
 outstanding............  6,700,100   6,190,000 5,779,000 5,753,000  5,753,000  5,819,000
Diluted net income
 (loss) per share.......  $    0.02   $    0.90 $    1.92 $   (4.91) $   (0.49) $    0.24
Dividends declared per
 share..................  $    0.04   $    1.07 $    1.72 $    1.51  $    0.81  $    0.75

                                                                        At June 30,
                                      At December 31,                    (unaudited)
                         ------------------------------------------  --------------------
                             1997       1998      1999      2000       2000       2001
                         ------------ --------- --------- ---------  ---------  ---------
                                   (in thousands, except for per share data)
Balance Sheet Data:
Total assets............  $ 271,307   $ 865,478 $ 735,745 $ 614,073  $ 579,559  $ 550,162
Total liabilities.......    178,310     777,448   679,704   569,690    531,223    505,150
Stockholders' equity....  $  92,997   $  88,030 $  56,041 $  44,383  $  48,336  $  45,012
Book value per share....  $   13.88   $   15.30 $    9.74 $    7.71  $    8.40  $    7.82

--------
(/1/) Net operating income represents interest income earned on fixed-income securities less cost of borrowings on reverse repurchase agreements plus dividend income from equity securities less general and administrative expenses. The cost of hedging the portfolio of fixed-income securities with short positions on United States treasury notes is not included in net operating income, but is instead included in net gain (loss) on investment transactions. If the cost of hedging the portfolio of fixed-income securities with short positions on United States treasury notes were included in the net operating income calculations, the Company's net operating income would be reduced.

                                  RISK FACTORS

   An investment in our common stock involves various risks. You should carefully consider the following risk factors in conjunction with the other information contained and incorporated by reference in this prospectus before purchasing our common stock. If any of the risks discussed in this prospectus actually occur, our business, operating results, prospects or financial condition could be harmed. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

                         Risks Related to our Business

We may incur losses on our fixed-rate investments during periods of rising interest rates.

   We generally fund our acquisition of fixed-rate mortgage-related assets with short-term borrowings. During periods of rising interest rates, our costs associated with borrowings used to fund acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This reduces the net interest spread between the fixed-rate mortgage-related assets that we purchase and our borrowings used to purchase them, which could cause us to suffer a loss. For example, our losses incurred in 2000 arose in part as a result of the reduced net interest spread between our fixed-rate mortgage-related assets and our borrowings used to purchase them.

Interest rate caps on our adjustable-rate mortgage-related assets may reduce our income during periods of rising interest rates.

   Periodic and lifetime interest rate caps typically apply to adjustable-rate mortgage-related assets, which limit the amount that an applicable asset's interest rate can increase or decrease during any particular period. Our borrowings will not be subject to similar limitations on any increases in the applicable interest rate. If interest rates increase, the rates we pay on our borrowings could increase without limitation, while the interest rates we receive on our mortgage-related assets could be limited. This problem is magnified for our adjustable-rate mortgage-related assets that are not fully indexed. Further, some adjustable-rate mortgage-related assets may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on adjustable-rate mortgage-related assets than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a net loss during periods of rising interest rates.

Interest rate mis-matches between our adjustable-rate mortgage-related assets and our borrowings used to fund our purchases of the assets may reduce our income during periods of changing interest rates.

   We fund most of our acquisitions of adjustable-rate mortgage-related assets with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of the mortgage-related assets. Therefore, in most cases the interest rate indices and repricing terms of the mortgage-related assets that we acquire and their funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield or the market price of our common stock.

Failure to design or implement an effective hedging strategy to manage interest rate risk may decrease our income from our mortgage-related assets and may cause us to incur losses.

   We develop and use an objective interest rate risk management strategy, also called a hedging strategy, in an effort to minimize the impact of interest rate changes. However, developing an objective and effective hedging strategy is difficult, and no strategy can completely insulate us from risks associated with interest rate changes. Hedging techniques involving the use of mortgage derivative securities are highly complex and may produce volatile returns. In addition, hedging strategies typically involve transaction costs that increase dramatically during periods of rising and fluctuating interest rates. These hedging techniques may not have a beneficial impact on our net income. Our net losses incurred in 2000 were in part a result of ineffective hedging strategies.

   In addition, the REIT provisions of the tax code may substantially limit our ability to engage in hedging transactions. In particular, our hedging activities are limited by the tax code's asset rules and sources-of-income rules applicable to REITs. These constraints in the tax code may prevent us from effectively implementing the optimal hedging strategies that would further insulate our net income from changes in the interest rates.

If we incorrectly predict the level of prepayments that our mortgage-related assets will experience, we may select an inappropriate and, thus, ineffective hedging strategy.

   We select hedging techniques based partly on predicted levels of prepayments by mortgage borrowers of our mortgage-related assets. Many mortgage borrowers have the option of prepaying their mortgages under specified conditions. Prepayment rates tend to decrease during periods of rising interest rates and to increase during periods of declining interest rates. Fixed-rate assets generally are acquired with a projected weighted average life based on assumptions regarding prepayments. In general, when we acquire a fixed-rate mortgage-related asset or a capped adjustable-rate mortgage-related asset with borrowed money, we enter into an interest rate swap agreement or other hedging instrument in order to fix our borrowing costs for a period close to the expected average life of the fixed-rate or capped rate asset. This strategy is designed to protect us from rising interest rates by fixing our borrowing costs for the expected lifetime of the asset. Whether our selected hedging strategy is effective will depend significantly upon whether we correctly predict the level of prepayments by the borrowers of our mortgages.

   If prepayments of our mortgage-related assets are slower than we predict, then the life of our mortgage-related assets will be longer and the effectiveness of our hedging techniques will be reduced. However, if prepayment rates decline, as often occurs in a rising interest rate environment, the life of the mortgage-related asset could extend beyond the term of the swap agreement or other hedging instrument. This situation would negatively impact our profits since the income we earn on the fixed-rate asset will remain fixed, but after the expiration of the hedging instrument our borrowing costs will become variable. This is also known as extension risk. We may have to refinance our borrowing at the new, higher prevailing interest rate, thus reducing or eliminating our net interest income from the mortgage-related asset. This situation may also cause the market value of our mortgage-related assets to decline, with little or no offsetting gain from the related hedging transactions. In some situations, we may be forced to sell assets and incur losses to maintain adequate liquidity. Our hedging activity is also limited by the requirements of the tax code applicable to us as a REIT.

   Conversely, if prepayments of our mortgage-related assets are faster than we predict, as may occur in a falling interest rate environment, the average life of our mortgage-related assets becomes shorter than the life of the related hedging instrument. If this were to happen, we may be forced to reinvest our funds in mortgage-related assets with interest rates lower than that of the related hedging instrument, which would result in the narrowing of interest rate spreads or may cause losses.

Increased levels of prepayments from mortgage-related assets may also decrease net interest income.

   We anticipate that a substantial portion of adjustable-rate mortgage-related assets may bear initial interest rates that are lower than their "fully indexed" rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-related asset is prepaid prior to or soon after the time of adjustment to a fully indexed rate, we will have held the mortgage-related asset while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life. In addition, the prepayment of a mortgage-related asset that we purchased at a premium would result in our immediately writing-off any remaining capitalized premium amount and, consequently, suffering a corresponding reduction in net interest income. We may also acquire mortgage derivative securities that represent the right to receive interest only or a disproportionately large amount of interest, which would similarly experience a lower rate of return in the event of faster than expected prepayments. Finally, if we are unable to acquire new mortgage-related assets to replace the prepaid mortgage-related assets, our financial condition, cash flow and results of operations could suffer.

We face potential net interest losses and operating losses in connection with our substantial use of leverage when purchasing mortgage-related assets.

   We borrow substantial sums against our existing mortgage-related assets to acquire additional mortgage-related assets and thereby to increase the overall size of our mortgage-related asset portfolio. We generally expect that up to 92% of our total mortgage-related assets will be financed with borrowed funds.

   Our leveraging strategy increases the risks of our operations in several ways.

  . The use of leverage increases our risk of loss resulting from various factors, including rising interest rates, downturns in the economy or deteriorations in the conditions of any of our mortgage-related assets.

  . A majority of our borrowings are secured by our mortgage-related assets, primarily under reverse repurchase agreements. These loans are "marked-to-market" based on the market value of the mortgage-related assets pledged to secure the specific borrowings at a given time. Some mortgage-related assets may be cross-collateralized to secure multiple borrowing obligations to a particular lender. A decline in the market value of the mortgage-related assets used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage-related assets under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage-related assets, we would experience losses.

  . A default of a mortgage-related asset that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset, including any cross-collateralized mortgage-related assets. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

  . To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

   In these ways, the use of leverage increases our risk of loss and may reduce our net income by increasing the risks associated with other risk factors, including a decline in the market value of our mortgage-related assets or a default of a mortgage-related asset.

We may invest in "inverse floaters," which generally experience greater volatility in their market prices, thus exposing us to greater risk with respect to their rate of return.

   We may acquire a type of securities called "inverse floaters," which may behave similarly to securities that are leveraged since their interest rates usually vary by a magnitude much greater than the magnitude of the index rate of interest. The leverage-like characteristics of inverse floaters result in greater volatility in their market prices. Thus, our acquisition of inverse floaters exposes us to the risk of greater volatility in our portfolio, which could adversely affect our net income and overall profitability.

We depend on borrowings to purchase mortgage-related assets. If we fail to obtain or renew sufficient funding on favorable terms, we will be limited in our ability to acquire mortgage-related assets and our earnings and profitability could decline.

   We depend on short-term borrowings to fund acquisitions of mortgage-related assets. Accordingly, our ability to achieve our investment objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. Moreover, we are dependent upon a few lenders to provide the primary credit facilities for our purchases of mortgage-related assets.

   If we are not able to renew or replace maturing borrowings, we may be required to sell our mortgage-related assets under adverse market conditions and may incur permanent capital losses as a result. In addition, the failure to renew or replace mature borrowings may require us to terminate hedge positions, which could result in further losses. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time.

   Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related assets in which our portfolio is concentrated, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time, thus adversely affecting our operating results and net profitability. For example, our losses incurred in 2000 resulted in part by our decision to liquidate assets in response to a decline in the market value of our investment portfolio.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

   Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Because we invest in assets that experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

   We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to lose profits or the ability to earn capital gains.

Because the majority of our portfolio is classified as held-for-trading, changes in the market value of our portfolio could result in increased net income volatility, including the reporting of net losses.

   On January 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and reclassified our existing mortgage-related assets portfolio from the available-for-sale category of SFAS No. 115 to the held-for-trading category. The primary impact of this accounting change is that both unrealized and realized gains and losses on our mortgage-related assets portfolio and the related hedging instruments will be included in net income each reporting period. This will likely significantly increase the volatility of our quarterly earnings in future periods. In periods in which the fair market value of our mortgage-related assets portfolio net of hedging transactions were to decline in value, we could report net losses that could be material.

Because we depend on the management company and its personnel for successful operations, the loss of any of its key personnel could severely and detrimentally affect our operations.

   We depend on the diligence, experience and skill of the officers and employees of the management company for the selection, structuring and monitoring of our mortgage-related assets and associated borrowings. We depend on our officers and directors to monitor the management company. Currently, our senior officers are Messrs. Barach, Gundlach and DeVito. We have not entered into employment agreements with our senior officers, nor do we require the management company to employ specific personnel or to dedicate employees solely to our business. These individuals are free to engage in competitive activities in our industry. The loss of any key person could harm our entire business, financial condition, cash flow and results of operations.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval.

   Summaries of our current operating policies and strategies are contained in the annual and quarterly reports we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus. However, our board of directors can modify or waive these policies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies may have on our business and operating results or our stock price, however, the effects may be adverse.

                     Risks Related to Conflicts of Interest

Since the management company may receive a significant fee if we terminate the management agreement, we may not be able to economically terminate the management agreement in the event that the management company fails to meet our expectations.

   If we terminate the management agreement, or if we decide not to renew it, then we may have to pay a significant fee to the management company. The actual amount of the fee is not known because the fair market value of the management agreement cannot be determined in advance with certainty. Paying this fee would reduce the cash available for distribution to stockholders and may cause us to suffer a net operating loss. Consequently, we may not be able to terminate the management agreement economically even if we are dissatisfied with the management company's performance.

The management company and its affiliates may allocate mortgage-related opportunities to other entities, and thus may divert attractive investment opportunities away from us.

   The management company and its affiliates purchase and manage mortgage securities for third-party accounts. The management company has no obligation to make investment opportunities available to us. As a result, the management company may face a conflict of interest between allocating assets and other mortgage-related opportunities to us or to other accounts managed by it or its affiliates. In addition, the management company and its affiliates may from time to time purchase mortgage securities for their own accounts. These conflicts may result in decisions or allocations of mortgage securities by the management company that are not in our best interest.

The compensation structure for the management company creates an incentive for the management company to increase the riskiness of our mortgage portfolio in order to maximize its compensation.

   In addition to its base management compensation, the management company earns incentive compensation for each fiscal year equal to 30% of our net income in excess of the amount that would produce an annualized return on equity equal to the ten-year United States treasury rate plus 1%. As a result, the management company shares in our profits but not in our losses. Consequently, as the management company evaluates for us different mortgage-related assets for investment and different investment strategies, there is a risk that the management company will cause us to assume more risk than is prudent in an attempt to increase its incentive compensation. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, may be unduly ignored at the expense of the management company's emphasis on maximization of income.

Because the management company may render services to other mortgage investors, this could reduce the amount of time and effort that the management company devotes to us and, consequently, our profitability and overall management could suffer.

   The management agreement does not restrict the right of the management company or any of its officers, directors, employees or affiliates from doing business, including the rendering of advice in the purchase of mortgage-related assets that meet our investment criteria, with any other person or entity. The management company may also advise other mortgage-related entities, including REITs, that invest in residential or commercial mortgages or other residential and non-residential mortgage securities. However, members of the mortgage-backed securities group of The TCW Group, Inc. or any successor group will not provide any active management services to a residential mortgage REIT, other than ourselves, that invests primarily in high-quality mortgage securities comparable to our investments. In addition to the management company's ability to do business with any other third party, the management agreement does not specify a minimum time period that the manager and its personnel must devote to us. The ability of the management company to engage in these business activities could reduce their time and effort dedicated to managing us.

               Risks Related to REIT Compliance and Other Matters

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

   We currently operate, and we intend to continue to operate, so as to qualify as a REIT under the tax code. However, we may not remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex tax code provisions for which only a limited number of judicial or administrative interpretations exist. If we fail to qualify as a REIT in any tax year, then:

  . we would be taxed as a regular domestic corporation, which, among other things, means being disallowed from deducting distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

  . any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

  . unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we were not permitted to qualify as a REIT.

   Even if we remain qualified for taxation as a REIT, we may be subject to federal taxes based on some of our activities, which could result in decreased cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

   In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our mortgage-related assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

   The REIT provisions of the tax code may substantially limit our ability to hedge mortgage-related assets and related borrowings by requiring us to limit our income in each year from "qualified hedges," together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate income from hedging and services from all sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques, which may result in greater risks associated with changes in the interest rates. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations. In the case of a willful violation, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

   In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer. In addition, no more than 5% by value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

   From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the tax code. Thus, we could be required to borrow funds, sell a portion of our mortgage-related assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce our equity.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

   We conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." Under the SEC's current interpretation, qualification for this exemption requires us to maintain at least 55% of our assets directly in specific types of real estate interests, including, among other things, mortgage loans and qualifying pass-through certificates, which are securities representing interests in "pools" of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly. In order to constitute a qualifying real estate interest under this 55% requirement, a real estate interest must meet various criteria. For instance, unless the mortgage securities in which we may invest represent all the certificates issued with respect to an underlying pool of mortgage loans, they may be treated as securities separate from the underlying mortgage loans. Thus, in attempting to avoid being regulated as an investment company under the Investment Company Act, we may forego acquiring otherwise attractive mortgage-related assets. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned.

               Risks Related to Our Securities and Other Matters

Our stock price may be volatile, which could result in substantial losses for our stockholders.

   The market price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

  . issuing new equity securities pursuant to this offering or otherwise;

  . the amount of our common stock outstanding and the trading volume of our stock;

  . actual or anticipated changes in our future financial performance;

  . changes in financial estimates of us by securities analysts;

  . competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . the operating and stock performance of our competitors;

  . changes in interest rates; and

  . additions or departures of key personnel at the management company.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

   In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business or trade income as defined in Section 512 of the tax code, or UBTI. If, however, we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as UBTI under Section 512 of the tax code. If the stockholder is foreign, then it would be subject to federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

   Excess inclusion income would be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-related assets securing those debt obligations. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, enter into various reverse repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these borrowings give rise to excess inclusion income that should be allocated among stockholders. Furthermore, some types of tax-exempt entities, including, without limitation, voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as UBTI. We also invest in equity securities of other REITs. If we were to receive excess inclusion income from another REIT, we may be required to distribute the excess inclusion income to our shareholders which may result in the recognition of UBTI.

Our charter does not permit ownership of over 9.8% of our common or preferred stock and attempts to acquire our common or preferred stock in excess of the 9.8% limit are void.

   For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter's constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to our charter's ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit shall be void, and will result in the shares being transferred by operation of law to a charitable trust.

Because provisions contained in Maryland law, our charter, our bylaws and our stockholder rights plan may have an anti-takeover effect, investors may be prevented from receiving a "control premium" for their shares.

   Provisions contained in our charter and bylaws, as well as Maryland corporate law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a "control premium" for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

   Ownership limit. The ownership limit in our charter limits related investors, including, among other things, any voting group, from acquiring over 9.8% of our common stock without our permission.

   Preferred stock. Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions are to be taken without soliciting stockholder approval.

   Staggered board. Our board of directors is divided into three classes of directors. The terms of each class expire in different years. Directors of each class serve for a three-year term and until their successors are elected and qualified. The affirmative vote of two-thirds of all outstanding common stock is required to remove a director.

   Maryland business combination statute. Under the Maryland General Corporation Law, some "business combinations" between a Maryland corporation and any person who owns, directly or indirectly, 10% or more of the voting power of the corporation's shares of capital stock must be approved by holders of at least 80% of the voting shares. In addition, a holder of 10% or more of the voting power of a corporation's shares may not engage in a business combination with the corporation for five years following the date he or she became a 10% holder.

   Maryland control share acquisition statute. Maryland law provides that "control shares" of a corporation acquired in a "control share acquisition" shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter, unless the corporation has opted out of the Control Share Acquisition statute. "Control shares" are voting shares of beneficial interest that, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-fifth or more but less than one-third, one-third or more but less than a majority or a majority of all voting powers.

   Control shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of previously having obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to some exceptions.

   If voting rights are not approved at a stockholders meeting then, subject to some conditions and limitations, the issuer may redeem any or all of the control shares for fair value not previously approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other stockholders may exercise appraisal rights.

   Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. However, our board of directors may decide to amend or eliminate the provision at any time in the future.

   Shareholder rights plan. We have adopted a shareholder rights plan that may discourage any investor from acquiring over 15% of our common stock because, upon this type of acquisition without board approval, all other common stockholders will have the right to purchase a specified amount of our common stock at a 50% discount from the market price. Our shareholder rights plan is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

   In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, would have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock or diluting their stock holdings in us.

We have not developed or implemented a disaster recovery plan for our information systems, which could adversely affect business operations should a major physical disaster occur.

   We are dependent upon functioning information systems to conduct business. A system failure or malfunction may result in an inability to process transactions or otherwise lead to disrupted operations. Although we regularly backup our programs and data, we do not currently have a comprehensive disaster recovery plan providing a hot site facility for immediate system recovery should a major physical disaster occur at our executive offices.

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of our common stock in this offering to purchase mortgage-related assets consistent with our investment policy. The net proceeds from the sale of 5,300,000 shares of our common stock in this offering will be approximately $49.4 million, based on the public offering price of $10.00 per share and after deducting the underwriting discounts and commissions and estimated expenses of the offering, assuming the underwriter does not exercise its over-allotment option. Pending full investment in the desired mix of mortgage-related assets, funds will be committed to short-term investments.

                 MARKET PRICE AND DIVIDENDS ON OUR COMMON STOCK

Market Information

   Commencing December 4, 1997, our common stock traded on the New York Stock Exchange. Effective February 8, 2001, we ceased trading on the New York Stock Exchange and commenced trading our common stock on the American Stock Exchange under the symbol "AXM." As of the date of this prospectus, the approximate number of record holders of our common stock is 64. The last reported sale price of our common stock on the American Stock Exchange on October 11, 2001 was $10.08 per share. The following table sets forth the high and low closing sale prices for our common stock for the 12 months ending December 31, 2000 and 1999 and through October 11, 2001.

                            1999                 2000                2001
                     Closing Sale Prices Closing Sale Prices  Closing Sale Prices
                     ------------------- -------------------- -------------------
                       High       Low       High       Low      High       Low
                     ------------------- ---------- --------- -------------------
      1st Quarter..  $   13.50 $    9.88 $    10.56 $    8.75 $    9.73 $    6.89
      2nd Quarter..  $   13.94 $   12.13 $    10.19 $    8.50 $   11.69 $    9.10
      3rd Quarter..  $   13.56 $   11.50 $     9.00 $    7.06 $   12.46 $    9.90
      4th Quarter..  $   12.69 $   10.06 $     7.35 $    6.80 $   10.81 $   10.05

Dividends

   We pay cash dividends on a quarterly basis. We declared total cash dividends to the holders of our common stock for the three months ended September 30, 2001 and the fiscal years ended December 31, 2000 and 1999, of $0.40 per share, $1.51 per share and $1.72 per share, respectively. The following table lists the cash dividends declared on each share of our common stock for our most recent 15 fiscal quarters.

                                                                  Cash Dividends
                                                                     Declared
                                                                    Per Share
                                                                  --------------
      2001
       Third Quarter ended September 30, 2001....................     $0.40
       Second Quarter ended June 30, 2001........................     $0.40
       First Quarter ended March 31, 2001........................     $0.35

      2000
       Fourth Quarter ended December 31, 2000....................     $0.35
       Third Quarter ended September 30, 2000....................     $0.35
       Second Quarter ended June 30, 2000........................     $0.35
       First Quarter ended March 31, 2000........................     $0.46

      1999
       Fourth Quarter ended December 31, 1999....................     $0.46
       Third Quarter ended September 30, 1999....................     $0.46
       Second Quarter ended June 30, 1999........................     $0.42
       First Quarter ended March 31, 1999........................     $0.38

      1998
       Fourth Quarter ended December 31, 1998....................     $0.30
       Third Quarter ended September 30, 1998....................     $0.27
       Second Quarter ended June 30, 1998........................     $0.25
       First Quarter ended March 31, 1998........................     $0.25

   We intend to pay quarterly dividends and to make distributions to our stockholders of all or substantially all of our taxable income each year, subject to some adjustments, so as to qualify for the tax benefits accorded to a REIT under the tax code. All distributions will be made by us at the discretion of our board of directors and will depend on our taxable earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization at June 30, 2001, and our capitalization as adjusted to give effect to the issuance of 5,300,000 shares of our common stock in this offering at the public offering price of $10.00 per share, assuming that the underwriter does not exercise its over-allotment option.

                                                              June 30, 2001
                                                           ---------------------
                                                                         As
                                                            Actual   Adjusted(1)
                                                           --------  -----------
                                                              (In thousands,
                                                            except share data)
   Stockholders' Equity:
   Preferred stock, par value $0.01 per share; 50,000,000
    shares authorized; no shares outstanding.............  $    --    $    --
   Common stock, par value $0.01 per share; 100,000,000
    authorized;
    5,753,000 shares issued and outstanding; 11,053,000
    shares issued and outstanding as adjusted............        58        111
   Additional paid-in capital............................    82,802    132,154
   Accumulated deficit...................................   (40,465)   (40,465)
   Accumulated other comprehensive income(/2/)...........     2,617      2,617
                                                           --------   --------
    Total stockholders' equity...........................  $ 45,012   $ 94,417
                                                           ========   ========

--------
(1) After deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriter's over-allotment option to purchase up to an additional 795,000 shares of our common stock.

(2) Represents unrealized gains resulting from marked-to-market adjustments on our available-for-sale securities, including the impact or impairment charges recorded in prior periods.

                            SELECTED FINANCIAL DATA

   The selected financial data as of December 31, 2000 and 1999 and the three years in the period ended December 31, 2000 are derived from our audited financial statements incorporated by reference and included in this prospectus. The selected financial data as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from December 9, 1997 to December 31, 1997 are derived from audited financial statements not included in this prospectus. The selected financial data for the six months ended June 30, 2000 and 2001 are derived from our unaudited financial statements for these periods. You should read this selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements and notes thereto that are included in this prospectus beginning on page F-1.

                          Period From
                           December 9                                  Six Months Ended
                               to                                          June 30,
                          December 31,    Year Ended December 31,         (unaudited)
                          ------------ -----------------------------  --------------------
                              1997       1998      1999      2000       2000       2001
                          ------------ --------- --------- ---------  ---------  ---------
                                    (in thousands, except for per share data)
Statement of Operations
 Data:
Interest income.........   $     428   $  41,975 $  52,517 $  42,834  $  23,030  $  20,784
Interest expense........         111      36,007    42,345    33,779     18,278     12,064
                           ---------   --------- --------- ---------  ---------  ---------
Net interest income.....         317       5,968    10,172     9,055      4,752      8,720
Dividend income.........          --         636     2,387     1,139        724        494
                           ---------   --------- --------- ---------  ---------  ---------
Total operating income..         317       6,604    12,559    10,194      5,476      9,214
General and
 administrative
 expenses(/1/)..........         167       2,104     3,385     1,734        764        569
                           ---------   --------- --------- ---------  ---------  ---------
Net operating
 income(/2/)............         150       4,500     9,174     8,460      4,712      8,645
Net gain (loss) on
 investment
 transactions...........          --       1,047     1,938   (36,703)    (7,532)    (6,840)
Reclassification of
 previously unrealized
 gains(/3/).............          --          --        --        --         --      1,742
Cumulative effect of
 change in accounting
 principle(/4/).........          --          --        --        --         --     (2,173)
                           ---------   --------- --------- ---------  ---------  ---------
Net income (loss).......   $     150   $   5,547 $  11,112 $ (28,243) $  (2,820) $   1,374
                           =========   ========= ========= =========  =========  =========
Net income (loss) per
 basic share............   $    0.02   $    0.90 $    1.93 $   (4.91) $   (0.49) $    0.24
Net income (loss) per
 diluted share..........        0.02        0.90      1.92     (4.91)     (0.49)      0.24
Dividends declared per
 share..................   $    0.04   $    1.07 $    1.72 $    1.51  $    0.81  $    0.75
Weighted average number
 of shares outstanding:
 Basic..................   6,700,100   6,190,000 5,753,000 5,753,000  5,753,000  5,753,000
 Diluted................   6,700,100   6,190,000 5,779,000 5,753,000  5,753,000  5,819,000

--------
(1) General and administrative expenses include incentive compensation of $619 and $1,714 to TCW Investment Management Company for the years ended December 31, 1998 and 1999, respectively. No incentive compensation was recorded for the other periods.

(2) Net operating income represents interest income earned on fixed-income securities less cost of borrowings on reverse repurchase agreements plus dividend income from equity securities less general and administrative expenses. The cost of hedging the portfolio of fixed-income securities with short positions on United States treasury notes is not included in net operating income, but is instead included in net gain (loss) on investment transactions. If the cost of hedging the portfolio of fixed-income securities with short positions on United States treasury notes were included in the net operating income calculations, the Company's net operating income would be reduced.

(3) In conjunction with the adoption of SFAS No. 133 on January 1, 2001, we reclassified $2,173 of net losses on unrealized and deferred gains and losses on investment securities and forward contracts from accumulated other comprehensive income to current income.

(4) In conjunction with the adoption of SFAS No. 133 on January 1, 2001, we reclassified mortgage securities from the available-for-sale category to the trading category for investments accounted for under SFAS No. 115, resulting in the reclassification of $1,742 net unrealized gains from accumulated other comprehensive income to current income.

                                   At December 31,
                         ----------------------------------- At June 30,
                                                                2001
                           1997     1998     1999     2000   (Unaudited)
                         -------- -------- -------- -------- -----------
                            (in thousands, except for per share data)
Balance Sheet Data:
Fixed-income
 securities............. $265,880 $829,712 $701,143 $600,131  $533,463
Equity securities.......       --   16,422   17,481    9,068    10,240
Total assets............  271,307  865,478  735,745  614,073   550,162
Reverse repurchase
 agreements.............   87,818  767,908  672,660  545,434   501,604
Total liabilities.......  178,310  777,448  679,704  569,690   505,150
Stockholders' equity.... $ 92,997 $ 88,030 $ 56,041 $ 44,383  $ 45,012

Book value per share.... $  13.88 $  15.30 $   9.74 $   7.71  $   7.82

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

   We were incorporated in Maryland on September 15, 1997, primarily to acquire United States agency and other highly-rated, single-family real estate fixed-rate and adjustable-rate mortgage-related assets. We commenced operations on December 9, 1997 following the initial public offering of our common stock. We use our equity capital and borrowed funds to seek to generate income based on the difference between the yield on our mortgage-related assets and the cost of our borrowings. We have elected to be taxed as a REIT under the tax code and, thus, we will not generally be subject to federal taxes on our income to the extent that we distribute our net income to our stockholders and maintain our qualification as a REIT.

Results of Operations

Three Month Period Ended June 30, 2001 Compared to June 30, 2000

   For the quarter ended June 30, 2001, our net income was $400,000, or $0.07 per share on both a basic and diluted basis, based on a weighted average of 5,753,000 and 5,819,000 shares outstanding, respectively. That compares to a net loss of $5,115,000, or $0.89 per share both on basic and diluted basis, based on a weighted average of 5,753,000 shares outstanding for the quarter ended June 30, 2000. Net interest income for the quarter ended June 30, 2001 was $4,776,000 consisting of interest income on mortgage assets and cash balances less interest expense on reverse repurchase agreements compared to $2,304,000 for the quarter ended June 30, 2000. We reported dividend income of $306,000 from dividends on equity investments for the quarter ended June 30, 2001. We reported dividend income of $354,000 from dividends on equity investments for the quarter ended June 30, 2000.

   During the quarter ended June 30, 2001, we incurred a net loss on investment transactions of $4,382,000 which is reported in our statement of operations. The loss consisted of a realized $65,000 gain on the sale of $1,712,000 of equity securities, realized $866,000 gain on the sale of $59,109,000 of fixed-income securities held-for-trading, reported losses of $3,141,000 from the net decrease in fair market value of fixed-income securities held-for-trading and a realized $2,172,000 net loss on closed forward contracts. We realized a net loss on investment transactions of $7,532,000 primarily from the sale of mortgage-backed securities and equity securities for the quarter ended June 30, 2000. The asset sales during that quarter occurred in response to the added risk associated with an overall increase in interest rate and mortgage spread volatility. Specifically, at the beginning of the second quarter 2000, we had a portfolio of primarily fixed-rate mortgage securities financed by approximately 92% short-term borrowings and 8% equity capital. As interest rates rose significantly during the quarter, the value of the mortgage securities in the portfolio declined. Although we had entered into short positions on United States treasury notes as part of a hedging strategy, the value of mortgage securities in general declined more than that of comparable treasuries during the period. Accordingly, the decline in value of the mortgage securities was greater than the offsetting gains recognized from hedging. This net decline in value increased the effective leverage, and therefore risk, of the portfolio as the ratio of debt-to-equity increased. Assets were then sold in order to decrease the debt-to-equity ratio as asset sales decrease debt but do not decrease equity on a fully marked-to-market basis. The asset sales resulted in a loss of $6,558,000. This loss represents the difference between the sale proceeds and the amortized cost of the assets sold. The remaining loss reported during the quarter primarily represents an impairment charge on one of our equity investments to adjust the cost basis to fair market value in response to an other than temporary decline in value.

   We incurred operating expenses of $300,000 for the quarter ended June 30, 2001 consisting of management fees, audit, tax, legal, printing, insurance and other expenses compared to $241,000 for the quarter ended June 30, 2000.

   The following table reflects the average balances for each category of our interest earning assets as well as our interest bearing liabilities, with the corresponding effective yield or rate of interest annualized.

                                     For the Quarter
                                      Ended June 30,     For the Quarter
                                           2001        Ended June 30, 2000
                                    ------------------ ----------------------
                                    Average  Effective  Average    Effective
                                    Balance    Yield    Balance      Yield
                                    -------- --------- ----------- ----------
                                            (dollars in thousands)
Interest earning assets:
 Mortgage securities............... $536,103    7.05%  $   632,288       6.64%
 Other fixed-income assets.........    6,532   17.34%        7,024      16.69%
 Cash and cash equivalents.........    4,017    3.39%        6,234       6.74%
                                    --------   -----   -----------   --------
 Total interest earning assets.....  546,652    7.14%      645,546       6.75%
                                    --------   -----   -----------   --------
Interest bearing liabilities:
 Reverse repurchase agreements.....  527,693    3.78%      585,494       5.87%
                                    --------   -----   -----------   --------
Net interest earning assets and
 spread............................ $ 18,959    3.36%  $    60,052       0.88%
                                    ========   =====   ===========   ========

   The effective yield data is computed by dividing the annualized net interest income or expense, including certain hedging transactions as applicable, into the average daily balance shown.

   The following table reflects the average balances for our equity securities.

                                          For the Quarter
                                          Ended June 30,     For the Quarter
                                               2001        Ended June 30, 2000
                                         ----------------- -------------------
                                                 Effective          Effective
                                         Average Dividend  Average   Dividend
                                         Balance   Yield   Balance    Yield
                                         ------- --------- -------------------
                                                (dollars in thousands)
Equity securities....................... $12,535   9.76%   $    16,624    8.52%

Six Month Period Ended June 30, 2001 Compared to June 30, 2000

   For the six months ended June 30, 2001, our net income was $1,374,000, or $0.62 per share on a basic basis and $0.61 per share on a diluted basis, based on a weighted average of 5,753,000 and 5,819,000 shares outstanding, respectively. That compares to a net loss of $2,820,000 or $0.49 per share on both a basic and diluted basis, based on a weighted average of 5,753,000 shares outstanding for the six months ended June 30, 2000. Net interest income for the six months ended June 30, 2001 was $8,720,000 consisting of interest income on fixed-income securities and cash balances less interest expense on reverse repurchase agreements compared to $4,752,000 for the six months ended June 30, 2000. We reported dividend income of $494,000 from dividends on equity investments for the six months ended June 30, 2001 compared to $724,000 for the six months ended June 30, 2000.

   We incurred operating expenses of $569,000 for the six months ended June 30, 2001, consisting of management fees, professional, printing, insurance and other expenses. For the six months ended June 30, 2000, we incurred operating expenses of $764,000 consisting of management fees, professional, printing, insurance and other expenses.

   During the six months ended June 30, 2001, we incurred a net loss on investment transactions of $6,840,000 which is reported in the statement of operations. The loss consisted of a $65,000 gain on the sale of $1,712,000 of equity securities, a realized $4,311,000 gain on the sale of $201,917,000 of fixed-income securities held-for-trading, a reported gain of $38,000 from the net increase in fair market value of fixed-income securities held-for-trading and a realized $11,254,000 loss on closed forward contracts. We realized a net loss on investment transactions of $7,532,000 primarily from the sale of mortgage-backed securities and equity securities for the six months ended June 30, 2000.

   On January 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities and the related amendments. This adoption resulted in a transition adjustment that reclassified $2,173,000 of net losses on unrealized and deferred gains and losses on investment securities and forward contracts from accumulated other comprehensive income to current income. Also, deferred gains on interest rate swaps previously designated as hedges were reclassified from other liabilities to accumulated other comprehensive income.

   Also on January 1, 2001, we reclassified $594,469,000 of our mortgage securities from the available-for-sale category to the trading category for investments accounted for under SFAS No. 115. This change resulted in the reclassification of $1,742,000 net unrealized gains from accumulated other comprehensive income to current income, in addition to net unrealized gains included in the SFAS No. 133 transition adjustment discussed above.

   No such accounting changes were made during the six months ended June 30, 2000.

   The following table reflects the average balances for each category of our interest earning assets as well as our interest bearing liabilities, with the corresponding effective yield or rate of interest annualized.

                                     For the Six Months
                                       Ended June 30,    For the Six Months
                                            2001        Ended June 30, 2000
                                     ------------------ ----------------------
                                     Average  Effective  Average    Effective
                                     Balance    Yield    Balance      Yield
                                     -------- --------- ----------- ----------
                                             (dollars in thousands)
   Interest earning assets:
    Mortgage securities............  $556,667    7.22%  $   671,037       6.64%
    Other fixed-income assets......     6,615   18.17%        7,083      16.35%
    Cash and cash equivalents......     3,682    4.13%        5,452       5.94%
                                     --------   -----   -----------   --------
    Total interest earning assets..   566,964    7.33%      683,572       6.74%
   Interest bearing liabilities:
    Reverse repurchase agreements..   545,055    4.43%      623,725       5.86%
                                     --------   -----   -----------   --------
   Net interest earning assets and
    spread.........................  $ 21,909    2.90%  $    59,847       0.88%
                                     ========   =====   ===========   ========

   The effective yield data is computed by dividing the annualized net interest income or expense, including certain hedging transactions as applicable, into the average daily balance shown.

   The following table reflects the average balances for our equity securities.

                                            For the Six
                                         Months Ended June For the Six Months
                                             30, 2001      Ended June 30, 2000
                                         ----------------- -------------------
                                                 Effective          Effective
                                         Average Dividend  Average   Dividend
                                         Balance   Yield   Balance    Yield
                                         ------- --------- -------------------
                                                (dollars in thousands)
Equity securities....................... $12,774   7.73%   $    17,997    8.05%

Year Ended December 31, 2000 Compared to 1999

   For the year ended December 31, 2000, our net loss was $28,243,000, or $4.91 per share on a basic and diluted basis, based on a weighted average of 5,753,000 shares outstanding. These figures compare to our net income of $11,112,000, or $1.93 per share on a basic basis and $1.92 on a diluted basis, based on a weighted average of 5,753,000 and 5,779,000 shares outstanding, respectively, for the year ended December 31, 1999. Our net interest income for the year ended December 31, 2000 was $9,055,000 consisting of interest income on mortgage assets and cash balances, less interest expense on reverse repurchase agreements, compared to $10,172,000 for the year ended December 31, 1999. We reported dividend income of $1,139,000 from dividends on equity investments for the year ended December 31, 2000, compared to $2,387,000 for the year ended December 31, 1999. We reported net losses on investment transactions of $36,703,000 consisting primarily of an impairment charge of $18,284,000 on certain fixed-rate mortgage securities that may be sold prior to maturity, an impairment charge of $4,326,000 on some equity securities, the recognition of the associated unrealized loss and deferred hedging losses on the impaired assets of $8,425,000, a loss of $5,795,000 on the sale of $193,953,000 of fixed-income securities and a gain of $126,000 on the sale of equity securities during the year ended December 31, 2000. We realized a net gain of $1,938,000, primarily from the sale of equity investments, for the year ended December 31, 1999. We incurred operating expenses of $1,734,000 for the year ended December 31, 2000 consisting of incentive fees, management fees, audit, tax, legal, printing, insurance and other expenses compared to $3,385,000 for the year ended December 31, 1999.

   The following table reflects the average balances for each category of our interest earning assets as well as our interest bearing liabilities, with the corresponding effective yield or rate of interest annualized for the periods indicated.

                                          For the Year Ended For the Year Ended
                                          December 31, 2000  December 31, 1999
                                          ------------------ ------------------
                                          Average  Effective Average  Effective
                                          Balance    Yield   Balance    Yield
                                          -------- --------- -------- ---------
                                                 (dollars in thousands)
Interest earning assets:
 Mortgage securities..................... $622,350    6.67%  $772,464    6.65%
 Other fixed-income assets...............    6,945   16.09%     5,822   14.40%
 Cash and cash equivalents...............    3,588    4.96%     6,322    4.76%
                                          --------   -----   --------   -----
 Total interest earning assets...........  632,883    6.76%   784,608    6.69%
Interest bearing liabilities:
 Reverse repurchase agreements...........  576,190    5.86%   732,960    5.78%
                                          --------   -----   --------   -----
Net interest earning assets and spread... $ 56,693    0.91%  $ 51,648    0.91%
                                          ========   =====   ========   =====

   The effective yield data is computed by dividing the annualized net interest income or expense, including hedging transactions, into the average daily balance shown.

   The following table reflects the average balances for our equity securities.

                                               For the Year      For the Year
                                              Ended December    Ended December
                                                 31, 2000          31, 1999
                                             ----------------- -----------------
                                                     Effective         Effective
                                             Average Dividend  Average Dividend
                                             Balance   Yield   Balance   Yield
                                             ------- --------- ------- ---------
                                                   (dollars in thousands)
Equity securities........................... $15,578   7.31%   $18,763   12.73%

Losses Incurred During 2000

   During the second quarter of 2000, in response to the added risk associated with an overall increase in interest rate and mortgage spread volatility, we sold $96,513,000 of our mortgage-backed securities. Specifically, at the beginning of the second quarter 2000, we owned a portfolio of primarily fixed-rate mortgage securities financed by approximately 92% short-term borrowings and 8% equity capital. As interest rates rose significantly during the quarter, the value of the mortgage securities in the portfolio declined. Although we had entered into short positions on United States treasury notes as part of our hedging strategy, the value of mortgage securities in general declined more than that of comparable treasuries during the period. Accordingly, the decline in value of our mortgage securities was greater than the offsetting gains we recognized from hedging. This net decline in value increased the effective leverage, and therefore risk, of our portfolio as the ratio of debt-to-equity increased. Assets were then sold in order to decrease our debt-to-equity ratio since asset sales decrease debt but do not decrease equity on a fully marked-to-market basis. The asset sales resulted in a loss of $6,558,000, which represented the difference between the sale proceeds and the amortized cost of the assets sold.

   During the third quarter of 2000, we recorded an impairment charge of $30,077,000, primarily on our fixed-rate mortgage securities, including a charge for the related deferred hedging losses. The impairment charges represented an other-than-temporary decline in the fair value, as of September 30, 2000, of investments held that we no longer intended to hold until maturity. We made the decision not to hold the securities until maturity in order to take advantage of other opportunities in the marketplace that we deemed potentially more attractive. Specifically, the value of certain of our mortgage securities were trading at higher valuations than other mortgage securities available in the market place with similar risk reward profiles. Further, the cost basis yield of the existing portfolio, including the impact of deferred hedging costs prior to the impairment charge, was generally expected to be below that of funding costs at that time. Accordingly, the strategy of selling assets with lower cost basis yields in favor of purchasing assets with current market yields was designed to improve operating earnings in future periods.

Year Ended December 31, 1999 Compared to 1998

   For the year ended December 31, 1999, our net income was $11,112,000, or $1.93 per share on a basic basis and $1.92 on a diluted basis, based on a weighted average of 5,753,000 and 5,779,000 shares outstanding, respectively. These figures compare to $5,547,000, or $0.90 per share on both a basic and diluted basis, based on a weighted average of 6,190,000 shares outstanding for the year ended December 31, 1998. Our net interest income for the year ended December 31, 1999 was $10,172,000, consisting of interest income on mortgage assets and cash balances, less interest expense on reverse repurchase agreements, compared to $5,968,000 for the year ended December 31, 1998. We reported dividend income of $2,387,000 from dividends on equity investments for the year ended December 31, 1999 compared to $636,000 for the year ended December 31, 1998. We reported a net gain on investment transactions of $1,938,000, primarily from the sale of equity securities during the year ended December 31, 1999. We realized a net gain of $1,047,000, primarily from the sale of mortgage-backed securities and other investments for the year ending December 31, 1998. We incurred operating expenses of $3,385,000 for the year ended December 31, 1999, consisting of incentive fees, management fees, audit, tax, legal, printing, insurance and other expenses, compared to $2,104,000 for the year ended December 31, 1998.

   The following table reflects the average balances for each category of our interest earning assets as well as our interest bearing liabilities, with the corresponding effective yield or rate of interest annualized.

                                          For the Year Ended For the Year Ended
                                          December 31, 1999  December 31, 1998
                                          ------------------ ------------------
                                          Average  Effective Average  Effective
                                          Balance    Yield   Balance    Yield
                                          -------- --------- -------- ---------
                                                 (dollars in thousands)
Interest earning assets:
 Mortgage securities..................... $772,464    6.65%  $670,559    6.13%
 Other fixed-income assets...............    5,822   14.40%     1,324   14.37%
 Cash and cash equivalents...............    6,322    4.76%    13,923    5.10%
                                          --------   -----   --------   -----
 Total interest earning assets...........  784,608    6.69%   685,806    6.12%
Interest bearing liabilities:
 Reverse repurchase agreements...........  732,960    5.78%   624,865    5.76%
                                          --------   -----   --------   -----
Net interest earning assets and spread... $ 51,648    0.91%  $ 60,941    0.36%
                                          ========   =====   ========   =====

   The effective yield data is computed by dividing the annualized net interest income or expense, including hedging transactions, into the average daily balance shown.

   The following table reflects the average balances for our equity securities.

                                            For the Year
                                           Ended December   For the Year Ended
                                              31, 1999       December 31, 1998
                                          ----------------- -------------------
                                                  Effective          Effective
                                          Average Dividend  Average   Dividend
                                          Balance   Yield   Balance    Yield
                                          ------- --------- -------------------
                                                 (dollars in thousands)
Equity securities........................ $18,763   12.73%  $   3,718     17.10%

   The effective yield data is computed by dividing the annualized net interest income or expense into the average daily balance shown.

Financial Condition

Fixed-Income Securities

   At June 30, 2001 and December 31, 2000, we held $533,463,000 and
$600,131,000 of fixed-income securities, respectively. The original maturity of a significant portion of the fixed-income securities ranges from 15 to 30 years. The actual maturity is subject to change based on the prepayments of the underlying mortgage loans.

   The following table is a schedule of fixed-income securities held as available for sale listed by security type.

                                 June 30, 2001           December 31, 2000
                           ------------------------- -------------------------
                                       Percent of                Percent of
                                    Total Securities          Total Securities
Fixed-Income Securities    Carrying  Available-for-  Carrying  Available-for-
Available-for-Sale          Value         Sale        Value         Sale
-----------------------    -------- ---------------- -------- ----------------
                                         (dollars in thousands)
Mortgage Securities:
 Adjustable-rate(1).......      --         0.00%     $ 40,253        6.71%
 Fixed-rate...............      --         0.00%      554,216       92.35%
Other fixed-income
 securities...............  $5,467       100.00%        5,662        0.94%
                            ------       ------      --------      ------
 Totals...................  $5,467       100.00%     $600,131      100.00%
                            ======       ======      ========      ======

   The following table is a schedule of fixed-income securities held-for-trading at June 30, 2001 listed by security type.

                                                             June 30, 2001
                                                       -------------------------
                                                                   Percent of
                                                       Carrying Total Securities
Fixed-Income Securities Held-for-Trading                Value   Held-for-Trading
----------------------------------------               -------- ----------------
                                                        (dollars in thousands)
Mortgage Securities:
 Adjustable-rate...................................... $ 19,359        3.67%
 Fixed-rate...........................................  508,637       96.33%
                                                       --------      ------
 Totals............................................... $527,996      100.00%
                                                       ========      ======

   The following table shows various weighted average characteristics of the fixed-income securities held as available-for-sale by us at June 30, 2001.

                                  Par as a                             Weighted
                           Par   Percent of  Adjusted  Market  Current Average
Security Type            Amount   Category  Cost Basis Price   Coupon  Life(2)
-------------            ------- ---------- ---------- ------  ------- --------
                                        (dollars in thousands)
Other fixed-income
 securities............. $10,400   100.00%    62.47%   52.57%   14.86%     1.3


   The following table shows various weighted average characteristics of the fixed-income securities held-for-trading by us at June 30, 2001.

                                   Par as a                             Weighted
                           Par    Percent of  Adjusted  Market  Current Average
Security Type             Amount   Category  Cost Basis Price   Coupon  Life(2)
-------------            -------- ---------- ---------- ------  ------- --------
                                         (dollars in thousands)
20-year agency pass-
 throughs............... $214,959    40.54%     97.21%   99.48%  6.50%    4.7
30-year agency pass-
 throughs...............  187,047    35.28%    100.24%   99.98%  6.90%    5.1
AAA CMOs................  109,218    20.60%     95.28%   98.69%  6.68%    4.9
                         --------   ------     ------   ------   ----     ---
Total fixed-rate
 holdings............... $511,224    96.42%     97.91%   99.49%  6.68%    4.9
Adjustable-rate
 holdings...............   19,024     3.58%    100.98%  101.76%  7.63%    1.0
                         --------   ------     ------   ------   ----     ---
Category total.......... $530,248   100.00%     98.02%   99.58%  6.72%    4.8
                         ========   ======     ======   ======   ====     ===

--------
(1) At December 31, 2000, the interest rate indices for 97% and 3% of the adjustable-rate mortgage securities were based on the one-year United States treasury rate and the six-month London Inter-Bank Offered Rate, respectively.
(2) The weighted average life of the fixed-rate mortgage securities is based upon market prepayment expectations as of the dates shown. The actual weighted average life could be longer or shorter depending on the actual prepayment rates experienced over the life of the securities. The weighted average life shown for the adjustable-rate mortgage assets represents the average time until the next coupon reset date. All averages are shown in years.

   The following table shows various weighted average characteristics of the fixed-income securities held as available-for-sale by us at December 31, 2000.

                                   Percent of Adjusted                 Weighted
                            Par    Total Par    Cost   Market  Current Average
Security Type              Amount    Amount    Basis   Price   Coupon  Life(1)
-------------             -------- ---------- -------- ------  ------- --------
                                         (dollars in thousands)
15-year agency/AAA pass-
 throughs...............  $145,251    23.91%    98.00%  99.90%   6.50%   4.5
20-year agency pass-
 throughs...............   230,193    37.88%    97.00%  99.30%   6.50%   5.6
30-year agency pass-
 throughs...............    54,759     9.01%    99.65% 101.23%   7.41%   5.0
AAA CMOs................   127,759    21.03%    95.68%  97.92%   6.80%   6.4
                          --------   ------    ------  ------   -----    ---
Total fixed-rate
 holdings...............  $557,962    91.83%    97.22%  99.33%   6.80%   5.4

Other fixed-income
 securities.............    10,400     1.71%    64.31%  54.44%  15.89%   1.8
Adjustable-rate
 holdings...............    39,253     6.46%   102.49% 102.55%   8.00%   0.6
                          --------   ------    ------  ------   -----    ---
Category total..........  $607,615   100.00%    96.99%  98.77%   6.90%   5.1
                          ========   ======    ======  ======   =====    ===

--------
(1) The weighted average life of the fixed-rate mortgage securities is based upon market prepayment expectations as of the dates shown. The actual weighted average life could be longer or shorter depending on the actual prepayment rates experienced over the life of the securities. The weighted average life shown for the adjustable-rate mortgage assets represents the average time until the next coupon reset date. All averages are shown in years.

Equity Securities

   At June 30, 2001 and December 31, 2000 we held $10,240,000 and $9,068,000 of equity securities as available-for-sale, respectively. Equity securities consist primarily of investments in equities issued by other real estate investment trusts.

   At June 30, 2001, equity securities consisted of the following.

                                            Shares Held Adjusted Cost Fair Value
                                            ----------- ------------- ----------
                                                       (in thousands)
Common Stock:
 Dynex Capital, Inc. ......................      75        $  122      $   148
                                                           ------      -------
  Total common stock.......................                   122          148
                                                           ------      -------
Convertible Preferred Stock:
 Capstead Mortgage Corporation, Series B...     515         4,365        6,118
 Dynex Capital, Inc., Series A.............      53           420          578
 Dynex Capital, Inc., Series B.............     150         1,167        1,838
 Dynex Capital, Inc., Series C.............     108           968        1,558
                                                           ------      -------
  Total convertible preferred stock........                 6,920       10,092
                                                           ------      -------
Total equity securities....................                $7,042      $10,240
                                                           ======      =======

   At December 31, 2000, equity securities consisted of the following.

                                           Shares Held Adjusted Cost Fair Value
                                           ----------- ------------- ----------
                                                      (in thousands)
Common Stock:
 American Residential Investment Trust,
  Inc. ...................................     109        $  611       $  238
 Anworth Mortgage Asset Corporation.......     222           994          900
 Dynex Capital, Inc. .....................      75           122           75
                                                          ------       ------
  Total common stock......................                 1,727        1,213
                                                          ------       ------
Convertible Preferred Stock:
 Capstead Mortgage Corporation, Series B..     520         4,408        5,492
 Dynex Capital, Inc., Series A............      53           420          427
 Dynex Capital, Inc., Series B............     150         1,167        1,088
 Dynex Capital, Inc., Series C............     108           968          848
                                                          ------       ------
  Total convertible preferred stock.......                 6,963        7,855
                                                          ------       ------
Total equity securities...................                $8,690       $9,068
                                                          ======       ======

Hedging Instruments

   We may elect not to enter into hedging activities or, if we do enter into hedging activities, they may not have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates.

   Hedging involves risk and typically involves costs, including transaction costs. These costs increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. We may increase our hedging activity, and thus increase our hedging costs during these periods when interest rates are volatile or rising and hedging costs have increased. In general, we intend to hedge as much of the interest rate risk as the management company determines is in the best interest of our stockholders given the cost of the hedging transactions and our desire to maintain our REIT status. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that the management company is required to hedge.

   At June 30, 2001, we had open forward contracts to sell United States treasury notes with terms stated below (dollars in thousands).

                                        Fair          Average
    Current           Average         Value of      Termination       Unrealized
Notional Amount    Contract Price     Contracts        Date         Gains (Losses)
---------------    --------------     ---------     -----------     -------------
   $379,900           102.552         $389,594       7/23/2001          ($158)

   At December 31, 2000, we had open forward contracts to sell United States treasury notes with terms stated below (dollars in thousands).

                                                     Average
    Current          Average       Fair Value of   Termination     Unrealized
Notional Amount   Contract Price     Contracts        Date       Gains (Losses)
---------------   --------------   -------------   -----------   -------------
   $575,000          101.099         $585,048       1/19/2001       ($3,731)

   The contracts were entered into to mitigate the negative impact of rising interest rates on certain fixed-income securities that generally have a market weighted average duration approximately equal to the contracts shown above.

Liabilities

   We have entered into reverse repurchase agreements to finance certain of our mortgage-backed securities. These agreements are secured by a portion of our mortgage-backed securities and bear interest rates that have historically moved in close relationship to the London Inter-Bank Offered Rate.

   At June 30, 2001, we had outstanding $501,604,000 of reverse repurchase agreements with a weighted average current borrowing rate of 3.80% and a maturity of 1.0 month. The reverse repurchase agreements were collateralized by securities with an estimated fair value of $515,338,000.

   At December 31, 2000, we had outstanding $545,434,000 of reverse repurchase agreements with a weighted average current borrowing rate of 6.61% and a maturity of 1.1 months. The reverse repurchase agreements were collateralized by mortgage-backed securities with an estimated fair value of $564,274,000.

   We had $3,546,000 and $24,256,000 of other liabilities at June 30, 2001 and December 31, 2000, respectively, consisting primarily of accrued interest payable, unrealized loss on forward contracts and payables for unsettled securities at June 30, 2001 and deferred gain on interest rate swaps, accrued interest payable and payables for unsettled securities at December 31, 2000. We anticipate settling all other liabilities within one year.

Other Matters

   At June 30, 2001, we held equity securities and senior unsecured notes issued by Dynex Capital, Inc. with fair market values of $4,122,000 and $4,000,000, respectively. During the year ended December 31, 1999, Dynex Capital, Inc. suspended the payment of dividends on its preferred stock. Accordingly, we are no longer recognizing dividend income on our equity investments in Dynex Capital, Inc. Dynex Capital, Inc. is currently paying interest on its senior notes. Accordingly, we are recognizing interest income on the senior note investments issued by Dynex Capital, Inc. If Dynex Capital, Inc. were to suspend payment of interest on its senior notes, interest income recognized by us would be negatively impacted.

Inflation

   Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors drive our performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with generally accepted accounting principles and our dividends are determined by our net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

   Our two primary components of market risk are interest rate risk and equity price risk, as discussed below.

Interest Rate Risk

   Effect on Net Interest Income. We invest in fixed-rate mortgage assets that we fund with short-term borrowings. During periods of rising interest rates, the borrowing costs associated with funding such fixed-rate assets are subject to increase while the income earned on such assets may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. We may enter into derivative transactions to seek to mitigate the negative impact of a rising interest rate environment. Hedging techniques will be based, in part, on assumed levels of prepayments of our mortgage assets. If prepayments are slower or faster than assumed, the life of the mortgage assets will be longer or shorter, which would reduce the effectiveness of our hedging techniques and may result in losses on such transactions. Hedging techniques involving the use of derivative securities are highly complex and may produce volatile returns. Our hedging activity will also be limited by the asset and sources of income requirements applicable to us as a REIT.

   We also invest in adjustable-rate mortgage assets that are typically subject to periodic and lifetime interest rate caps that limit the amount an adjustable-rate mortgage asset's interest rate can change during any given period, as well as the minimum rate payable. Our borrowings will not be subject to similar restrictions. In a period of increasing interest rates, interest rates on our borrowings could increase without limitation by caps, while the interest rates on our mortgage assets are generally limited by caps. This problem will be magnified to the extent we acquire mortgage assets that are not fully indexed. Further, some adjustable-rate mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in us receiving less cash income on our adjustable-rate mortgage assets than is required to pay interest on the related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would negatively impact our financial condition, cash flows and results of operations.

   We fund a substantial portion of our acquisitions of adjustable-rate mortgage assets with borrowings that have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the mortgage assets. Thus, in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods, especially during the 1979-1982 and 1994 interest rate environments, when the spread between such indices was volatile. During periods of changing interest rates, this type of interest rate mismatch could negatively impact our financial condition, cash flows and results of operations.

   Extension Risk. Fixed-rate assets are generally acquired with a projected weighted average life based on assumptions regarding prepayments. In general, when a fixed-rate mortgage asset is acquired with borrowings, we may, but we are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the related asset. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the asset. However, if prepayment rates decrease in a rising interest rate environment, the life of the mortgage asset could extend beyond the term of the swap agreement or other hedging instrument. This situation could negatively impact us as borrowing costs would no longer be fixed after the end of the hedging instrument, while the income earned on the asset would remain fixed. This situation may also cause the market value of our mortgage assets to decline with little or no offsetting gain from the related hedging transactions. In some situations, we may be forced to sell assets and incur losses to maintain adequate liquidity.

   Prepayment Risk. Fixed-rate assets in combination with hedging instruments are also subject to prepayment risk. In falling interest rate scenarios, the fixed-rate mortgage assets may prepay faster, shortening the average life in comparison with the related hedging instrument. If this were to happen, we would potentially need to reinvest at rates lower than that of the related hedging instrument. This situation may result in the narrowing of interest rate spreads or may cause losses.

   Prepayment rates generally increase when prevailing interest rates fall below the interest rates on existing mortgage assets. In addition, prepayment rates generally increase when the difference between long-term and short-term interest rates declines. Prepayments of mortgage assets could adversely affect our results of operations in several ways. A substantial portion of our adjustable-rate mortgage assets bear initial "teaser" interest rates that are lower than their "fully indexed" rates, or the applicable index plus a margin. In the event that this type of adjustable-rate mortgage asset is prepaid prior to or soon after the time of adjustment to a fully indexed rate, we will have held the mortgage asset while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the expected life of the adjustable-rate mortgage asset. In addition, the prepayment of any mortgage asset that we had purchased at a premium would result in the immediate write-off of any remaining capitalized premium amount and consequent reduction of our net interest income by that amount. Finally, in the event that we are unable to acquire new mortgage assets to replace the prepaid mortgage assets, our financial condition, cash flow and results of operations could be materially harmed.

   Forward Contract Risk. We may also enter into forward contracts to sell United States treasury notes in addition to or instead of interest rate swap agreements. These forward contracts are generally expected to mitigate the impact of rising interest rates on the fair value of our fixed-income securities. However, if the interest rate spread between mortgage securities and United States treasury notes were to widen, the fair value of our portfolio would generally be expected to decline. In addition, the use of forward contracts to sell United States treasury notes generally does not directly impact borrowing costs in the same manner as interest rate swap agreements. Therefore, the use of such forward contracts could result in net income volatility during periods of interest rate volatility.

   Effect on Fair Value. Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. This is the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

   We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities, including all hedging instruments. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data.

   The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate sensitive investments net of our hedging instruments and reverse repurchase agreement liabilities assuming rates instantaneously fall 100 basis points and rise 100 basis points.

                                                   Fair Value for Scenario
                                                            Shown
                                                 ----------------------------
                                                 Interest            Interest
                                                  Rates               Rates
                                                 Fall 100            Rise 100
                                                  Basis               Basis
                                                  Points   Unchanged  Points
                                                 --------  --------- --------
                                                   (dollars in thousands,
                                                  except per share amounts)
   Interest rate sensitive instruments.......... $36,064    $31,701  $ 24,778
   Change in fair value......................... $ 4,363         --  $ (6,923)
   Change as a percent of fair value............    0.82%        --    (1.30%)
   Change as a percent of stockholders' equity
    as of June 30, 2001.........................    9.69%        --   (15.38%)
   Change on a per share basis.................. $  0.76         --  $  (1.20)

   It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in fair value for us could increase significantly when interest rates change beyond 100 basis points. In addition, there are other factors that impact the fair value of our interest rate sensitive investments and hedging instruments, including the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, there may be differences between the fair value changes shown above and actual changes in fair value as interest rates change and those differences may be material.

   We have established an interest rate risk management policy that is intended to mitigate the negative impact of changing interest rates. We generally intend to mitigate interest rate risk by targeting the difference between the market weighted average duration on our mortgage-related assets funded with secured borrowings to the market weighted average duration of such borrowings to one year or less, taking into account all hedging transactions. We generally do not intend to have any specific duration target for the portion our mortgage-related assets that are not funded by secured borrowings.

   We may not be able to limit such duration differences and there may be periods of time when the duration difference will be greater than one year.

   Beginning with the quarter ended March 31, 2001, we reclassified our fixed-income securities that are generally subject to a hedging strategy from the available-for-sale category to the held-for-trading category of SFAS No. 115. This change is expected to increase the volatility of net income as both changes in the fair market value and actual realized gains and losses of the fixed-income securities and the related hedging instruments will now flow through net income each reporting period.

Equity Price Risk

   Another component of market risk for us is equity price risk, which is the risk that the market value of our equity investments will decrease. The following table shows the impact on our fair value as the price of our equity securities change, assuming price decreases of 10% and increases of 10%. Actual price decreases or increases may be greater or smaller.

                                                     Fair Value for Scenario
                                                              Shown
                                                   ----------------------------
                                                    Prices              Prices
                                                   Decrease            Increase
                                                     10%     Unchanged    10%
                                                   --------  --------- --------
                                                     (dollars in thousands,
                                                    except per share amounts)
   Equity investments............................  $ 9,216    $10,240  $11,264

   Change in fair value..........................  $(1,024)        --  $ 1,024
   Change as a percent of fair value.............     (10%)        --       10%
   Change as a percent of stockholders' equity as
    of June 30, 2001 ............................    (2.3%)        --      2.3%
   Change on a per share basis...................  $ (0.18)        --  $  0.18

   Although there is no direct link between changes in fair value and changes in earnings in many cases, a decline in our fair value may translate into decreased earnings over the remaining life of our investment portfolio. If the fair market value of our portfolio were to decline significantly, our overall liquidity may be impaired, which could result in us being required to sell assets at losses. Our analysis of risks is based on management's experience, estimates, models and assumptions. These analyses rely on models of financial information which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by the management company may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in the above tables and in this prospectus. These analyses contain certain forward-looking statements and are subject to the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995.

Liquidity and Capital Resources

   Our primary sources of funds as of June 30, 2001 and December 31, 2000, consisted of reverse repurchase agreements totaling $501,604,000 and $545,434,000, respectively. We expect to continue to borrow funds in the form of reverse repurchase agreements. At June 30, 2001, we had borrowing arrangements with over 20 different investment banking firms. Increases in short-term interest rates could negatively impact the valuation of our mortgage assets which could limit our borrowing ability or cause our lenders to initiate margin calls.

   We will also rely on the cash flow from operations, primarily monthly principal and interest payments to be received on the mortgage assets, for liquidity.

   We believe that equity capital, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated liquidity requirements. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may be required to liquidate mortgage assets or sell debt or additional equity securities. If required, the sale of mortgage assets at prices lower than the carrying value of such assets would result in losses.

   We may in the future increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, CMOs and senior or subordinated notes. All debt securities, other borrowings, and classes of preferred stock will be senior to our common stock in a liquidation of our company. The effect of additional equity offerings may be the dilution of stockholders' equity or the reduction of the price of shares of our common stock, or both. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

                                  OUR COMPANY

Overview

   We were incorporated in Maryland on September 15, 1997 and commenced operations on December 9, 1997. We primarily acquire United States agency and other highly-rated single-family real estate fixed-rate and adjustable-rate mortgage-related assets. We use our equity capital and borrowed funds to seek to generate income based on the difference between the yield on our mortgage-related assets and the cost of our borrowings. We have elected to be taxed as a real estate investment trust, or REIT, under the tax code and, thus, we will not generally be subject to federal taxes on our income to the extent that we distribute our net income to our stockholders and maintain our qualification as a REIT. We operate in accordance with our operating policies, which are approved by our board of directors at least annually.

   TCW Investment Management Company manages our day-to-day operations pursuant to a management agreement and the direction and oversight of our board of directors. A majority of our board of directors is unaffiliated with the management company or The TCW Group, Inc., the parent company of the management company. The management company's key officers and our investment management team are comprised of selected members of The TCW Group, Inc.'s mortgage-backed securities group, all of whom have experience in raising capital for, investing in and managing fixed-income instruments. An external management structure allows us to take advantage of the existing operational systems, expertise and economies of scale associated with the management company's current business operations. We currently have no employees.

   Pursuant to the management agreement, the management company is primarily involved in two activities:

  . asset and liability management, including acquisition, financing, hedging, management and disposition of mortgage-related assets, and credit and prepayment risk management; and

  . capital management, including oversight of our structuring, analysis, capital raising and investor relations activities.

   In conducting these activities, the management company formulates our operating strategies, arranges for the acquisition of mortgage-related assets by us, arranges for various types of financing for the acquisition of mortgage-related assets, monitors the performance of our mortgage-related assets and provides certain administrative and managerial services in connection with our operations. The management company is required to manage our business affairs in conformity with the policies that are approved and monitored by our board of directors.

   The management company receives annual base management compensation equal to 3/4 of 1% of average net invested capital. The management company is also entitled to receive incentive compensation for each fiscal year equal to 30% of our net income in excess of the amount of net income required to produce an annualized return on equity equal to the ten-year United States treasury rate plus 1%. The management agreement may be renewed for additional one-year terms at the discretion of the unaffiliated directors, unless previously terminated by us or the management company upon written notice. Except in the case of a termination or non-renewal by us for cause, upon termination or non-renewal of the management agreement, we must pay the management company a termination or non-renewal fee, which is equal to the fair market value of the management agreement without regard to our termination right, as determined by an independent appraisal.

   The management company was established in 1987 as an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The TCW Group, Inc. was established in 1971 and manages both domestic and international investments for a range of clients with diverse objectives. As of June 30, 2001, the TCW group of companies had under management or committed to management approximately $80 billion, of which $34.5 billion consisted of United States fixed-income instruments. Of that $34.5 billion of fixed-income instruments, $22.8 billion consisted of mortgage-related assets which are managed by the mortgage-backed securities group of the TCW group of companies. The majority of our executive officers are senior members of the mortgage-backed securities group.

   Our executive officers are as follows:

  . Philip A. Barach, President and Chief Executive Officer. Mr. Barach is also a Group Managing Director and Chief Investment Officer of Investment Grade Fixed Income of The TCW Group, Inc. and the management company, as well as a member of The TCW Group Inc.'s mortgage-backed securities group. Before joining The TCW Group, Inc. in 1987, Mr. Barach was employed by Sun Life Insurance Company, where he was Senior Vice President and Chief of Investments. Previously, Mr. Barach served as Head of Fixed Income Investments for the State of California Retirement System.

  . Jeffrey E. Gundlach, Vice Chairman of the Board and Chief Investment
    Officer. Mr. Gundlach is also a Group Managing Director of The TCW Group, Inc. and the management company. Prior to joining The TCW Group, Inc. in 1985, Mr. Gundlach was employed by Transamerica Corporation's Property/Casualty Insurance division as a Senior Loss Reserve Analyst responsible for investment discount and funding strategies.

  . David S. DeVito, Interim Chief Financial Officer and Controller. Mr.
    DeVito was appointed our Interim Chief Financial Officer in August 2001 and has been our Controller since March 1999. Mr. DeVito is also a Managing Director and Chief Financial Officer of The TCW Group, Inc. and the management company and certain of its affiliates. Prior to joining The TCW Group, Inc. in 1993, Mr. DeVito was a Senior Manager with Deloitte & Touche LLP, specializing in serving the investment management and securities broker/dealer industries.

  . Joseph J. Galligan, Senior Vice President. Mr. Galligan is also a
    Managing Director of The TCW Group, Inc. and the management company. Prior to joining The TCW Group, Inc. in 1991, Mr. Galligan was a Vice President at Smith Barney in the Mortgage-Backed Specialist Group. Prior to that time, he spent five years at First Boston as a Vice President in the same area. In addition, Mr. Galligan spent over three years at Scudder Stevens & Clark as a Portfolio Manager/Trader.

  . Michael E. Cahill, Secretary. Mr. Cahill is also a Managing Director and
    General Counsel of the management company, The TCW Group, Inc. and certain of its affiliates. Prior to joining TCW in 1991, Mr. Cahill was Senior Vice President and General Counsel of Act III Communications. Previously, he was in private law practice with O'Melveny & Myers and, prior to that time, with Shenas, Robbins, Shenas & Shaw in San Diego.

Our Strategy

   Our strategy is to use our expertise to acquire various types of mortgage-related assets, leverage this portfolio of mortgage-related assets to achieve higher returns on stockholders' equity and finance the purchases in the capital markets. By implementing this strategy, we expect to earn a net interest margin which would generate dividend yields that provide a competitive rate of returns for stockholders.

   We intend to acquire investments that we believe will maximize returns on capital invested after considering: (i) the amount and nature of the anticipated returns from the investment; (ii) our ability to pledge the investment to secure collateralized borrowings; and (iii) the costs associated with financing, hedging, managing, securitizing and reserving for these investments.

   We generally invest primarily in mortgage-related assets that may include short-term investments, mortgage-backed securities, high-credit quality mortgage loans, mortgage derivative securities and other investments. Our purchases of these assets are financed with the net proceeds of our equity offerings and, to the extent permitted by our leverage policy, we use leverage to increase potential returns to the holders of our common stock. Our borrowings are financed primarily through reverse repurchase agreements which are generally linked to the London Inter-Bank Offered Rate.

   In order to manage and mitigate the interest rate risk associated with the purchase and leverage of our assets, we use various hedging techniques and instruments. These include interest rate swaps, forward contracts, i.e., short positions on various United States treasury notes, interest rate caps and similar financial instruments.

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   In order to reduce the impact of prepayment risk in our portfolio, we intend to continue to structure a diversified portfolio with a variety of prepayment characteristics and exercise caution when purchasing mortgages with any significant market price premium. We may attempt to increase returns to our stockholders over time by: (i) raising additional capital in order to increase our ability to invest in additional mortgage-related assets, (ii) lowering our effective borrowing costs through seeking direct funding from collateralized lenders, in addition to using Wall Street intermediaries and investigating the possibility of using collateralized commercial paper and medium-term note programs, and (iii) improving the efficiency of our balance sheet structure by investigating the issuance of uncollateralized subordinated debt and other forms of capital.

   We have established the following four primary operating policies to implement our business strategy of acquiring assets consisting primarily of United States agency and other highly-rated single-family real estate mortgage securities and mortgage loans:

  . the Investment Policy;

  . the Leverage Policy;

  . the Interest Rate Risk Management Policy; and

  . the REIT Compliance Policy.

   Our compliance with these policies is determined at the time of our purchase of the mortgage-related assets, based on the management company's most recent valuation of the assets, and is not affected by events subsequent to a purchase, including changes in characterization, value or rating of any specific mortgage-related assets or economic conditions or other events generally affecting any mortgage-related assets of the type that we hold.

Investment Policy

   Our investment policy provides guidelines for acquiring investments and contemplates that we will acquire a portfolio of investments that can be grouped into specific categories. Each category and our respective investment limitations are as follows:

   50% Category. At least 50% of our total assets are expected to consist of
(i) short-term investments, (ii) mortgage-backed securities that are either issued or guaranteed by an agency of the federal government, (iii) mortgage-backed securities that are rated AAA by at least one nationally recognized rating agency, or (iv) high-credit quality mortgage loans that are funded with committed secured borrowings.

   75% Category. At least 75% of our total assets are expected to consist of investments that qualify for the 50% Category, or other mortgage-backed securities that have received an investment grade rating by at least one nationally recognized rating agency.

   90% Category. At least 90% of our total assets are expected to consist of investments that qualify for the 75% Category, or high-credit quality mortgage loans that are not funded by committed secured borrowings.

   10% Category. Not more than 10% of our total assets are expected to consist of (i) mortgage-backed securities rated below investment grade, (ii) mortgage derivative securities, or (iii) other investments.

Leverage Policy

   We anticipate using leverage in an attempt to increase returns to our stockholders. Pursuant to our leverage policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions. As described below, we have established a leverage policy to control the type and amount of leverage used to fund the acquisition of our mortgage-related assets. Our leverage policy is intended to provide guidelines for using uncommitted and committed secured borrowings.

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

   Uncommitted Secured Borrowings. A substantial portion of our borrowings may consist of uncommitted secured borrowings, including reverse repurchase agreements, lines of credit and other financing transactions. A reverse repurchase agreement is a borrowing device evidenced by an agreement to sell securities or other mortgage-related assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting interest on the borrowing. These funding sources generally do not commit the lender to continue to provide us with financing. We intend to limit the amount of uncommitted secured borrowings to 92% of our total assets, less any assets that are funded with committed secured borrowings, plus the market value of any related hedging transactions. If the amount of these borrowings exceeds 92%, the management company will be required to submit a plan to our board of directors designed to bring the total amount of uncommitted secured borrowings below the 92% limitation. We expect that in many circumstances this goal will be achieved over time without active management through the natural process of mortgage principal repayments and increases in the market value of our total assets. We anticipate that we will only enter into repurchase agreements and other financing transactions with counter-parties rated investment grade by a nationally recognized rating agency.

   Committed Secured Borrowings. Our borrowings may also consist of committed secured borrowings, including the issuance of collateralized mortgaged obligations, structured commercial paper programs, secured term notes and other financing transactions. These funding sources generally commit the lender to provide financing to us for a specified period of time or for the funding of specific assets until they mature. We intend to limit the amount of committed secured borrowings to 97% of the assets funded with these borrowings at the time we enter into any corresponding transaction.

Interest Rate Risk Management Policy

   We have established an interest rate risk management policy designed to mitigate the negative impact of changing interest rates by targeting the difference between the market weighted average duration on our mortgage-related assets funded with secured borrowings and the market weighted average duration of these borrowings to one year or less, taking into account all hedging transactions. We generally do not intend to have any specific duration target for the portion of our mortgage-related assets that are not funded by secured borrowings. We may not, however, be able to limit these duration differences and there may be periods of time when the duration difference will be greater than one year.

   We may implement our interest rate risk management policy by using various hedging transactions, including interest rate swaps, interest rate caps, interest rate floors, financial futures contracts, options on financial futures contracts and other structured transactions. We do not intend to enter into these transactions for speculative purposes.

REIT Compliance Policy

   We intend to continue to operate our business in compliance with the REIT provisions of the tax code. Accordingly, all of the provisions outlined in our investment, leverage and interest rate risk management policies are subordinate to the REIT provisions of the tax code if any conflicts arise. To qualify for tax treatment as a REIT, we must meet specific tests as fully described in sections 856 and 857 of the tax code. A summary of the requirements for qualification as a REIT are described below:

   Stock Ownership Tests. Our capital stock must be held beneficially by at least 100 persons and no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at all times during the last half of the taxable year. Tax-exempt entities, other than private foundations and some unemployment compensation trusts, are generally not treated as individuals for these purposes.

   Asset Tests. We must generally meet the following asset tests at the close of each quarter of each taxable year. At least 75% of the value of our total assets must consist of qualified REIT real estate assets, United States government securities, cash and cash items. The value of our securities that are not taken into account

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

for purposes of the 75% asset test must not exceed (i) 5% of the value of our total assets in the case of securities of any one non-government issuer, or
(ii) 10% of the outstanding voting securities of any non-government issuer.

   Income Tests. We must generally meet the following gross income tests for each taxable year. At least 75% of our gross income must be derived from specified real estate sources, including interest income and gain from the disposition of qualified REIT real estate assets or qualified temporary investment income. At least 95% of our gross income for each taxable year must be derived from sources of income qualifying for the 75% gross income test, dividends, interest unrelated to real estate and gains from the sale of stock or other securities, including some interest rate swap and cap agreements entered into to hedge variable rate debt incurred to acquire qualified REIT real estate assets, not held for sale in the ordinary course of business.

   Dividend Distribution Requirements. We must generally distribute to our stockholders an amount equal to at least 90% of our taxable income before deductions of dividends paid and excluding net capital gains. We have until January 31 following the end of the fiscal year to pay out the dividends to stockholders and are permitted to offer a special dividend in order to meet the 90% requirement.

Other Policies

   We conduct our business in a manner intended to avoid regulation under the Investment Company Act. We do not currently intend to originate mortgage loans or offer securities in exchange for real property. We will not purchase any mortgage-related assets from our affiliates, other than mortgage securities that may be purchased from any taxable subsidiary that may be formed in connection with the securitization of mortgage loans.

   Our board of directors has established the policies and strategies discussed above, and has the power to modify or waive these policies and strategies, subject to approval by a majority of the unaffiliated directors. Our board of directors establishes and approves our policies and strategies at least annually, subject to approval by a majority of the unaffiliated directors.

Description of Our Investments

   We invest principally in the following types of mortgage-related assets, subject to the operating restrictions described in our operating policies above.

Primary Mortgage Securities

   Pass-Through Certificates. Pass-through certificates are securities representing interests in "pools" of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly, in effect "passing through" monthly payments made by the individual borrowers on the mortgage loans which underlie the securities, net of fees paid to the issuer or guarantor of the securities. Early repayment of principal on some mortgage-related assets, arising from prepayments of principal due to sale of the underlying property, refinancing or foreclosure, net of fees and costs which may be incurred, may expose us to a lower rate of return upon reinvestment of principal. This is generally referred to as prepayment risk. Additionally, if a security subject to prepayment has been purchased at a premium, the value of the premium would be lost in the event of prepayment. Like other fixed-income securities, when interest rates rise, the value of a mortgage-related asset generally will decline.

   When interest rates are declining, however, the value of mortgage-related assets with prepayment features may not increase as much as other fixed-income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of a mortgage-related asset and may have the effect of shortening or extending the effective maturity of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of mortgage-related assets may experience reduced returns if the owners of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as extension risk.

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

   Payment of principal and interest on some mortgage pass-through securities, although not the market value of the securities themselves, may be guaranteed by the full faith and credit of the federal government, including the Governmental National Mortgage Association, or Ginnie Mae, or by agencies or instrumentalities of the federal government, including Fannie Mae and the Federal Home Loan Mortgage Corporation, or Freddie Mac. Mortgage-related assets created by non-governmental issuers, including commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers, may be supported by various forms of insurance or guarantees, including individual loan, title, pool and hazard insurance and letters of credit, which may be issued by governmental entities, private insurers or the mortgage poolers.

   Collateralized Mortgage Obligations. Collateralized mortgage obligations, or CMOs, are hybrid mortgage-related instruments. Interest and pre-paid principal on a CMO are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae. CMOs are structured into multiple classes, with each class bearing a different stated maturity. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired. We will consider CMOs that are issued or guaranteed by the federal government or by any of its agencies or instrumentalities to be United States government securities.

Other Mortgage Securities

   General. In addition to pass-through certificates and CMOs, we may acquire other mortgage securities, including non high-quality mortgage-related assets and other mortgage securities collateralized by single-family mortgage loans, mortgage warehouse participations, mortgage derivative securities, subordinated interests and other mortgage-backed and mortgage-collateralized obligations.

   Mortgage Derivative Securities. We may acquire mortgage derivative securities in an amount not to exceed 10% of our total assets. Mortgage derivative securities provide for the holder to receive interest only, principal only, or interest and principal in amounts that are disproportionate to those payable on the underlying mortgage loans. Payments on mortgage derivative securities are highly sensitive to the rate of prepayments on the underlying mortgage loans. In the event of faster or slower than anticipated prepayments on these mortgage loans, the rates of return on interests in mortgage derivative securities representing the right to receive interest only or a disproportionately large amount of interest, or interest only derivatives, would be likely to decline or increase, respectively. Conversely, the rates of return on mortgage derivative securities representing the right to receive principal only or a disproportionate amount of principal, or principal only derivatives, would be likely to increase or decrease in the event of faster or slower prepayments, respectively.

   We may also invest in inverse floaters, a class of CMOs with a coupon rate that resets in the opposite direction from the market rate of interest to which it is indexed, including the London Inter-Bank Offered Rate or the 11th District Cost of Funds Index. Any rise in the index rate, which can be caused by an increase in interest rates, causes a drop in the coupon rate of an inverse floater while any drop in the index rate causes an increase in the coupon of an inverse floater. An inverse floater may behave like a leveraged security since its interest rate usually varies by a magnitude much greater than the magnitude of the index rate of interest. The leverage-like characteristics inherent in inverse floaters are associated with greater volatility in their market prices.

   We may also invest in other mortgage derivative securities that may be developed in the future.

   Subordinated Interests. We may also acquire subordinated interests, which are classes of mortgage securities that are junior to other classes of the same series of mortgage securities in the right to receive payments from the underlying mortgage loans. The subordination may be for all payment failures on the mortgage loans securing or underlying such series of mortgage securities. The subordination will not be limited

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

to those resulting from particular types of risks, including those resulting from war, earthquake or flood, or the bankruptcy of a borrower. The subordination may be for the entire amount of the series of mortgage securities or may be limited in amount.

   Mortgage Warehouse Participations. We may also occasionally acquire mortgage warehouse participations as an additional means of diversifying our sources of income. We anticipate that these investments, together with our investments in other mortgage-related assets, will not in the aggregate exceed 10% of our total mortgage-related assets. These investments are participations in lines of credit to mortgage loan originators that are secured by recently originated mortgage loans that are in the process of being sold to investors. Because they do not qualify as qualified REIT real estate assets under the tax code, our investments in mortgage warehouse participations are limited by the REIT provisions of the tax code.

Mortgage Loans

   General. We may acquire and accumulate mortgage loans as part of our investment strategy until a sufficient quantity has been accumulated for securitization into high-quality mortgage securities in order to enhance their value and liquidity. We anticipate that the mortgage loans that we acquire and have not yet been securitized, together with our investments in other mortgage-related assets, will not constitute more than 25% of our total mortgage-related assets at any time. All mortgage loans will be acquired with the intention of securitizing them into high-credit quality mortgage securities. Despite our intentions, however, we may not be successful in securitizing these mortgage loans. To meet our investment criteria, the mortgage loans to be acquired by us will generally conform to the underwriting guidelines established by Fannie Mae, Freddie Mac or other credit insurers. Applicable banking laws generally require that an appraisal be obtained in connection with the original issuance of mortgage loans by the lending institution. We do not intend to obtain additional appraisals at the time of acquiring mortgage loans.

   The mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. We may acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. Our board of directors has not established any limits upon the geographic concentration of mortgage loans that we may acquire or the credit quality of suppliers of the mortgage-related assets that we acquire.

   Conforming and Non-Conforming Mortgage Loans. We may acquire both conforming and non-conforming loans for securitization. Conforming mortgage loans comply with the requirements for inclusion in a loan guarantee program sponsored by Fannie Mae, Freddie Mac or Ginnie Mae. Non-conforming mortgage loans are mortgage loans that do not qualify in one or more respects for purchase by Fannie Mae or Freddie Mac under their standard programs. We expect that a majority of non-conforming mortgage loans that we purchase will be non-conforming primarily because they have original principal balances which exceed the requirements for Freddie Mac or Fannie Mae programs.

   Commitments to Mortgage Loan Sellers. We may issue commitments to originators and other sellers of mortgage loans who follow policies and procedures that generally comply with Fannie Mae and Freddie Mac regulations and guidelines and that comply with all applicable federal and state laws and regulations for mortgage loans secured by single-family residential properties. In addition, commitments may be issued for agency certificates as well as privately issued pass-through certificates and mortgage loans. Our commitments will obligate us to purchase mortgage-related assets from the holders of the commitments for a specific period of time, in a specific aggregate principal amount and at a specified price and margin over an index. Although we may commit to acquire mortgage loans prior to funding, all mortgage loans are to be fully funded prior to our acquisition of them. Following the issuance of commitments, we will be exposed to risks of interest rate fluctuations similar to those risks on our adjustable-rate mortgage-related assets.

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

   Securitization of Mortgage Loans. We may acquire and hold mortgage loans until a sufficient quantity has been accumulated for securitization. During the accumulation period, we will be subject to risks of borrower defaults and bankruptcies, fraud losses and special hazard losses, including those occurring from earthquakes or floods, that are not covered by standard hazard insurance. In the event of a default on any of our mortgage loans, we will bear the risk of loss of the principal to the extent of any deficiency between the value of the collateral underlying the mortgage loan and the principal amount of the mortgage loan. Our insurance may not adequately cover our losses. In addition, during the accumulation period, the costs of financing the mortgage loans through reverse repurchase agreements and other borrowings and lines of credit with warehouse lenders could exceed the interest income on the mortgage loans. Thus, completing the securitization for all our mortgage loans may not be possible or economical and, thus, we will continue to bear the risks of borrower defaults and special hazard losses.

   Protection Against Mortgage Loan Risks. We anticipate that each mortgage loan purchased will have a commitment for mortgage pool insurance from a mortgage insurance company with a claims-paying ability in one of the two highest rating categories by either of the rating agencies. Mortgage pool insurance insures the payment of certain portions of the principal and interest on mortgage loans. In lieu of mortgage pool insurance, we may arrange for other forms of credit enhancement such as letters of credit, subordination of cash flows, corporate guaranties, establishment of reserve accounts or over-collateralization. We generally expect that when we acquire mortgage loans, the seller will generally represent and warrant to us that there has been no fraud or misrepresentation during the origination of the mortgage loans and agree to repurchase any mortgage loans with respect to which there was fraud or misrepresentation. We also generally expect that we will provide similar representations and warranties when we sell or pledge the mortgage loans as collateral for mortgage securities. If a mortgage loan becomes delinquent and the pool insurer is able to prove that there was fraud or misrepresentation in connection with the origination of the mortgage loan, the pool insurer will not be liable for the portion of the loss attributable to such fraud or misrepresentation. Although we will generally have recourse to the seller based on the seller's representations and warranties to us, we will generally be at risk for loss to the extent the seller does not perform its repurchase obligations.

Other Investments

   We may acquire other investments that include (i) equity and debt securities issued by other primarily mortgage-related finance companies, (ii) interests in mortgage-related collateralized bond obligations, (iii) other subordinated interests in pools of mortgage-related assets, (iv) commercial mortgage loans and securities, and (v) residential mortgage loans other than high-credit quality mortgage loans. Although we expect that our other investments will be limited to less than 10% of total assets, we have no limit on how much of our stockholders' equity will be allocated to other investments. There may be periods in which other investments represent a large portion of our stockholders' equity.

Legal Proceedings

   From time to time, The TCW Group, Inc. is involved in litigation in connection with its operations, including litigation involving the operations of the mortgage-backed securities group. We believe that there are no current legal proceedings involving The TCW Group, Inc. or the mortgage-backed securities group that would materially harm the management company's or our executive officers' ability to manage us. Currently, there are no legal proceedings against us.

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                           DESCRIPTION OF SECURITIES

   The description of our capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to our charter, as amended and restated, and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

General

   Under our charter, the total number of shares of all classes of stock that we have authority to issue is 150,000,000 consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2001, there were 5,753,000 shares of our common stock and no shares of our preferred stock outstanding.

Our Common Stock

   Subject to any preferential rights of any outstanding class of our preferred stock and to the provisions of our charter regarding the restrictions on the transfer of stock, the holders of our common stock are entitled to distributions as our board of directors may declare from time to time from funds legally available for this purpose and, upon liquidation, are entitled to receive pro rata all of our assets available for distributions to holders after payment of or adequate provision for all our known debts and liabilities. All shares of our common stock issued in connection with this prospectus will be duly authorized, fully paid and non-assessable, and the holders of these shares will not have preemptive rights.

   Subject to the provisions of our charter regarding the restrictions on transfer of stock, the holders of our outstanding common stock are entitled to one vote per share on all matters voted on by our common stockholders, including elections of directors. Our common stockholders exclusively possess all voting power, except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any class of our preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of the series. Our charter does not provide for cumulative voting in the election of directors.

   Our charter provides for a staggered board of directors consisting of three classes of directors as nearly equal in number as practicable. Each class holds office until the third annual meeting of stockholders following the annual meeting of stockholders at which such class of directors was elected. The provisions relating to the staggered board may be amended only upon the vote of the holders of at least two-thirds of the capital stock entitled to vote for the election of directors.

   Pursuant to the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation's charter. Our charter does not provide for a lesser percentage in any of these situations except for charter amendments, which may be approved by a majority of our stockholders. Most amendments to our charter require approval by our stockholders by an affirmative vote of a majority of all votes entitled to be cast.

Investors

   The approximate number of record holders of our common stock as of the date of this prospectus is 64.

Transfer Agent and Registrar

   The Bank of New York is the transfer agent and registrar for our common stock.

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Our Preferred Stock

   We may issue shares of our preferred stock from time to time, in one or more classes, as authorized by our charter and our board of directors. To date, our board of directors has authorized only one series of preferred stock in connection with our shareholder rights agreement. Prior to issuance of shares of each class, our board of directors is required by the Maryland General Corporation Law and our charter to fix for each class, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. Our preferred stock will, when issued, be duly authorized, fully paid and non-assessable. Our board of directors could authorize the issuance of shares of our preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that our common stockholders might believe to be in their best interests or in which holders of some, or a majority, of the shares of our common stock might receive a premium for their shares over the then market price of shares of our common stock. Any preferred stock we issue from time to time may rank senior to our common stock as to dividends and may rank senior to our common stock as to distributions in the event of our liquidation, dissolution or winding up. The ability of our board of directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of our common stockholders.

Ownership Restrictions

   Two of the requirements that must be met in order for us to qualify for the tax benefits accorded by the REIT provisions of the tax code are that:

  . during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, i.e., the "5/50 Rule"; and

  . our shares of stock must be beneficially owned by 100 or more persons for at least 335 days of each taxable year of 12 months or a proportionately smaller number of days for a shorter period, also known as the "100 Stockholder Rule."

   In order that we may meet these requirements at all times, our charter prohibits any person from acquiring or holding, directly or indirectly, shares of our common stock in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our preferred stock.

   For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the tax code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth application of these attribution provisions with respect to our common stock that is constructively owned by virtue of such provisions, i.e., "reattribution." Thus, for purposes of determining whether a person holds shares of our common stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because these entities' shares are attributed to their individual stockholders. On the other hand, a person will be treated as owning not only shares of common stock actually or beneficially owned, but also any shares of common stock attributed to the person under the attribution rules described above. Accordingly, under some circumstances, shares of our common stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of our common stock through attribution is generally referred to as constructive ownership. The 100 Stockholder Rule, referred to above, is determined by actual, and not constructive, ownership.

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

   Our charter further provides that if any transfer of shares of our common stock which, if effective, would result in any person beneficially or constructively owning shares of our common stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our common stock the beneficial or constructive ownership of which otherwise would cause the person to violate the limitations, rounded to the nearest whole share, shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in the shares. Shares of our common stock held by a trustee shall be issued and outstanding shares of common stock. The intended transferee shall not benefit economically from ownership of any shares held in trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of our common stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our board of directors may, in its discretion, waive these requirements on owning shares in excess of the ownership limitations, so long as the waiver does not cause us to fail to qualify as a REIT.

   Within 20 days of receiving notice from us that shares of our common stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon the sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of:

  . the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, i.e., in the case of a gift, devise or other similar transaction, the market price, as explained further below, of the shares on the day of the event causing the shares to be held in the trust; and

  . the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

   Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of our common stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift, and (ii) the market price on the date we, or our designee, accept the offer. We shall have the right to accept the offer for a period of 90 days after the later of (x) the date of the event that resulted in the shares being transferred to the trust, and (y) the date we determine in good faith that an event has occurred that resulted in the shares being transferred to the trust if we did not previously receive notice of such event as required by our charter. Upon the sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

   The term "market price" on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price for the shares on that date. The "closing price" on any date shall mean the last sale price for the shares, regular way, or, in case no sale takes place on that day, the average of the closing bid and asked prices, regular way, for the shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange or, if the shares are not listed or admitted to trading on the American Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities

Dealers, Inc., Automated Quotation Systems, or, if the system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares are not quoted by that organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by our board of directors or, in the event that no trading price is available for the shares, the fair market value of the shares, as determined in good faith by our board of directors.

   We are required to send stockholder demand letters to some of our stockholders of record within 30 days of the end of each taxable year. These stockholder demand letters must be sent to all record owners of:

  . 5% or more of our stock, if we have 2,000 or more stockholders of record;

  . 1% or more of our stock, if we have more than 200 but less than 2,000 stockholders of record; or

  . 0.5% or more of our stock, if we have 200 or fewer stockholders of record.

In response to the stockholder demand letters, the stockholders of record are required to provide certain information to us enabling us to determine the actual (direct and indirect) ownership of our stock. Each direct or indirect owner shall provide us with additional information as we may reasonably request in order to determine the effect, if any, of his ownership on our status as a REIT and to ensure compliance with the ownership limitations.

   Our charter's ownership limit will not be automatically removed even if the REIT provisions of the tax code are changed so as to remove any ownership concentration limitation. Any change of the ownership limit would require an amendment to the charter. An amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter.

   All certificates representing shares of our common or preferred stock will bear a legend referring to the restrictions described above.

Limitations on Changes in Control

General

   The provisions of our charter and bylaws providing for ownership limitations, a staggered board of directors and the authorization of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of or the removal of existing management, and as a result could prevent our stockholders from being paid a premium over the then-prevailing market price for their shares of our common stock.

Shareholder Rights Agreement

   We have adopted a shareholder rights agreement to enable our stockholders to receive fair and equal treatment in the event of any proposed acquisition of us, among other things. Our shareholder rights agreement may have the effect of delaying, deferring or preventing a change in control of and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with a change in control transaction. A fuller description of our shareholder rights agreement can be found in our Current Report on Form 8-K filed with the SEC on July 27, 1999, which includes the shareholder rights agreement as an exhibit.

   In connection with the adoption of the shareholder rights agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock to stockholders of record as of the close of business on July 30, 1999. Each preferred stock purchase right entitles the registered holder of this right to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share at a cash exercise price of $50.00, subject to adjustment.

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

   The preferred stock purchase rights are currently not exercisable and are attached to and trade with all shares of our common stock outstanding as of, and issued subsequent to, the July 30, 1999 record date. The preferred stock purchase rights will separate from our common stock and will become exercisable upon the earlier of:

  . ten business days following a public announcement that a person or group of affiliated or associated persons, an "acquiring person", has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or inadvertent actions by institutional or other stockholders; or

  . ten business days, or a later date as our board of directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group becoming an "acquiring person," as described above.

   The preferred stock purchase rights will expire at 5:00 P.M. (Eastern Standard Time) on July 30, 2009, unless we redeem or exchange these rights before this date.

                                MATERIAL CHANGES

The Relationship Among The TCW Group, Inc. and Societe Generale, S.A.

   On April 11, 2001, The TCW Group, Inc. and certain of its stockholders and Societe Generale, S.A., Societe Generale Asset Management, S.A., or SGAM, a wholly-owned subsidiary of Societe Generale, and certain other parties entered into an acquisition agreement and plan of reorganization pursuant to which SGAM agreed to acquire a 70% interest in The TCW Group, Inc. over the next five years. The first step in the acquisition closed on July 6, 2001 and as a result of this transaction, Societe Generale controls The TCW Group, Inc. and the management company.

   The acquisition agreement provides, in pertinent part, for SGAM to acquire the 70% interest in The TCW Group, Inc. with payment in Societe Generale shares. Under the terms of the acquisition agreement, the transaction will be completed in two main stages. In the first stage, SGAM acquired on July 6, 2001 a 51% ownership stake in The TCW Group, Inc. SGAM holds a separate class of common stock of The TCW Group, Inc. that has additional voting rights, giving SGAM approximately 80% of the total voting rights in The TCW Group, Inc. In the second stage, between 2003 and 2006, SGAM has the right to acquire, and The
TCW Group, Inc. shareholders have the right to put to SGAM, an additional 19% of The TCW Group, Inc. shares. The remaining 30% of the shares of The TCW Group, Inc. will be retained by current shareholders and will be available for re-circulation to employees for incentive purposes as Societe Generale repurchases them over time.

Appointment of Interim Chief Financial Officer

   On August 22, 2001, we named David S. DeVito as our Interim Chief Financial Officer. Mr. DeVito replaces Daniel Osborne, who resigned as our Chief Financial Officer effective September 1, 2001. Mr. DeVito's biographical information is summarized further in the "Prospectus Summary."

   Mr. Osborne, our former Executive Vice President, Chief Operating Officer and Chief Financial Officer, has executed a consulting services agreement with us which is effective through December 31, 2001.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion summarizes particular United States federal income tax considerations regarding our qualification and taxation as a REIT and particular United States federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify, as a REIT for United States federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, subject to special treatment under the United States federal income tax laws. This discussion assumes that you will hold our common stock as a "capital asset," generally property held for investment, under the tax code.

   You are urged to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

General

   Our qualification and taxation as a REIT depends upon our ability to continue to meet the various qualification tests imposed under the tax code and discussed below relating to our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

   We have made an election to be taxed as a REIT under the tax code commencing with our taxable year ended December 31, 1997. We currently expect to continue operating in a manner that will permit us to maintain our qualification as a REIT. All qualification requirements for maintaining our REIT status, however, may not have been or will not continue to be met.

   So long as we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

  . we will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains;

  . we may be required to pay the "alternative minimum tax" on our items of tax preference;

  . if we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

   We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

   If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

  . the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by

  . a fraction intended to reflect our profitability.

   We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

  . 85% of our real estate investment trust ordinary income for the year;

  . 95% of our real estate investment trust capital gain net income for the year; and

  . any undistributed taxable income from prior periods.

   If we acquire any asset from a corporation which is or has been taxed as a C corporation under the tax code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

  . the fair market value of the asset, over

   .our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.

   A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will make an election under IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T.

Requirements for Qualification as a REIT

   The tax code defines a REIT as a corporation, trust or association:

  . that is managed by one or more trustees or directors;

  . that issues transferable shares or transferable certificates to evidence beneficial ownership;

  . that would be taxable as a domestic corporation but for tax code Sections
    856 through 860;

  . that is not a financial institution or an insurance company within the meaning of the tax code;

  . that is beneficially owned by 100 or more persons;

  . not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

  . that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

   The tax code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of the sixth condition, pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

Stock Ownership Tests

   Our stock must be beneficially held by at least 100 persons, the "100 Stockholder Rule," and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the "5/50 Rule." For purposes of the 100 Stockholder Rule only, most tax-exempt entities, including employee benefit trusts and charitable trusts, but excluding trusts described in Section 401(a) of the tax code and exempt under Section 501(a) of the tax code, are generally treated as individuals for these purposes. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels, and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the 5/50 Rule requirement, the "good faith" exemption under the tax code was available.

Income Tests

   We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

  . We must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of "qualified real estate assets," i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments, the 75% gross income test; and

  . We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the sources of income that satisfy the 75% gross income test, (b) dividends, interest and gain from the sale or disposition of stock or securities, including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire qualified real estate assets, or (c) any combination of the foregoing.

   For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

   Interest earned by a REIT does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the tax code. Generally, we may avail ourselves to the relief provisions if:

  . our failure to meet these tests was due to reasonable cause and not due to willful neglect;

  . we attach a schedule of the sources of our income to our federal income tax return; and

  . any incorrect information on the schedule was not due to fraud with intent to evade tax.

   We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Asset Tests

   At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of its assets:

  . at least 75% of the value of our total assets must be represented by qualified real estate assets, including mortgage loans, cash, cash items and government securities;

  . not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

  . of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities, in each case except with respect to stock of any "taxable REIT subsidiaries"; and

  . the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of its total assets.

   For these purposes, we will be deemed to own a proportionate share of the assets of any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary.

   After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Annual Distribution Requirements

   To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  . 90% of our "REIT taxable income," and

  . 90% of our after tax net income, if any, from foreclosure property, minus

  . the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income," as described below.

   Our "REIT taxable income" is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable. In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the ten-year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

  . the fair market value of the asset on the date we acquired the asset, over

  . our adjusted basis in the asset on the date we acquired the asset.

   We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following the declaration.

   Dividends distributed by us must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates.

Failure to Qualify as a REIT

   If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the tax code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.

Taxation of Taxable United States Stockholders

Distributions Generally

   Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary income. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in that month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the previous year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

   For purposes of the discussion in this prospectus, the term "United States stockholder" means a holder of our stock that is, for United States federal income tax purposes:

  . a citizen or resident of the United States;

  . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

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

Capital Gain Distributions

   Distributions designated by us as net capital gain dividends will be taxable to United States stockholders as capital gain income. This capital gain income will be taxable to non-corporate United States stockholders at a 20% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

   We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

  . include their proportionate share of our undistributed net capital gains in their taxable income;

  . receive a credit for their proportionate share of the tax paid by us in respect of our net capital gain; and

  . increase the adjusted basis of their stock by the difference between the amount of their share of the our net capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

   Distributions we make and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any "passive losses" against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the tax code.

Dispositions of Stock

   A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder's adjusted tax basis in the stock. This gain or loss will be capital gain or loss if the stockholder has held the stock as a capital asset, and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. In general, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding

   We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

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

   The Economic Growth and Tax Relief Reconciliation Act of 2001, signed into law on June 7, 2001, will reduce the backup withholding tax rate from 31% to 30.5% for amounts distributed after August 6, 2001. The backup withholding tax rate will then be gradually reduced each year until 2006, when the backup-withholding rate will be 28%.

Taxation of Tax-Exempt Stockholders

   The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of UBTI when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the tax code, i.e., property the acquisition or holding of which is financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold a residual interest in a real estate mortgage investment conduit, REMIC, that gives rise to "excess inclusion" income, as defined in
Section 860E of the tax code, dividend income on our stock and income from the sale of our stock should not be UBTI to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if a pool of its assets were to be treated as a "taxable mortgage pool," a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as UBTI. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

   For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the tax code, respectively, income from an investment in our stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

   Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as UBTI as to any pension trust which:

  . is described in Section 401(a) of the tax code; and

  . holds more than 10%, by value, of the interests in the REIT.

   Tax-exempt pension funds that are described in Section 401(a) of the tax code are referred to below as "qualified trusts."

   A REIT is a "pension-held REIT" if:

  . it would not have qualified as a REIT but for the fact that Section
    856(h)(3) of the tax code provides that stock owned by a qualified trust shall be treated, for purposes of the 100 Stockholder Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

  . either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

   The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

  . the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to

  . the total gross income of the REIT.

   A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT."

Taxation of Non-United States Stockholders

   The rules governing federal income taxation of "non- United States stockholders" are complex and no attempt will be made herein to provide more than a summary of these rules. "Non- United States stockholders" mean beneficial owners of shares of our stock that are not United States stockholders.

   PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

   Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of United States real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder's conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

  . a lower treaty rate applies and any required form, for example IRS Form
    W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

  . the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

   Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income from a REMIC will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

   Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder's stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current accumulated earnings and profits if our stock is not a United States real property interest because we are a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

   For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which includes some interests in real property, but generally does not include mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder's conduct of a United States trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that we designate as a United States real property capital gains dividend. The amount withheld is creditable against the non-United States stockholder's FIRPTA tax liability.

   Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded, we cannot assure our investors that we are or will remain a domestically controlled REIT. Alternatively, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if the shares are traded on an established securities market.

   Gains not subject to FIRPTA will be taxable to a non-United States stockholder if:

  . the non-United States stockholder's investment in the stock is effectively connected with a trade or business in the United States, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or

  . the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 20% or 25% tax on the individual's capital gains.

   If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations.

State, Local and Foreign Taxation

   We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or makes investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder's state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

                      SELECTED PROVISIONS OF MARYLAND LAW
                           AND OUR CHARTER AND BYLAWS

   The following summary of selected provisions of the Maryland General Corporation Law, as amended from time to time, and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Removal of Directors

   Our charter provides that a director may be removed from office at any time but only by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Business Combinations

   Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between:

  . a Maryland corporation, and

  . (i) any person who beneficially owns 10% or more of the voting power of the corporation's shares, or (ii) an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, also known as an "interested stockholder," or (iii) an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an "interested stockholder."

   Thereafter, any of these business combinations must be recommended by the corporation's board of directors and approved by the affirmative vote of at least:

  . 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

  . two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price, as defined in the Maryland General Corporation Law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

The Maryland General Corporation Law does not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an "interested stockholder."

   Our board of directors has adopted a resolution exempting us from the business combination provisions of the Maryland General Corporation Law. The resolution is irrevocable and cannot be repealed or modified by our board of directors at any time in the future.

Control Share Acquisitions

   The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  . one-tenth or more but less than one-third;

  . one-third or more but less than a majority; or

  . a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to some exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of specific conditions, including an undertaking to pay expenses, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to specific conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

   The control share acquisition statute does not apply:

  . to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

  . to acquisitions approved or exempted by the charter or bylaws of the corporation.

   Our bylaws contain a provision exempting shares of our common stock from the control share acquisition statute any and all acquisitions by any person. We may amend or eliminate this provision at any time in the future.

Interested Party Transactions

   Pursuant to our charter and bylaws, we will not enter into any transactions or agreements with any of our directors, officers or affiliates except as approved by a majority of our board of directors, including a majority of the independent directors. We have no restrictions on any of our directors, officers or affiliates from engaging for their own account in business activities of the types conducted or to be conducted by us and our affiliates.

Amendments to Our Charter

   We reserve the right to make amendments to our charter, including any amendment which alters the contract rights of any shares of outstanding stock, as currently provided in our charter. Our charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter. Provisions on removal of directors and other provisions, however, may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

Duration and Dissolution

   Our charter provides that we shall have a perpetual duration. Our dissolution must be approved by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

   Our bylaws provide that:

  . with respect to an annual meeting of our stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by our stockholders may be made only
    (i) pursuant to our notice of the meeting, (ii) by our board of directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and

  . with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only (i) pursuant to our notice of the meeting,
    (ii) by our board of directors, or (iii) provided that our board of directors has determined that directors shall be elected at the meeting by holders of shares entitled to cast not less than 50% of the votes entitled to be cast at such meeting who comply with the advance notice provisions set forth in the bylaws.

Possible Anti-Takeover Effect of Selected Provisions of Maryland Law and of Our Charter and Bylaws

   The control share acquisition provisions of the Maryland General Corporation Law, if we decide in the future to rescind our election to be exempt therefrom, the provisions of our charter on removal of directors and the advance notice provisions could delay, defer or prevent a change in control of our company or other transaction that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Reports to Stockholders

   We will furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

                                  UNDERWRITING

   Jolson Merchant Partners, Inc. has agreed to act as the underwriter for this public offering of our common stock. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 5,300,000 shares of our common stock. The underwriting agreement provides that the underwriter's obligation to pay for and accept delivery of our common stock is subject to approval of various legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all shares of our common stock offered if any of the shares are taken, other than those covered by the over-allotment option described below.

   The underwriter proposes to offer shares of common stock directly to the public at the public offering price per share listed on the cover page of this prospectus and to selected dealers at this price less a concession not in excess of $0.36 per share, of which $0.10 per share may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction shall change the amount of proceeds to be received by us as listed on the cover page of this prospectus. The common stock is offered by the underwriter, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Over-Allotment Option

   We have granted the underwriter an option, exercisable for 30 days after the date of this prospectus, to purchase up to 795,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions listed on the cover page of this prospectus. If the underwriter exercises the option to purchase any of the 795,000 additional shares of common stock, it will have a firm commitment, subject to a number of conditions, to purchase these shares. If purchased, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

   The following table shows the per share and total underwriting discount we will allow to the underwriter. The amounts are shown assuming both no exercise and full exercise of the over-allotment option to purchase 795,000 additional shares of our common stock, if any.

                                                               Total
                                                     -------------------------
                                                     No Exercise Full Exercise
                                           Per Share  of Option    of Option
                                           --------- ----------- -------------
   Public offering price.................. $10.00    $53,000,000 $60,950,000
   Underwriting discount and commissions
    to be paid by us...................... $ 0.60    $ 3,180,000 $ 3,657,000
                                            ------   -----------  -----------
   Proceeds, before expenses, to us....... $ 9.40    $49,820,000 $57,293,000

   We estimate fees and expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $415,000.

Indemnity

   We have agreed to indemnify the underwriter against particular liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect thereof.

Lock-Up Agreements

   Each of our officers and directors has agreed with the underwriter, for a period of 90 days after the date of this prospectus, subject to particular exceptions, not to sell any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by them, without the prior written consent of the underwriter. However, the underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

Listing

   Our common stock is quoted on the American Stock Exchange under the symbol "AXM."

Stabilization

   In connection with this offering, the underwriter is permitted to engage in certain transactions that stabilize the price of our common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriter creates a short position in our common stock in connection with this offering by selling more than 6,095,000 shares of common stock, it may reduce that short position by purchasing our common stock in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Other Agreements

   Jolson Merchant Partners, Inc. or its affiliates may provide us with investment banking, financial advisory, or commercial banking services in the future, for which it may receive customary compensation.

                                    EXPERTS

   Our financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of our securities offered in this prospectus and selected federal tax matters will be passed upon for us by O'Melveny & Myers LLP, San Francisco, California. Selected legal matters related to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP. Selected legal matters will be passed upon for the underwriter by Manatt, Phelps & Phillips, LLP, Los Angeles, California, counsel to the underwriter.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the information requirements of the Securities Exchange Act of 1934, the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. Our reports, proxy statements and most other information that we file with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material may be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our reports, proxy statements and other information as well as documents from other companies that file electronically with the SEC and the address is http://www.sec.gov.

   Our internet address is www.apexreit.com. The information contained on our website and on any websites linked by our website, however, is not part of this prospectus and you should not rely on such information in deciding whether to invest in our company.

   Our common stock is traded on the American Stock Exchange under the symbol "AXM." Our reports and proxy statements are also available for inspection at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

                               ----------------

                     INFORMATION INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed with the SEC and hereby incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

   Any documents we file pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in those documents modifies or supersedes that statement.

   We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. Requests for these documents should be directed to Ms. Racheal Perry, Apex Mortgage Capital, Inc., 865 South Figueroa Street, 21st floor, Los Angeles, California 90017, telephone: (213) 244-0561.

   You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the underwriter have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is current as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

                          APEX MORTGAGE CAPITAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements

Independent Auditors' Report..............................................  F-2
Balance Sheets of the Company as of December 31, 2000 and December 31,
 1999.....................................................................  F-3
Statements of Operations of the Company for the years ended December 31,
 2000, December 31, 1999 and December 31, 1998............................  F-4
Statements of Stockholders' Equity of the Company for the year ended
 December 31, 2000........................................................  F-5
Statements of Cash Flows of the Company for the years ended December 31,
 2000, December 31, 1999 and December 31, 1998............................  F-6
Notes to Audited Financial Statements of the Company......................  F-7

Unaudited Financial Statements

Balance Sheets of the Company as of June 30, 2001 and December 31, 2000... F-21
Statements of Operations of the Company for the three months ended June
 30, 2001 and 2000 and the six months ended June 30, 2001 and 2000........ F-22
Statements of Stockholders' Equity of the Company for the three months ended March 31 and June 30, 2001......................................... F-23
Statements of Cash Flows of the Company for the three months ended June
 30, 2001 and 2000 and the six months ended June 30, 2001 and 2000........ F-24
Notes to Unaudited Financial Statements of the Company.................... F-25

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Apex Mortgage Capital, Inc.

   We have audited the accompanying balance sheets of Apex Mortgage Capital, Inc. (the "Company") as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion such financial statements referred to above present fairly, in all material respects, the financial position of Apex Mortgage Capital, Inc. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/DELOITTE & TOUCHE LLP

Los Angeles, California
February 9, 2001

                          APEX MORTGAGE CAPITAL, INC.

                                 BALANCE SHEETS

                                             December 31, 2000 December 31, 1999
                                             ----------------- -----------------
                  ASSETS
                  ------
Cash and cash equivalents..................    $    140,000      $  2,605,000
Fixed income securities available-for-sale,
 at fair value (Note 3)....................     600,131,000       701,143,000
Equity securities available-for-sale, at
 fair value (Note 3).......................       9,068,000        17,481,000
Accrued interest receivable................       3,734,000         6,254,000
Principal payments receivable..............         288,000         3,537,000
Unrealized gain on forward contracts (Note
 11).......................................             --          3,909,000
Other assets...............................         712,000           816,000
                                               ------------      ------------
                                               $614,073,000      $735,745,000
                                               ============      ============
   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
Liabilities
  Reverse repurchase agreements (Note 5)...    $545,434,000      $672,660,000
  Payable for unsettled securities.........      14,514,000               --
  Accrued interest payable.................         569,000         3,660,000
  Dividend payable.........................       2,073,000         2,724,000
  Unrealized loss on forward contracts
   (Note 11)...............................       3,731,000               --
  Deferred gain on interest rate swap
   contracts...............................       2,546,000               --
  Accrued expenses and other liabilities...         823,000           660,000
                                               ------------      ------------
                                                569,690,000       679,704,000
                                               ------------      ------------
Commitments and contingencies (Notes 3, 4,
 10, and 11)...............................             --                --

Stockholders' Equity
  Preferred stock, par value $0.01 per
   share; 50,000,000 shares authorized; no
   shares outstanding......................             --                --
  Common stock, par value $0.01 per share;
   100,000,000 shares authorized; 6,700,100
   shares outstanding (Notes 7 and 9)......          67,000            67,000
Additional paid-in-capital.................      93,360,000        93,265,000
Accumulated other comprehensive income
 (loss)....................................      (1,079,000)      (26,513,000)
Accumulated dividend distributions in
 excess of net income......................     (37,396,000)         (209,000)
Treasury stock, at cost (947,100 shares)
 (Note 7)..................................     (10,569,000)      (10,569,000)
                                               ------------      ------------
                                                 44,383,000        56,041,000
                                               ------------      ------------
                                               $614,073,000      $735,745,000
                                               ============      ============

                 See accompanying notes to financial statements

                          APEX MORTGAGE CAPITAL, INC.

                            STATEMENTS OF OPERATIONS

                                               Year Ended December 31,
                                         -------------------------------------
                                             2000         1999        1998
                                         ------------  ----------- -----------
Interest Income:
  Fixed income securities............... $ 42,618,000  $52,216,000 $41,265,000
  Cash and cash equivalents.............      216,000      301,000     710,000
                                         ------------  ----------- -----------
                                           42,834,000   52,517,000  41,975,000

Interest Expense........................   33,779,000   42,345,000  36,007,000
                                         ------------  ----------- -----------
Net Interest Income.....................    9,055,000   10,172,000   5,968,000
                                         ------------  ----------- -----------

Net Gain (Loss) on Investment
 Transactions...........................  (36,703,000)   1,938,000   1,047,000

Dividend Income.........................    1,139,000    2,387,000     636,000

General and Administrative Expenses:
  Management fee (Note 8)...............      512,000      629,000     644,000
  Incentive fee (Note 8)................           --    1,714,000     619,000
  Professional fees.....................      382,000       73,000      75,000
  Insurance expense.....................      272,000      267,000     267,000
  Directors' fees.......................       76,000       60,000      70,000
  Stock option expense (Note 9).........       95,000      287,000     118,000
  Other.................................      397,000      355,000     311,000
                                         ------------  ----------- -----------
                                            1,734,000    3,385,000   2,104,000
                                         ------------  ----------- -----------
Net Income (Loss)....................... $(28,243,000) $11,112,000 $ 5,547,000
                                         ============  =========== ===========
Net Income (Loss) Per Share:
  Basic................................. $      (4.91) $      1.93 $      0.90
                                         ============  =========== ===========
  Diluted............................... $      (4.91) $      1.92 $      0.90
                                         ============  =========== ===========
Weighted Average Number of Shares
 Outstanding:
  Basic.................................    5,753,000    5,753,000   6,190,000
                                         ============  =========== ===========
  Diluted...............................    5,753,000    5,779,000   6,190,000
                                         ============  =========== ===========
Dividends Declared Per Share............ $       1.51  $      1.72 $      1.07
                                         ============  =========== ===========


                 See accompanying notes to financial statements

                          APEX MORTGAGE CAPITAL, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     Accumulated
                                                      Accumulated     Dividend
                         Common Stock    Additional      Other      Distributions                   Treasury
                       -----------------   Paid-in   Comprehensive  in Excess of   Comprehensive     Stock,
                        Shares   Amount    Capital   Income (Loss)   Net Income    Income/(Loss)    At Cost        Total
                       --------- ------- ----------- -------------  -------------  -------------  ------------  ------------
Balance, January 1,
 1998................  6,700,100 $67,000 $92,860,000 $    188,000   $   (118,000)                               $ 92,997,000
Repurchases of common
 stock...............         --      --          --           --                                 $(10,569,000)  (10,569,000)
Issuance of stock
 options to non-
 employees (Note 9)..         --      --     118,000           --                                                    118,000
Net income...........         --      --          --           --      5,547,000   $  5,547,000             --     5,547,000
Other comprehensive
 income:
 Net unrealized gain
  on investments
  available-for-sale,
  net of
  reclassification
  adjustment (Note
  13)................         --      --          --    6,501,000                     6,501,000             --     6,501,000
                                                                                   ------------
Comprehensive
 income..............                                                                12,048,000
                                                                                   ============
Dividends declared...         --      --          --           --     (6,564,000)                           --    (6,564,000)
                       --------- ------- ----------- ------------   ------------                  ------------  ------------
Balance, December 31,
 1998................  6,700,100  67,000  92,978,000    6,689,000     (1,135,000)                  (10,569,000)   88,030,000
Issuance of stock
 options to non-
 employees (Note 9)..         --      --     287,000           --             --                            --       287,000
Net income...........         --      --          --           --     11,112,000     11,112,000             --    11,112,000
Other comprehensive
 income:
 Net unrealized
  (loss) on
  investments
  available-for-sale,
  net of
  reclassification
  adjustment (Note
  13)................         --      --          --  (37,111,000)            --    (37,111,000)            --   (37,111,000)
 Unrealized gain on
  forward contracts..         --      --          --    3,909,000                     3,909,000             --     3,909,000
                                                                                   ------------
Comprehensive income
 (loss)..............         --      --          --           --             --    (22,090,000)                          --
                                                                                   ============
Dividends declared...         --      --          --           --    (10,186,000)                           --   (10,186,000)
                       --------- ------- ----------- ------------   ------------                  ------------  ------------
Balance, December 31,
 1999................  6,700,100  67,000  93,265,000  (26,513,000)      (209,000)                  (10,569,000)   56,041,000
Issuance of stock
 options to non-
 employees (Note 9)..                         95,000                                                                  95,000
Net loss.............                                                (28,243,000)  $(28,243,000)                 (28,243,000)
Other comprehensive
 income:
 Net unrealized gain
  on investments
  available-for-sale,
  net of
  reclassification
  adjustment (Note
  13)................                                  32,860,000                    32,860,000                   32,860,000
 Unrealized (loss)
  and net deferred
  losses on forward
  contracts, net of
  reclassification
  adjustment
  (Note 13)..........                                  (7,426,000)                   (7,426,000)                  (7,426,000)
                                                                                   ------------
Comprehensive income
 (loss)..............                                                              $ (2,809,000)
                                                                                   ============
Dividends declared...                                                 (8,944,000)                                 (8,944,000)
                       --------- ------- ----------- ------------   ------------                  ------------  ------------
Balance, December 31,
 2000................  6,700,100 $67,000 $93,360,000 $ (1,079,000)  $(37,396,000)                 $(10,569,000) $ 44,383,000
                       ========= ======= =========== ============   ============                  ============  ============

                See accompanying notes to financial statements

                          APEX MORTGAGE CAPITAL, INC.

                            STATEMENTS OF CASH FLOWS

                                            Year Ended December 31,
                                  ---------------------------------------------
                                      2000           1999            1998
                                  -------------  -------------  ---------------
Operating Activities:
  Net Income (Loss).............  $ (28,243,000) $  11,112,000  $     5,547,000
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Amortization................     (2,559,000)       668,000        3,533,000
    Net (gain) loss on
     investment transactions....     36,703,000     (1,938,000)      (1,047,000)
  Change in assets and
   liabilities:
    Accrued interest
     receivable.................      2,520,000     (1,103,000)      (3,835,000)
    Other assets................        104,000       (239,000)         275,000
    Accrued interest payable....     (3,091,000)    (2,513,000)       6,063,000
    Accrued expenses and other
     liabilities................        163,000        (92,000)        (724,000)
                                  -------------  -------------  ---------------
      Net cash provided by
       operating activities.....      5,597,000      5,895,000        9,812,000
                                  -------------  -------------  ---------------
Investing Activities:
  Purchase of equity
   securities...................             --    (12,946,000)     (19,716,000)
  Purchase of fixed income
   securities...................   (133,930,000)  (117,094,000)  (1,511,359,000)
  Purchase of interest rate
   caps.........................             --             --          (80,000)
  Payments on closed forward
   contracts....................    (23,283,000)            --               --
  Proceeds from sales of equity
   securities...................      6,481,000      9,636,000        1,662,000
  Proceeds from sales of fixed
   income securities............    193,953,000     40,406,000      594,201,000
  Proceeds from closed forward
   contracts....................      6,091,000             --               --
  Proceeds from sales of
   interest rate caps...........             --        172,000               --
  Proceeds from terminating
   interest rate swaps..........      5,554,000             --               --
  Principal payments on fixed
   income securities............     73,893,000    168,344,000      270,608,000
                                  -------------  -------------  ---------------
      Net cash provided by (used
       in) investing
       activities...............    128,759,000     88,518,000     (664,684,000)
                                  -------------  -------------  ---------------
Financing Activities:
  Net proceeds from reverse
   repurchase agreements........   (127,226,000)   (95,248,000)     680,090,000
  Dividend distributions........     (9,595,000)    (9,239,000)      (5,055,000)
  Purchase of treasury stock....             --             --      (10,569,000)
                                  -------------  -------------  ---------------
      Net cash used in financing
       activities...............   (136,821,000)  (104,487,000)     664,466,000
                                  -------------  -------------  ---------------
Net Increase (Decrease) in Cash
 and Cash Equivalents...........     (2,465,000)   (10,074,000)       9,594,000
Cash and Cash Equivalents at
 Beginning of Period............      2,605,000     12,679,000        3,085,000
                                  -------------  -------------  ---------------
Cash and Cash Equivalents at End
 of Period......................  $     140,000  $   2,605,000  $    12,679,000
                                  =============  =============  ===============
Supplemental Disclosure of Cash
 Flow Information:
  Cash paid for interest........  $  39,711,000  $  44,970,000  $    29,944,000
                                  =============  =============  ===============
Noncash Investing and Financing
 Activities:
  Net unrealized loss on
   securities available-for-sale
   and forward contracts........  $  25,434,000  $ (33,202,000) $     6,501,000
                                  =============  =============  ===============
  Principal payments, not yet
   received.....................  $   3,249,000  $   2,600,000  $       937,000
                                  =============  =============  ===============
  Securities purchased, not yet
   settled......................  $  14,514,000  $     838,000  $    87,800,000
                                  =============  =============  ===============
  Dividends declared, not yet
   paid.........................  $   2,073,000  $   2,724,000  $     1,777,000
                                  =============  =============  ===============

                 See accompanying notes to financial statements

                          APEX MORTGAGE CAPITAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 2000

Note 1 -- The Company

   Apex Mortgage Capital, Inc. (the "Company") was incorporated in Maryland on September 15, 1997. The Company commenced its operations of acquiring and managing a portfolio of mortgage assets on December 9, 1997, upon receipt of the net proceeds from the initial public offering of the Company's Common Stock. The Company uses its equity capital and borrowed funds to seek to generate income based on the difference between the yield on its investments and the cost of its borrowings. The Company is structured for tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

Note 2 -- Summary of Significant Accounting Policies

Cash and Cash Equivalents

   Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates their fair value.

Fixed Income Securities

   The Company's fixed income securities consist primarily of residential mortgage securities and other fixed income securities. All fixed income securities are recorded at cost on the date the assets are purchased. Realized gains and losses on sales of the securities are determined on an average cost basis. A majority of the Company's fixed income securities are expected to qualify as real estate assets under the REIT Provisions of the Code.

   Interest income on the Company's mortgage securities is accrued based on the actual coupon rate and the outstanding principal amount. Premiums and discounts are amortized into interest income over the lives of the securities using the effective yield method adjusted for the effects of estimated prepayments.

   Interest income on the Company's other fixed income securities is accrued using the effective interest method applied prospectively based on current market assumptions. When securities are deemed to be impaired, an impairment reserve is recorded. Such reserve is accounted for as an adjustment to the cost of the securities and is accreted into income on the same basis as the original discount.

   The Company's policy is to generally classify its fixed income securities as available-for-sale. The fixed income securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

Equity Securities

   The Company's equity securities consist primarily of equity securities issued by other real estate investment trusts.

   Dividend income on equity securities is recorded on the declaration date. Realized gains and losses on sales of the securities are determined on an average cost basis. A majority of the Company's equity securities are expected to qualify as real estate assets under the REIT Provisions of the Code.

   The Company's policy is to generally classify its equity securities as available-for-sale. Equity securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


Interest Rate Hedging Transactions

   The Company enters into interest rate swap and interest rate cap agreements in order to mitigate the impact of rising interest rates on the cost of its short-term borrowings. Amounts payable or receivable from such agreements are accounted for on an accrual basis and recognized as a net adjustment to interest expense. Premiums paid for cap agreements accounted for as hedges are recorded as other assets and amortized over the lives of such agreements as an adjustment to interest expense. Realized gains and losses on terminated swaps accounted for as hedges are recorded as other assets or other liabilities and amortized over the original lives of the agreements as an adjustment to interest expense.

   The Company also enters into forward contracts to sell U.S. Treasury notes in order to mitigate the negative impact of rising interest rates on the fair value of its fixed income securities available-for-sale. Unrealized gains and losses on open forwards are shown as assets and liabilities, respectively, and as accumulated other comprehensive income in the balance sheets. Realized gains and losses on terminated forwards are recorded as deferred gains and losses and included in accumulated other comprehensive income in the balance sheets, and are amortized over the remaining lives of the fixed income securities being hedged as an adjustment to income in the statements of operations.

Stock Based Compensation

   The Company grants stock options to its directors and officers and to certain directors, officers and employees of its investment manager and the investment manager itself, as discussed in Note 9. Options granted to directors of the Company are accounted for using the intrinsic value method, and generally no compensation expense is recognized in the statements of operations for such options. Other options are accounted for using the fair value method; such options are measured at their fair value when they are granted and are recognized as a general and administrative expense during the periods when the options vest and the related services are performed.

Federal and State Income Taxes

   The Company has elected to be taxed as a REIT and generally is not subject to federal and state taxes on its income to the extent it distributes annually 95% of its predistribution taxable income to stockholders and meets certain other asset, income and stock ownership tests. As such, no accrual for income taxes has been included in the financial statements.

Net Income Per Share

   Basic net income per share is calculated on the basis of the weighted average number of common shares outstanding during each period. Diluted net income per share includes the additional dilutive effect of Common Stock equivalents and outstanding stock options, and is calculated using the treasury stock method.

   Stock options that could potentially dilute net income per share in the future were not included in the computation of diluted net income per share in 2000 and 1998 because they would have been antidilutive for the period presented.

Income Recognition

   Income and expenses are recorded on the accrual basis of accounting.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


Credit Risk

   The Company has limited its exposure to credit losses on its portfolio of fixed income securities by purchasing securities that are either rated "AAA" by at least one nationally recognized rating agency or are issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), Fannie Mae (formerly known as the Federal National Mortgage Corporation) or the Government National Mortgage Association ("GNMA"). The payment of principal and interest on the FHLMC, Fannie Mae and GNMA securities are guaranteed by those respective agencies. In addition, the Company has the ability to purchase up to 10% of the portfolio in below investment grade securities.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement and subsequent amendments establish accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended, is effective for the Company's fiscal year beginning January 1, 2001.

   The Company has reviewed its financial instruments to identify those to which SFAS No. 133 and related amendments apply. Management believes that the only instruments for which the accounting will be affected by SFAS No. 133 are the forward contracts used to hedge fixed income securities. The transition adjustment that will be recorded on January 1, 2001 will result in the reclassification of $2,173,000 net losses of unrealized and deferred gains and losses on investment securities and forward contracts from accumulated other comprehensive income to current income. Also, deferred gains on interest rate swaps previously designated as hedges will be reclassified from other liabilities to accumulated other comprehensive income.

   In conjunction with the adoption of SFAS No. 133 on January 1, 2001, the Company will reclassify $594,469,000 of its mortgage securities from the available-for-sale category to the trading category for investments accounted for under SFAS No. 115. This change will result in the reclassification of $1,742,000 net unrealized gains from accumulated other comprehensive income to current income, in addition to net unrealized gains included in the SFAS No. 133 transition adjustment discussed above.

   During the year ended December 31, 1999, the Company wrote off $64,000 of unamortized organization costs in accordance with the adoption of SOP 98-5, Reporting on the Cost of Start-Up Activities.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


Note 3 -- Fixed Income and Equity Securities

  At December 31, 2000, fixed income securities consisted of the following:

                                 Adjustable   Fixed Rate Other Fixed
                                Rate Mortgage  Mortgage    Income
                                 Securities   Securities Securities   Total
                                ------------- ---------- ----------- --------
                                               (in thousands)
   Principal Amount............    $39,253     $557,962    $10,400   $607,615
   Unamortized Premium
    (Discount).................        978       (2,154)    (3,712)    (4,888)
   Impairment Reserve..........         --      (13,375)              (13,375)
                                   -------     --------    -------   --------
   Adjusted Cost...............     40,231      542,433      6,688    589,352
   Unrealized Gains............         46       11,783         --     11,829
   Unrealized Losses...........        (24)          --     (1,026)    (1,050)
                                   -------     --------    -------   --------
   Fair Value..................    $40,253     $554,216    $ 5,662   $600,131
                                   =======     ========    =======   ========

   At December 31, 1999, fixed income securities consisted of the following:

                                 Adjustable   Fixed Rate Other Fixed
                                Rate Mortgage  Mortgage    Income
                                 Securities   Securities Securities   Total
                                ------------- ---------- ----------- --------
                                               (in thousands)
   Principal Amount............    $31,923     $688,162    $10,400   $730,485
   Unamortized Premium
    (Discount).................        553        1,823     (3,185)      (809)
                                   -------     --------    -------   --------
   Amortized Cost..............     32,476      689,985      7,215    729,676
   Unrealized Gains............         33           --         --         33
   Unrealized Losses...........       (253)     (27,637)      (676)   (28,566)
                                   -------     --------    -------   --------
   Fair Value..................    $32,256     $662,348    $ 6,539   $701,143
                                   =======     ========    =======   ========

   The contractual final maturity of the mortgage loans supporting the mortgage securities is generally between 15 and 30 years at origination. Because of prepayments on the underlying mortgage loans, the actual weighted-average maturity is expected to be less.

   A portion of the other fixed income securities generally have an original maturity of five years subject to certain acceleration provisions. The expected average remaining maturity at December 31, 2000 and 1999 was approximately 2.0 and 3.0 years, respectively. The remaining portion has a fixed remaining maturity of approximately 1.5 years as of December 31, 2000.

   A portion of the adjustable rate mortgage securities are typically subject to periodic and lifetime caps that limit the amount an adjustable rate mortgage-backed security's interest rate can change during any given period and over the life of the asset. At December 31, 2000, the portion of adjustable rate mortgage securities that were subject to periodic and lifetime caps had an average periodic cap equal to 2.0% per annum and an average lifetime cap equal to 11.3%. At December 31, 1999, the average periodic cap on the adjustable rate mortgage assets was 2.0% per annum and the average lifetime cap was equal to 11.3%.

   During the year ended December 31, 2000 the Company realized $741,000 and $6,536,000 in gains and losses, respectively, on the sale of $97,440,000 and $96,513,000 of fixed income securities, respectively, which were classified as available-for-sale. During the year ended December 31, 1999 the Company realized $219,000 and $25,000 in gains and losses, respectively, on the sale of $5,684,000 and $34,722,000 of fixed income

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000

securities, respectively, which were classified as available-for-sale. During the year ended December 31, 1998 the Company realized $972,000 in gains on the sale of $594,201,000 of fixed income securities which were classified as available-for-sale.

   During the year ended December 31, 2000, the Company recorded an impairment reserve of $18,284,000 on its fixed-rate mortgage securities, which is included in net loss on investment transactions in the statements of operations. The impairment reserve represents an other-than-temporary decline in the fair value, as of September 30, 2000, of investments held that the Company no longer intends to hold until maturity. A portion of these investments were sold in the fourth quarter of 2000. The Company could also incur additional losses (or recapture losses already recognized) depending on the actual proceeds of future investment sales or if further impairment charges are required.

   The net deferred loss and unrealized loss of $7,345,000 and $1,079,000, respectively, on forward contracts were reclassified from other comprehensive income into net loss on investment transactions in the statement of operations during the year ended December 31, 2000 as part of the impairment charge recorded on the underlying assets being hedged.

  At December 31, 2000 and 1999, equity securities consisted of the following:

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
                                                            (in thousands)
   Cost...............................................   $13,016      $19,370
   Unrealized Gains...................................     1,091          789
   Unrealized Losses..................................      (713)      (2,678)
   Impairment Reserve.................................    (4,326)          --
                                                         -------      -------
   Fair Value.........................................   $ 9,068      $17,481
                                                         =======      =======

   During the year ended December 31, 2000 the Company realized $348,000 and $222,000 in gains and losses, respectively, on the sale of $3,419,000 and $3,062,000 of equity securities, respectively, which were classified as available-for-sale. During the year ended December 31, 1999 the Company realized $1,916,000 and $10,000 in gains and losses, respectively, on the sale of $9,495,000 and $141,000 of equity securities, respectively, which were classified as available-for-sale. During the year ended December 31, 1998, the Company realized $303,000 in gains on the sale of $1,662,000 of equity securities, which were classified as available-for-sale.

   At December 31, 2000, the Company held equity securities and senior unsecured notes issued by Dynex Capital, Inc. ("Dynex") with fair market values of $2,437,000 and $3,750,000, respectively. During the year ended December 31, 1999, Dynex suspended the payment of dividends on its preferred stock. Accordingly, the Company is no longer recognizing dividend income on its equity investments in Dynex. Dynex is currently paying interest on its senior notes. Accordingly, the Company is recognizing interest income on the senior note investments issued by Dynex. If Dynex were to suspend payment of interest on its senior notes, interest income recognized by the Company would be negatively impacted.

   During the year ended December 31, 2000, the Company recorded an impairment reserve of $3,368,000 on its Dynex preferred stock holdings which is included in net loss on investment transactions in the statement of operations. The Company could also incur additional losses if the remaining Dynex investments are sold or written down further.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


   During the year ended December 31, 2000, the Company recorded an impairment reserve on its Dynex Common Stock holdings of $958,000 which is included in net loss on investment transactions in the statement of operations. The Company could also incur additional losses if the remaining Dynex investments are sold or written down further.

Note 4 -- Interest Rate Cap Agreements and Treasury Put Options

   Interest rate cap agreements include the carrying value of interest rate caps purchased by the Company to mitigate the impact of rising interest rates on the cost of its short-term borrowings. As discussed in Note 10, the Company has entered into certain interest rate swap transactions. The execution of these swaps eliminated the need for the cap protection previously purchased. Accordingly, the interest rate cap agreements no longer qualified for hedge accounting and were written down to zero during the year ended December 31, 1998. During the year ended December 31, 1999, the interest rate caps were sold, resulting in a realized gain of $172,000, which is included in net gain on investment transactions in the 1999 statement of operations.

   There were no outstanding interest rate cap agreements as of December 31, 2000 and 1999.

   Under these agreements, the Company received cash payments to the extent of the excess of the three-month London Interbank Offered Rate ("LIBOR") over the agreements' contract rate times the notional amount.

   During the year ended December 31, 1999, the Company purchased put options on ten-year U.S. Treasury futures contracts with a notional amount of $50,000,000. The options did not qualify for hedge accounting under SFAS No. 80 and were therefore accounted for as trading securities under SFAS No. 115. The options expired during 1999, which resulted in a realized loss of $334,000, which is included in net gain on investment transactions in the 1999 statement of operations.

Note 5 -- Reverse Repurchase Agreements

   The Company has entered into reverse repurchase agreements to finance certain of its investments. These agreements are secured by a portion of the Company's investments and bear interest rates that have historically moved in close relationship to LIBOR.

   At December 31, 2000, the Company had outstanding $545,434,000 of reverse repurchase agreements with a weighted average current borrowing rate of 6.61% and a maturity of 1.1 months. The reverse repurchase agreements were collateralized by securities with an estimated fair value of $564,274,000.

   At December 31, 1999, the Company had outstanding $672,660,000 of reverse repurchase agreements with a weighted average current borrowing rate of 5.98% and a maturity of 2.0 months. The reverse repurchase agreements were collateralized by securities with an estimated fair value of $689,396,000.

   For the year ended December 31, 2000, the average reverse repurchase agreement balance was $576,190,000 with a weighted average interest cost of 6.33%. The maximum reverse repurchase agreement balance outstanding during the year ended December 31, 2000 was $672,660,000.

   For the year ended December 31, 1999, the average reverse repurchase agreement balance was $732,960,000 with a weighted average interest cost of 5.28%. The maximum reverse repurchase agreement balance outstanding during the year ended December 31, 1999 was $812,019,000.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


Note 6 -- Fair Value of Financial Instruments

   The following table presents the amortized cost and estimated fair values of the Company's financial instruments. SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale:

                                            At December 31,    At December 31,
                                                 2000               1999
                                           -----------------  -----------------
                                           Adjusted   Fair    Adjusted   Fair
                                             Cost    Value      Cost    Value
                                           -------- --------  -------- --------
                                                 (dollars in thousands)
   Mortgage related securities............ $582,664 $594,469  $722,461 $694,604
   Equity securities......................    8,690    9,068    19,360   17,481
   Other fixed income securities..........    6,688    5,662     7,215    6,539
   Interest rate swaps....................       --       --        --    3,815
   Forward contracts......................       --   (3,731)       --    3,909

   Adjusted cost in the table above includes the net effect of unamortized impairment reserves.

   The Company bases its fair value estimates for mortgage related securities, equity securities, other fixed income securities, interest rate swaps, and forward contracts primarily on third party price indications provided by dealers who make markets in these financial instruments when such indications are available. However, the fair value reported reflects estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Cash and cash equivalents, interest receivable and reverse repurchase agreements are reflected in the financial statements at their costs, which approximates their fair value because of the short-term nature of these instruments.

Note 7 -- Stock Repurchase Program

   The Company's Board of Directors has authorized a program to repurchase shares of the Company's Common Stock. At December 31, 2000 and 1999, the Company was authorized to repurchase an additional 552,900 shares of the Company's Common Stock pursuant to the repurchase program.

   At December 31, 2000 and 1999, the Company held 947,100 shares of treasury stock repurchased in 1998. During the years ended December 31, 2000 and 1999, the Company did not repurchase any treasury shares.

Note 8 -- Transactions with Affiliates

   The Company has entered into a Management Agreement (the "Management Agreement"), as amended, with TCW Investment Management Company (the "Manager"), a wholly owned subsidiary of The TCW Group, Inc., under which the Manager will manage its day-to-day operations, subject to the direction and oversight of the Company's Board of Directors. The Company will pay the Manager annual base management compensation, payable monthly in arrears, equal to 3/4 of 1% of the average net invested capital as further defined in the Management Agreement.

   The Company recorded expense of $512,000, $629,000, and $644,000 in base management compensation to the Manager during the years ended December 31, 2000, 1999 and 1998, respectively.

   The accrued liability for base management compensation was $85,000 and $157,000 at December 31, 2000 and 1999, respectively.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


   The Company also pays the Manager, as incentive compensation, an amount equal to 30% of the Net Income of the Company, before incentive compensation, in excess of the amount that would produce an annualized return on equity equal to the ten-year US Treasury rate plus 1% as further defined in the Management Agreement.

   The Company recorded expense of $1,714,000 and $619,000 for incentive compensation to the Manager for the years ended December 31, 1999 and 1998, respectively. No incentive compensation was incurred for the year ended December 31, 2000.

   There was no accrued liability for incentive compensation at December 31, 2000. The accrued liability for incentive compensation was $216,000 at December 31, 1999.

   The Company may also grant stock options to directors, officers and key employees of the Company, the Manager, its directors, officers and key employees (see Note 9).

   The Management Agreement may be renewed each year at the discretion of the Company's Board of Directors, unless previously terminated by the Company or the Manager upon written notice. Except in the case of a termination or non-renewal by the Company for cause, upon termination or non-renewal of the Management Agreement by the Company, the Company is obligated to pay the Manager a termination or non-renewal fee, which may be significant. The termination or non-renewal fee shall be equal to the fair market value of the Management Agreement without regard to the Company's termination right, as determined by an independent appraisal. Neither the fair market value of the Management Agreement nor the various factors that an appraiser may find relevant in its determination of the fair market value can be determined at this time. The fair market value of the Management Agreement will be affected by significant variables, including (i) the historical management fees paid to the Manager, (ii) any projections of future management fees to be paid to the Manager determined by the independent appraiser, (iii) the relative valuations of agreements similar to the Management Agreement and (iv) other factors, all of which may be unrelated to the performance of the Manager. Similar management agreements have been valued at as much as eight times the historical annual fees paid under such agreements. Any termination or non-renewal fee paid may be materially greater than eight times historical fees and the Company can provide no assurance at this time as to the amount of any such fee.

   The Company's other fixed income investments include securities that are issued by special purpose companies that invest primarily in mortgage-related assets. The Manager serves as the investment manager to these companies and is paid fees in connection with such services. The Company does not anticipate paying any management fees directly to the Manager in connection with these investments.

Note 9 -- Stock Options

   The Company has adopted a stock option plan (the "Amended and Restated 1997 Stock Option Plan") that provides for the grant of both qualified incentive stock options that meet the requirements of Section 422 of the Code, and non-qualified stock options, stock appreciation rights and dividend equivalent rights. Stock options may be granted to directors of the Company ("employees"), and to the Manager and the directors, officers and key employees of the Manager ("non-employees").

   The exercise price for any stock option granted under the Amended and Restated 1997 Stock Option Plan may not be less than 100% of the fair market value of the shares of Common Stock at the time the option is granted. Each option must terminate no more than ten years from the date it is granted. Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Amended and Restated 1997 Stock Option Plan authorizes the grant of options to purchase an aggregate of 1,000,000 shares of Common Stock.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


   The Company recognized stock option expense relating to the options granted to the non-employees of $95,000, $287,000 and $118,000 during the years ended December 31, 2000, 1999 and 1998, respectively.

   For stock options outstanding at December 31, 2000, the range of exercise prices is $6.98 to $15.00 per share and the weighted-average remaining contractual life is 8.19 years.

   For the year ended December 31, 2000, options to purchase 183,000 shares of the Company's Common Stock were granted to directors of the Company and options to purchase 125,000 shares were granted to officers of the Company and officers and key employees of the Manager. The exercise price of the options granted during 2000 was $6.98 per share. None of the options granted during 2000 include dividend equivalent rights.

   The fair value of each option granted during 2000 was estimated to be $0.04 as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 20% per annum; expected volatility of 30%; risk free interest rate of 5.22% per annum; and an expected life of 10 years.

   The options granted during 2000 expire in December 2010 and vested in two equal installments during the month of December in 2001 and 2002.

   For the year ended December 31, 1998, options to purchase 112,000 shares of the Company's Common Stock were granted to directors of the Company and options to purchase 58,000 shares were granted to officers of the Company and officers and key employees of the Manager. The exercise price of the options granted during 1998 was $10.38 per share. All of the options granted during 1998 include dividend equivalent rights that entitle the option holder to receive a cash payment equal to the dividends declared on the Company's Common Stock multiplied by the number of options held until the options are exercised or expire.

   The fair value of each option granted during 1998 was estimated to be $5.32 as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0% per annum (to account for the dividend equivalent rights); expected volatility of 30%; risk free interest rate of 4.57% per annum; and an expected life of 10 years.

   The options granted during 1998 expire in December 2008 and vested in two equal installments during the month of December in 1999 and 2000.

   For the year ended December 31, 1997, options to purchase 210,000 shares of the Company's Common Stock were granted to directors of the Company and options to purchase 190,000 shares were granted to officers of the Company and officers and key employees of the Manager. The exercise price of the options granted during 1997 was $15 per share.

   The fair value of each option granted during 1997 was estimated to be $1.05 as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 11% per annum; expected volatility of 30%; risk free interest rate of 5.82% per annum; and an expected life of 10 years.

   The options granted during 1997 expire in December 2007 and vest in three equal installments during the month of February in 1999, 2000 and 2001.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


   If the Company had recorded stock option grants to Company directors at fair value and related compensation expense, the pro forma effect on the Company's net income and earnings per share would have been as follows:

                                         Year Ended   Year Ended   Year Ended
                                        December 31,   December   December 31,
                                            2000       31, 1999       1998
                                        ------------  ----------- ------------
   Net (loss) income -- as reported.... ($28,243,000) $11,112,000  $5,547,000
   Net (loss) income -- pro forma...... ($28,409,000)  10,611,000   5,411,000

   Basic earnings per share -- as
    reported...........................       ($4.91)       $1.93       $0.90
   Diluted earnings per share -- as
    reported...........................       ($4.91)       $1.92       $0.90
   Basic earnings per share -- pro
    forma..............................       ($4.94)       $1.84       $0.87
   Diluted earnings per share -- pro
    forma..............................       ($4.94)       $1.84       $0.87

   Information regarding stock option activity during the years ended December 31, 2000, 1999, and 1998 is as follows:

                                                                    Weighted
                                                                    Average
                                                         Shares  Exercise Price
                                                         ------- --------------
   Options Outstanding at January 1, 1998............... 400,000     $15.00

   Options Granted During 1998.......................... 170,000      10.38
   Exercised............................................      --         --
   Expired..............................................      --         --
                                                         -------
   Options Outstanding at December 31, 1998 and 1999.... 570,000      13.62

   Options Granted During 2000.......................... 308,000       6.98
   Exercised............................................      --         --
   Expired..............................................      --         --
                                                         -------     ------
   Options Outstanding at December 31, 2000............. 878,000     $11.29
                                                         =======     ======

Note 10 -- Contractual Commitments

  There were no interest rate swap agreements at December 31, 2000.

   During the year ended December 31, 1999 the Company entered into interest rate swap agreements as summarized below. Under these agreements, the Company received a floating rate and paid a fixed rate.

   December 31, 1999:

       Current                                             Average         Unrealized
   Notional Amount       Average         Floating        Termination         Gains
        (000)           Fixed Rate         Rate             Date             (000)
   ---------------      ----------       --------        -----------       ----------
    $400,129              5.869%         1Mo LIBOR        8/9/2001           $3,815

   The Company received $334,000 from the swap counter-parties during the year ended December 31, 2000, which is netted against interest expense in the statements of operations. The Company paid $3,614,000 and $414,000 to the swap counter-parties during the years ended December 31, 1999 and 1998, respectively, which is included in interest expense in the statements of operations.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


   During the year ended December 31, 2000, the Company terminated all outstanding interest rate swap agreements with a combined notional amount of $386,213,000 which resulted in a deferred gain of $5,554,000 that is being amortized over the remaining life of the original swap agreements. The deferred gain is included in other liabilities on the balance sheet and the amortization expense is included in interest expense in the statements of operations. During the year ended December 31, 2000, $3,008,000 of the deferred gain was amortized. Approximately 92% of the deferred gain will be amortized by August 31, 2001. The remaining deferred gain will be fully amortized by May 31, 2002.

   During the year ended December 31, 1999, the Company terminated interest rate swap agreements with a combined notional amount of $255,530,000 which resulted in a net deferred loss of $66,000 that is being amortized over the remaining life of the original swap agreements. The net deferred loss is included in other assets on the balance sheet and the amortization expense is included in interest expense on the statements of operations. During years ended December 31, 2000 and 1999, $23,000 and $42,000 of the net deferred loss was amortized, respectively.

   The Company is generally required to deposit collateral with the swap agreement counter-parties in an amount at least equal to the amount of any unrealized losses. At December 31, 1999 the Company had securities with a fair market value of $2,592,000 on deposit with its counter-parties. At December 31, 1999 the Company received fixed income securities with a fair market value of $1,600,000 as a deposit from a swap agreement counter-party.

Note 11 -- Forward Contracts

   At December 31, 2000, the Company had open forward contracts to sell U.S. Treasury notes with terms stated below.

       Current           Average       Net Unrealized
   Notional Amount     Termination         Losses          Average Maturity of
        (000)             Date             (000)          Underlying Securities
   ---------------     -----------     --------------     ---------------------
    $575,000            1/19/2001         $(3,731)             2.99 Years

   At December 31, 1999, the Company had open forward contracts to sell U.S. Treasury notes with terms stated below.

       Current             Average           Unrealized
   Notional Amount       Termination           Gains             Average Maturity of
        (000)               Date               (000)            Underlying Securities
   ---------------       -----------         ----------         ---------------------
    $335,000              2/12/2000            $3,909                3.36 Years

   During the year ended December 31, 2000, forward contracts to sell U.S. Treasury notes with a notional amount of $5,670,000,000 were closed resulting in a net deferred loss of $16,860,000. $8,425,000 of the deferred loss incurred was reclassified from other comprehensive income into net loss on investment transactions in the statement of operations during the year ended December 31, 2000 as part an impairment charge recorded on the underlying assets being hedged. The Company anticipates reclassifying the remaining deferred and unrealized losses from other comprehensive income into a net loss line item in the statement of operations on January 1, 2001 in connection with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133.

   During the year ended December 31, 1999, two forward contracts to sell U.S. Treasury notes with a notional amount of $135,000,000 and $100,000,000 were closed resulting in a deferred loss of $390,000 and

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000

deferred gain of $51,000, respectively. The deferred loss and gain are being amortized as an adjustment to interest income over the remaining weighted average lives of the fixed income securities being hedged, which was 4.8 years at December 31, 1999.

   The contracts were entered into to mitigate the negative impact of rising interest rates on fixed income securities available-for-sale that generally have a market-weighted average duration approximately equal to the contracts shown above.

Note 12 -- Adoption of Shareholder Rights Plan

   On June 30, 1999, the Board of Directors of Apex Mortgage Capital, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Company Common Stock to stockholders of record at the close of business on July 30, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a Purchase Price of $50, subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent.

   Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require that, prior to the occurrence of a triggering event, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

   The Rights are not exercisable until the Distribution Date and will expire on July 30, 2009, unless earlier redeemed or exchanged by the Company.

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


Note 13 -- Reclassification Adjustments of Comprehensive Income

   The following is a presentation of the reclassification amounts to comprehensive income for the years ended December 31, 2000, 1999 and 1998:

                                       For the Year  For the Year  For the Year
                                          Ended         Ended         Ended
                                       December 31,  December 31,  December 31,
                                           2000          1999          1998
                                       ------------  ------------  ------------
Unrealized gains (losses) arising
 during the year.....................  $  1,315,000  $(36,212,000)  $6,689,000
Less: reclassification of net losses
 to impairment reserve...............    22,610,000            --           --
Less: reclassification adjustment for
 net losses (gains) resulting from
 asset sales.........................     8,935,000      (899,000)    (188,000)
                                       ------------  ------------   ----------
Net unrealized gains (losses) on
 investments available-for-sale......  $ 32,860,000  $(37,111,000)  $6,501,000
                                       ============  ============   ==========
Net deferred (losses) from forward
 contracts closed during the year....  $(16,860,000) $         --   $       --
Less: reclassification of net
 deferred and unrealized losses to
 impairment reserve..................     8,424,000            --           --
Less: reclassification adjustment for
 net losses included in net income...       346,000            --           --
Less: reclassification adjustment for
 net losses resulting from asset
 sales...............................       664,000            --           --
                                       ------------  ------------   ----------
Net unrealized (loss) and deferred
 losses on forward contracts.........  $ (7,426,000) $         --   $       --
                                       ============  ============   ==========

                          APEX MORTGAGE CAPITAL, INC.

                               December 31, 2000


Note 14 -- Summarized Quarterly Results (Unaudited)

   The following is a presentation of the quarterly results of operations (amounts are in thousands except per share amounts):

                                            Year Ended December 31, 2000
                                          -----------------------------------
                                          Fourth    Third    Second    First
                                          Quarter  Quarter   Quarter  Quarter
                                          -------  --------  -------  -------
Interest Income.......................... $10,224  $  9,580  $10,893  $12,137
Interest Expense.........................   7,901     7,600    8,590    9,688
                                          -------  --------  -------  -------
 Net Interest Income.....................   2,323     1,980    2,303    2,449
                                          -------  --------  -------  -------
Net Gain (Loss) on Investment
 Transactions............................     741   (29,912)  (7,532)      --
Dividend Income..........................     230       185      354      370
General and Administrative Expenses......    (290)     (680)    (241)    (523)
                                          -------  --------  -------  -------
 Net (Loss) Income....................... $ 3,004  $(28,427) $(5,116) $ 2,296
                                          =======  ========  =======  =======
Basic EPS................................ $  0.52  $  (4.94) $ (0.89) $  0.40
                                          =======  ========  =======  =======
Diluted EPS.............................. $  0.52  $  (4.94) $ (0.89) $  0.40
                                          =======  ========  =======  =======
Average Number of Shares Outstanding --
  Basic (net of treasury shares).........   5,753     5,753    5,753    5,753
                                          =======  ========  =======  =======
Average Number of Shares Outstanding --
  Diluted (net of treasury shares).......   5,753     5,753    5,753    5,753
                                          =======  ========  =======  =======
Dividend Declared Per Share..............   $0.35     $0.35    $0.35    $0.46
                                          =======  ========  =======  =======

                                             Year Ended December 31, 1999
                                            ----------------------------------
                                            Fourth    Third   Second    First
                                            Quarter  Quarter  Quarter  Quarter
                                            -------  -------  -------  -------
Interest Income............................ $12,375  $13,124  $13,081  $13,937
Interest Expense...........................  10,093   10,231   10,760   11,261
                                            -------  -------  -------  -------
 Net Interest Income.......................   2,282    2,893    2,321    2,676
                                            -------  -------  -------  -------
Net Gain on Investment Transactions........     225      437      662      614
Dividend Income............................     489      503      684      711
General and Administrative Expenses........    (665)    (868)    (813)  (1,039)
                                            -------  -------  -------  -------
 Net Income................................ $ 2,331  $ 2,965  $ 2,854  $ 2,962
                                            =======  =======  =======  =======
Basic EPS..................................   $0.41    $0.52    $0.50    $0.51
                                            =======  =======  =======  =======
Diluted EPS................................   $0.40    $0.51    $0.49    $0.51
                                            =======  =======  =======  =======
Average Number of Shares Outstanding --
  Basic
 (net of treasury shares)..................   5,753    5,753    5,753    5,753
                                            =======  =======  =======  =======
Average Number of Shares Outstanding --
  Diluted
 (net of treasury shares) .................   5,771    5,784    5,787    5,773
Dividend Declared Per Share................   $0.46    $0.46    $0.42    $0.38
                                            =======  =======  =======  =======

                          APEX MORTGAGE CAPITAL, INC.

                                 BALANCE SHEETS
                                  (Unaudited)

                                                       June 30,    December 31,
                                                         2001          2000
                                                     ------------  ------------
                      ASSETS
                      ------
Cash and cash equivalents..........................  $  2,357,000  $    140,000
Fixed income trading securities, at fair value
 (Note 3)..........................................   527,996,000            --
Fixed income securities available-for-sale, at fair
 value (Note 3)....................................     5,467,000   600,131,000
Equity securities available-for-sale, at fair value
 (Note 3)..........................................    10,240,000     9,068,000
Accrued interest receivable........................     3,409,000     3,734,000
Principal payments receivable......................            --       288,000
Other assets.......................................       693,000       712,000
                                                     ------------  ------------
                                                     $550,162,000  $614,073,000
                                                     ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Liabilities
  Reverse repurchase agreements (Note 4)...........  $501,604,000  $545,434,000
  Payable for unsettled securities.................            --    14,514,000
  Accrued interest payable.........................       572,000       569,000
  Dividend payable.................................     2,446,000     2,073,000
  Unrealized loss on forward contracts, at fair
   value (Note 10).................................       158,000     3,731,000
  Deferred gain on interest rate swap contracts....            --     2,546,000
  Accrued expenses and other liabilities...........       370,000       823,000
                                                     ------------  ------------
                                                      505,150,000   569,690,000
                                                     ------------  ------------
Commitments and contingencies (Notes 3, 4, 9 and
 10)...............................................            --            --

Stockholders' Equity
  Preferred stock, par value $0.01 per share;
   50,000,000 shares authorized; no shares
   outstanding.....................................            --            --
  Common stock, par value $0.01 per share;
   100,000,000 shares authorized; 5,753,000 shares
   outstanding (Notes 6 and 8).....................        58,000        58,000
  Additional paid-in-capital.......................    82,802,000    82,800,000
  Accumulated other comprehensive income (loss)....     2,617,000    (1,079,000)
  Retained deficit.................................   (40,465,000)  (37,396,000)
                                                     ------------  ------------
                                                       45,012,000    44,383,000
                                                     ------------  ------------
                                                     $550,162,000  $614,073,000
                                                     ============  ============

                See accompanying notes to financial statements.

                          APEX MORTGAGE CAPITAL, INC.

                            STATEMENT OF OPERATIONS
                                  (Unaudited)

                           Three Months  Three Months
                              Ended         Ended       Six Months    Six Months
                             June 30,      June 30,        Ended         Ended
                               2001          2000      June 30, 2001 June 30, 2000
                           ------------  ------------  ------------- -------------
Interest Income:
Fixed income securities..  $ 9,730,000   $10,789,000    $20,708,000   $22,868,000
Cash and cash
 equivalents.............       34,000       105,000         76,000       162,000
                           -----------   -----------    -----------   -----------
                             9,764,000    10,894,000     20,784,000    23,030,000
Interest Expense.........    4,988,000     8,590,000     12,064,000    18,278,000
                           -----------   -----------    -----------   -----------
Net Interest Income......    4,776,000     2,304,000      8,720,000     4,752,000
Dividend Income..........      306,000       354,000        494,000       724,000
                           -----------   -----------    -----------   -----------
Total Operating Income...    5,082,000     2,658,000      9,214,000     5,476,000
                           -----------   -----------    -----------   -----------
General and
 Administrative Expenses:
Management fee (Note 7)..       84,000       147,000        172,000       303,000
Incentive fee from
 operations (Note 7).....           --      (152,000)            --            --
Other....................      216,000       246,000        397,000       461,000
                           -----------   -----------    -----------   -----------
                               300,000       241,000        569,000       764,000
                           -----------   -----------    -----------   -----------
Operating Income, net of
 General and
 Administrative
 Expenses................    4,782,000     2,417,000      8,645,000     4,712,000
                           -----------   -----------    -----------   -----------
Net (Loss) from
 Investment Activities...   (4,382,000)   (7,532,000)    (6,840,000)   (7,532,000)
Reclassification of
 Previously Unrealized
 Gains (Note 2)..........           --            --      1,742,000            --
                           -----------   -----------    -----------   -----------
Net Income (Loss) Before
 Cumulative Effect of
 Change in Accounting
 Principle...............      400,000    (5,115,000)     3,547,000    (2,820,000)
                           -----------   -----------    -----------   -----------
Cumulative Effect of
 Change in Accounting
 Principle...............           --            --     (2,173,000)           --
                           -----------   -----------    -----------   -----------
Net Income (Loss)........  $   400,000   $(5,115,000)   $ 1,374,000   $(2,820,000)
                           ===========   ===========    ===========   ===========
Net Income (Loss) Per
 Share Before Cumulative
 Effect of Change in
 Accounting Principle:
Basic....................  $      0.07   $     (0.89)   $      0.62   $     (0.49)
                           ===========   ===========    ===========   ===========
Diluted..................  $      0.07   $     (0.89)   $      0.61   $     (0.49)
                           ===========   ===========    ===========   ===========
Effect of Accounting
 Change Per Share:
Basic....................  $        --   $        --    $     (0.38)  $        --
                           ===========   ===========    ===========   ===========
Diluted..................  $        --   $        --    $    (0.37)   $        --
                           ===========   ===========    ===========   ===========
Net Income (Loss) Per
 Share:
Basic....................  $      0.07   $     (0.89)   $      0.24   $     (0.49)
                           ===========   ===========    ===========   ===========
Diluted..................  $      0.07   $     (0.89)   $      0.24   $     (0.49)
                           ===========   ===========    ===========   ===========
Weighted Average Number
 of Shares Outstanding:
Basic....................    5,753,000     5,753,000      5,753,000     5,753,000
                           ===========   ===========    ===========   ===========
Diluted..................    5,819,000     5,753,000      5,819,000     5,753,000
                           ===========   ===========    ===========   ===========
Dividends Declared Per
 Share...................  $      0.40   $      0.35    $      0.75   $      0.81
                           ===========   ===========    ===========   ===========

                See accompanying notes to financial statements.

                          APEX MORTGAGE CAPITAL, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                 Three Months Ended March 31 and June 30, 2001
                                  (Unaudited)

                                                                       Accumulated
                                                         Accumulated    Dividend
                            Common Stock    Additional      Other     Distributions
                          -----------------   Paid-in   Comprehensive in Excess of   Comprehensive
                           Shares   Amount    Capital   Income (Loss)  Net Income    Income/(Loss)    Total
                          --------- ------- ----------- ------------- -------------  ------------- -----------
Balance, December 31,
 2000...................  5,753,000 $58,000 $82,800,000  ($1,079,000) ($37,396,000)                $44,383,000
Issuance of stock
 options to non-
 employees (Note 8).....                          1,000                                                  1,000
Net income..............                                                   974,000    $   974,000      974,000
Other comprehensive
 income:
Cumulative effect of
 change in accounting
 principle (Note 2).....                                   2,173,000                    2,173,000    2,173,000
Reclassification of
 previously unrealized
 gains..................                                  (1,742,000)                  (1,742,000)  (1,742,000)
Change in unrealized
 gain on available-for-
 sale securities........                                   2,450,000                    2,450,000    2,450,000
Cumulative effect of
 change in accounting
 principle --
 reclassification of
 deferred gain on
 terminated swaps.......                                   2,546,000                    2,546,000    2,546,000
Amortization of deferred
 gain on terminated
 swaps..................                                  (1,152,000)                  (1,152,000)  (1,152,000)
                          --------- ------- -----------  -----------  ------------    -----------
Comprehensive income....                                                                5,249,000
                                                                                      ===========
Dividends declared......                                                (2,073,000)                 (2,073,000)
                          --------- ------- -----------  -----------  ------------                 -----------
Balance, March 31,
 2001...................  5,753,000  58,000  82,801,000    3,196,000   (38,495,000)                 47,560,000
Issuance of stock
 options to non-
 employees (Note 8).....                          1,000                                                  1,000
Net income..............                                                   400,000        400,000      400,000
Other comprehensive
 income: Change in
 unrealized gain on
 available-for-sale
 securities.............                                     367,000                      367,000      367,000
Amortization of deferred
 gain on terminated
 swaps..................                                    (946,000)                    (946,000)    (946,000)
                          --------- ------- -----------  -----------  ------------    -----------
Comprehensive loss......                                                              $  (179,000)
                                                                                      ===========
Dividends declared......                                                (2,370,000)                 (2,370,000)
                          --------- ------- -----------  -----------  ------------                 -----------
Balance, June 30, 2001..  5,753,000 $58,000 $82,802,000  $ 2,617,000  ($40,465,000)                $45,012,000
                          ========= ======= ===========  ===========  ============                 ===========

                See accompanying notes to financial statements.

                          APEX MORTGAGE CAPITAL, INC.

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                         Three Months  Three Months   Six Months    Six Months
                            Ended         Ended         Ended         Ended
                           June 30,      June 30,      June 30,      June 30,
                             2001          2000          2001          2000
                         ------------  ------------  ------------  ------------
Operating Activities:
  Net Income (Loss)..... $   400,000   $ (5,115,000) $  1,374,000  $ (2,820,000)
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Amortization........  (1,214,000)      (522,000)   (2,944,000)     (431,000)
    Net loss on
     investing
     activities.........   4,382,000      7,532,000     6,840,000     7,532,000
    Cumulative effect of
     change in
     accounting
     principle..........          --             --     2,173,000            --
    Reclassification of
     previously
     unrealized gains...          --             --    (1,742,000)           --
    Change in assets and
     liabilities:
      Trading
       securities.......  49,145,000             --    42,809,000            --
      Accrued interest
       receivable.......     334,000        922,000       325,000     2,579,000
      Other assets......     (56,000)        39,000        19,000       472,000
      Accrued interest
       payable..........     (80,000)       474,000         3,000    (2,898,000)
      Accrued expenses
       and other
       liabilities......    (328,000)      (178,000)     (453,000)     (368,000)
                         -----------   ------------  ------------  ------------
      Net cash provided
       by operating
       activities.......  52,583,000      3,152,000    48,404,000     4,066,000
                         -----------   ------------  ------------  ------------
Investing Activities:
  Payments on closed
   forward contracts....          --     (5,343,000)           --    (6,462,000)
  Proceeds from sales of
   equity securities....   1,712,000      5,088,000     1,712,000     5,088,000
  Proceeds from sales of
   fixed income
   securities...........          --     96,513,000            --    96,513,000
  Proceeds from closed
   forward contracts....          --        426,000            --     5,891,000
  Proceeds from
   terminating interest
   rate swaps...........          --      5,554,000            --     5,554,000
  Principal payments on
   fixed income
   securities available-
   for-sale.............          --     19,230,000            --    41,077,000
                         -----------   ------------  ------------  ------------
      Net cash provided
       by investing
       activities.......   1,712,000    121,468,000     1,712,000   147,661,000
                         -----------   ------------  ------------  ------------
Financing Activities:
  Net (repayments) on
   reverse repurchase
   agreements........... (54,143,000)  (121,280,000)  (43,830,000) (145,469,000)
  Dividend
   distributions........  (2,034,000)    (2,775,000)   (4,069,000)   (5,449,000)
                         -----------   ------------  ------------  ------------
      Net cash used in
       financing
       activities....... (56,177,000)  (124,055,000)  (47,899,000) (150,918,000)
Net (Decrease) Increase
 in Cash and Cash
 Equivalents............  (1,882,000)       565,000     2,217,000       809,000
Cash and Cash
 Equivalents at
 Beginning of Period....   4,239,000      2,849,000       140,000     2,605,000
                         -----------   ------------  ------------  ------------
Cash and Cash
 Equivalents at End of
 Period................. $ 2,357,000   $  3,414,000  $  2,357,000  $  3,414,000
                         ===========   ============  ============  ============
Supplemental Disclosure
 of Cash Flow
 Information:
  Cash paid for
   interest............. $ 6,013,000   $  8,039,000  $ 14,159,000  $ 21,071,000
                         ===========   ============  ============  ============
Noncash Investing and
 Financing Activities:
  Change in accumulated
   other comprehensive
   income............... $  (579,000)  $ (4,302,000) $  3,696,000  $   (136,000)
                         ===========   ============  ============  ============
  Principal payments,
   not yet received..... $        --   $    191,000  $    288,000  $  3,537,000
                         ===========   ============  ============  ============
  Securities purchased,
   not yet settled...... $        --             --  $(14,514,000) $         --
                         ===========   ============  ============  ============
  Dividends declared,
   not yet paid......... $(2,446,000)  $ (2,073,000) $ (2,073,000) $ (2,724,000)
                         ===========   ============  ============  ============

                See accompanying notes to financial statements.

                          APEX MORTGAGE CAPITAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 June 30, 2001
                                  (Unaudited)

Note 1 -- The Company

   Apex Mortgage Capital, Inc. (the "Company") was incorporated in Maryland on September 15, 1997. The Company commenced its operations of acquiring and managing a portfolio of mortgage assets on December 9, 1997, upon receipt of the net proceeds from the initial public offering of the Company's common stock. The Company uses its equity capital and borrowed funds to seek to generate income based on the difference between the yield on its investments and the cost of its borrowings. The Company is structured for tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

Note 2 -- Summary of Significant Accounting Policies

Basis of Presentation

   The accompanying financial statements of Apex Mortgage Capital, Inc. have been prepared in accordance with the instructions to Form 10-Q. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These statements should be read in conjunction with the consolidated financial statements and notes thereto included in our 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Interim results are not necessarily indicative of results for a full year.

   Certain balances shown in prior period Balance Sheets and Statements of Operations have been reclassified to conform to the current period presentation for comparative purposes.

Cash and Cash Equivalents

   Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates their fair value.

Fixed Income Securities

   The Company's fixed income securities consist primarily of residential mortgage securities and other fixed income securities. All fixed income securities are recorded at cost on the date the assets are purchased. Realized gains and losses on sales of the securities are determined on an average cost basis. A majority of the Company's fixed income securities are expected to qualify as real estate assets under the REIT Provisions of the Code.

   Interest income on the Company's mortgage securities is accrued based on the actual coupon rate and the outstanding principal amount. Premiums and discounts are amortized into interest income over the lives of the securities using the effective yield method adjusted for the effects of estimated prepayments. When securities are deemed to be impaired, an impairment reserve is recorded. Such reserve is accounted for as an adjustment to the cost of the securities and is accreted into income on the same basis as the original discount.

   Interest income on the Company's other fixed income securities is accrued using the effective interest method applied prospectively based on current market assumptions.

   Beginning on January 1, 2001, the Company's policy is to generally classify its fixed income securities that are subject to a hedging strategy and are generally expected to experience a higher level of turnover as trading securities. These fixed income securities are reported at fair value with unrealized gains and losses

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)

included in earnings each reporting period. Fixed income securities that are generally not subject to hedging and are expected to experience a lower level of turnover are classified as available-for-sale. These fixed income securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

Equity Securities

   The Company's equity securities consist primarily of equity securities issued by other real estate investment trusts.

   Dividend income on equity securities is recorded on the declaration date. Realized gains and losses on sales of the securities are determined on an average cost basis. A majority of the Company's equity securities are expected to qualify as real estate assets under the REIT Provisions of the Code.

   The Company's policy is to generally classify its equity securities as available-for-sale. Equity securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

Interest Rate Hedging Transactions

   The Company may enter into interest rate swap and interest rate cap agreements in order to mitigate the impact of rising interest rates on the cost of its short-term borrowings. The Company may also enter into forward contracts to sell U.S. Treasury notes in order to mitigate the negative impact of rising interest rates on the fair value of certain fixed income securities. Prior to December 31, 2000, unrealized gains and losses on open forwards were shown as assets and liabilities, respectively, and as accumulated other comprehensive income in the balance sheets. Realized gains and losses on terminated forwards were recorded as deferred gains and losses, included in accumulated other comprehensive income in the balance sheets and were amortized over the remaining lives of the fixed income securities being hedged as an adjustment to income in the statements of operations. Beginning on January 1, 2001, all realized and unrealized gains and losses on forward contracts are recognized in net gains and losses from trading activities in the statement of operations.

Stock Based Compensation

   The Company grants stock options to its directors and officers and to certain directors, officers and employees of its investment manager and the investment manager itself, as discussed in Note 8. Options granted to directors of the Company are accounted for using the intrinsic value method, and generally no compensation expense is recognized in the statements of operations for such options. Other options are accounted for using the fair value method; such options are measured at their fair value when they are granted and are recognized as a general and administrative expense during the periods when the options vest and the related services are performed.

Federal and State Income Taxes

   The Company has elected to be taxed as a REIT and generally is not subject to federal and state taxes on its income to the extent it distributes annually 95% of its predistribution taxable income to stockholders and meets certain other asset, income and stock ownership tests. As such, no accrual for income taxes has been included in the financial statements.

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)


Net Income Per Share

   Basic net income per share is calculated on the basis of the weighted average number of common shares outstanding during each period. Diluted net income per share includes the additional dilutive effect of common stock equivalents and outstanding stock options, and is calculated using the treasury stock method.

   570,000 stock options that could potentially dilute net income per share in the future were not included in the computation of diluted net income per share in 2000 because they would have been antidilutive for the period presented.

Income Recognition

   Income and expenses are recorded on the accrual basis of accounting.

Credit Risk

   The Company has limited its exposure to credit losses on its portfolio of fixed income securities by purchasing securities that are either rated "AAA" by at least one nationally recognized rating agency or are issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), Fannie Mae (formerly known as the Federal National Mortgage Corporation) or the Government National Mortgage Association ("GNMA"). The payment of principal and interest on the FHLMC, Fannie Mae and GNMA securities are guaranteed by those respective agencies. In addition, the Company has the ability to purchase up to 10% of the portfolio in below investment grade securities.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards -- Transition Adjustment

   The Company adopted SFAS No. 133 and the related amendments on January 1, 2001. This adoption resulted in a transition adjustment that reclassified $2,173,000 of net losses on unrealized and deferred gains and losses on investment securities and forward contracts from accumulated other comprehensive income to current income. Also, deferred gains on interest rate swaps previously designated as hedges were reclassified from other liabilities to accumulated other comprehensive income.

   In conjunction with the adoption of SFAS No. 133, the Company reclassified $594,469,000 of its mortgage securities from the available-for-sale category to the trading category for investments accounted for under SFAS No. 115. This change resulted in the reclassification of $1,742,000 net unrealized gains from accumulated other comprehensive income to current income, in addition to net unrealized gains included in the SFAS No. 133 transition adjustment discussed above.

   In 2001, the Company adopted the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but otherwise carries over most of the provisions of SFAS No. 125 without reconsideration. The adoption of SFAS

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)

No. 140 had no immediate effect on the results of operations, financial position or cash flows of the Company. The future effect, if any, will depend on whether the Company enters into any securitization transactions or other financial transactions to which SFAS No. 140 provisions may apply.

Note 3 -- Fixed Income and Equity Securities

  At June 30, 2001, fixed income and equity securities consisted of the following:

                                                             Fixed
                                                  Fixed      Income     Equity
                                                  Income   Securities Securities
                                                 Trading   Available- Available-
                                                Securities  For-Sale   For-Sale
                                                ---------- ---------- ----------
                                                         (in thousands)
   Principal Amount............................  $530,248   $10,400    $ 7,042
   Unamortized Premium (Discount)..............   (10,523)   (3,903)        --
                                                 --------   -------    -------
   Adjusted Cost...............................   519,725     6,497      7,042
   Unrealized Gains............................     9,089        --      3,198
   Unrealized Losses...........................      (818)   (1,030)        --
                                                 --------   -------    -------
   Fair Value..................................  $527,996   $ 5,467    $10,240
                                                 ========   =======    =======

   At December 31, 2000, fixed income and equity securities available-for-sale consisted of the following:

                            Adjustable              Other
                               Rate    Fixed Rate   Fixed
                             Mortgage   Mortgage    Income     Equity
                            Securities Securities Securities Securities
                            ---------- ---------- ---------- ----------
                                          (in thousands)
   Principal Amount........  $39,253    $557,962   $10,400     $8,690
   Unamortized Premium
    (Discount).............      978     (15,529)   (3,712)        --
                             -------    --------   -------     ------
   Adjusted Cost...........   40,231     542,433     6,688      8,690
   Unrealized Gains........       46      11,783        --      1,091
   Unrealized Losses.......      (24)         --    (1,026)      (713)
                             -------    --------   -------     ------
   Fair Value..............  $40,253    $554,216   $ 5,662     $9,068
                             =======    ========   =======     ======

   A portion of the other fixed income securities held as available-for-sale generally have an original maturity of five years subject to certain acceleration provisions. The expected average remaining maturity at June 30, 2001 and December 31, 2000 was approximately 1.5 and 2.0 years, respectively. The remaining portion of this category has a fixed remaining maturity of approximately 1.0 years as of June 30, 2001.

   During the quarter ended June 30, 2001, the Company reported a net loss on investment transactions of $4,382,000 which is included in the Statement of Operations. This loss consisted of $65,000 in gains on the sale of $1,712,000 of equity securities that were available-for-sale, $866,000 in gains on the sale of $59,109,000 of fixed income securities held-for-trading, $6,115,000 loss from the net decrease in fair market value of fixed income securities held-for-trading, $2,974,000 gain from the net decrease in unrealized loss on forward contracts, and $2,172,000 in net losses on closed forward contracts. During the quarter ended June 30, 2000, the Company realized $6,536,000 in losses on the sale of $96,513,000 of fixed income securities and $38,000 in losses on the sale of $5,088,000 of equity securities which were both classified as available-for-sale. The aforementioned items are included in Net Loss from Investment Activities in the Statement of Operations.

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)


   At June 30, 2001, the Company held equity securities and senior unsecured notes issued by Dynex Capital, Inc. ("Dynex") with fair market values of $4,122,000 and $4,000,000, respectively. During the year ended December 31, 1999, Dynex suspended the payment of dividends on its preferred stock. Accordingly, the Company is no longer recognizing dividend income on its equity investments in Dynex. Dynex is currently paying interest on its senior notes. Accordingly, the Company is recognizing interest income on the senior note investments issued by Dynex. If Dynex were to suspend payment of interest on its senior notes, interest income recognized by the Company would be negatively impacted.

   During the quarter ended June 30, 2000, the Company recorded an impairment charge on its Dynex common stock holdings of $958,000 which is included in Net Loss from Investment Activities in the Statement of Operations. The impairment charge was recorded in order to adjust the cost basis of the investment to fair market value in response to an other than temporary decline in value.

Note 4 -- Reverse Repurchase Agreements

   The Company has entered into reverse repurchase agreements to finance certain of its investments. These agreements are secured by a portion of the Company's investments and bear interest rates that have historically moved in close relationship to LIBOR.

   At June 30, 2001, the Company had outstanding $501,604,000 of reverse repurchase agreements with a weighted average current borrowing rate of 3.80% and a maturity of 1.0 months. The reverse repurchase agreements were collateralized by securities with an estimated fair value of $515,338,000.

   At December 31, 2000, the Company had outstanding $545,434,000 of reverse repurchase agreements with a weighted average current borrowing rate of 6.61% and a maturity of 1.1 months. The reverse repurchase agreements were collateralized by securities with an estimated fair value of $564,274,000.

   For the quarter ended June 30, 2001, the average reverse repurchase agreement balance was $527,693,000 with a weighted average interest cost of 4.44%.

   For the year ended December 31, 2000, the average reverse repurchase agreement balance was $576,190,000 with a weighted average interest cost of 6.33%.

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)


Note 5 -- Fair Value of Financial Instruments

   The following table presents the amortized cost and estimated fair values of the Company's financial instruments. SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale:

                                  At June 30, 2001      At December 31, 2000
                               ----------------------  ----------------------
                                               Fair                    Fair
                               Adjusted Cost  Value    Adjusted Cost  Value
                               ------------- --------  ------------- --------
                                              (in thousands)
   Trading securities.........   $519,725    $527,996
   Available-for-sale
    securities:
     Mortgage related
      securities available-
      for-sale................                           $582,664    $594,469
     Equity securities........      7,042      10,240       8,690       9,068
     Other fixed income
      securities..............      6,497       5,467       6,688       5,662
     Forward contracts........         --        (158)         --      (3,731)

   The Company bases its fair value estimates for mortgage-related securities, equity securities, other fixed income securities, interest rate swaps, and forward contracts primarily on third party price indications provided by dealers who make markets in these financial instruments when such indications are available. However, the fair value reported reflects estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Cash and cash equivalents, interest receivable and reverse repurchase agreements are reflected in the financial statements at their costs, which approximates their fair values because of the short-term nature of these instruments.

Note 6 -- Stock Repurchase Program

   The Company's Board of Directors has authorized a program to repurchase shares of the Company's common stock. At June 30, 2001 and December 31, 2000, the Company was authorized to repurchase an additional 552,900 shares of the Company's common stock pursuant to the repurchase program.

   During the second quarter of 2001, the Company recognized the retirement of its common stock repurchased in prior periods. Amounts previously presented as treasury stock were netted with the amounts of common stock and additional paid-in capital, and the number of issued and outstanding shares of common stock presented were reduced accordingly. Amounts and numbers of issued and outstanding shares related to the repurchased common stock shown in prior period balance sheets have been reclassified to conform to the current period presentation for comparative purposes.

Note 7 -- Transactions with Affiliates

   The Company has entered into a Management Agreement (the "Management Agreement"), as amended, with TCW Investment Management Company (the "Manager"), a wholly owned subsidiary of The TCW Group, Inc., under which the Manager will manage its day-to-day operations, subject to the direction and oversight of the Company's Board of Directors. The Company will pay the Manager annual base management compensation, payable monthly in arrears, equal to 3/4 of 1% of the average net invested capital as further defined in the Management Agreement.

   The Company recorded expenses of $84,000 and $147,000 in base management compensation to the Manager during the quarters ended June 30, 2001 and 2000, respectively.

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)


   The accrued liability for base management compensation was $55,000 and $85,000 at June 30, 2001 and December 31, 2000, respectively.

   The Company also pays the Manager, as incentive compensation, an amount equal to 30% of the Net Income of the Company, before incentive compensation, in excess of the amount that would produce an annualized return on equity equal to the ten-year US Treasury rate plus 1% as further defined in the Management Agreement.

   During the quarter ended June 30, 2000, the Company recorded a credit against future management compensation payable of $152,000. This credit represented a return of the first quarter 2000 incentive compensation payment as the net loss incurred during the quarter ended June 30, 2000 resulting in the Manager not earning incentive compensation for the year ended December 31, 2000. The Company did not record any incentive compensation to the Manager for the quarter ended June 30, 2001.

   At June 30, 2000, the Company had prepaid management compensation of $152,000 resulting from the credit recorded during the quarter. The amount was offset by amounts payable to the Manager in the quarter ended September 30, 2000.

   The Company may also grant stock options to directors, officers and key employees of the Company, the Manager, its directors, officers and key employees (see Note 8).

   The Management Agreement may be renewed each year at the discretion of the Company's Board of Directors, unless previously terminated by the Company or the Manager upon written notice. Except in the case of a termination or non-renewal by the Company for cause, upon termination or non-renewal of the Management Agreement by the Company, the Company is obligated to pay the Manager a termination or non-renewal fee, which may be significant. The termination or non-renewal fee shall be equal to the fair market value of the Management Agreement without regard to the Company's termination right, as determined by an independent appraisal. Neither the fair market value of the Management Agreement nor the various factors that an appraiser may find relevant in its determination of the fair market value can be determined at this time. The fair market value of the Management Agreement will be affected by significant variables, including (i) the historical management fees paid to the Manager, (ii) any projections of future management fees to be paid to the Manager determined by the independent appraiser, (iii) the relative valuations of agreements similar to the Management Agreement and (iv) other factors, all of which may be unrelated to the performance of the Manager. Similar management agreements have been valued at as much as eight times the historical annual fees paid under such agreements. Any termination or non-renewal fee paid may be materially greater than eight times historical fees and the Company can provide no assurance at this time as to the amount of any such fee.

   The Company's other fixed income investments held as available-for-sale include securities that are issued by special purpose companies that invest primarily in mortgage-related assets. The Manager serves as the investment manager to these companies and is paid fees in connection with such services. The Company does not anticipate paying any management fees directly to the Manager in connection with these investments.

Note 8 -- Stock Options

   The Company has adopted a stock option plan (the "Amended and Restated 1997 Stock Option Plan") that provides for the grant of both qualified incentive stock options that meet the requirements of Section 422 of the Code, and non-qualified stock options, stock appreciation rights and dividend equivalent rights. Stock

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)

options may be granted to directors of the Company ("employees"), and to the Manager and the directors, officers and key employees of the Manager ("non-employees").

   The exercise price for any stock option granted under the Amended and Restated 1997 Stock Option Plan may not be less than 100% of the fair market value of the shares of common stock at the time the option is granted. Each option must terminate no more than ten years from the date it is granted. Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Amended and Restated 1997 Stock Option Plan authorizes the grant of options to purchase an aggregate of 1,000,000 shares of common stock.

   The Company recognized stock option expense relating to the options granted to the non-employees of $1,000 and $24,000 during the quarters ended June 30, 2001 and 2000, respectively.

   For stock options outstanding at June 30, 2001, the range of exercise prices is $6.98 to $15.00 per share and the weighted-average remaining contractual life is 7.70 years.

   For the year ended December 31, 2000, options to purchase 183,000 shares of the Company's common stock were granted to directors of the Company and options to purchase 125,000 shares were granted to officers of the Company and officers and key employees of the Manager. The exercise price of the options granted during 2000 was $6.98 per share. None of the options granted during 2000 include dividend equivalent rights.

   The fair value of each option granted during 2000 was estimated to be $0.04 as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 20% per annum; expected volatility of 30%; risk free interest rate of 5.22% per annum; and an expected life of 10 years.

   The options granted during 2000 expire in December 2010 and vest in two equal installments during the month of December in 2001 and 2002.

   For the year ended December 31, 1998, options to purchase 112,000 shares of the Company's common stock were granted to directors of the Company and options to purchase 58,000 shares were granted to officers of the Company and officers and key employees of the Manager. The exercise price of the options granted during 1998 was $10.38 per share. All of the options granted during 1998 include dividend equivalent rights that entitle the option holder to receive a cash payment equal to the dividends declared on the Company's common stock multiplied by the number of options held until the options are exercised or expire.

   The fair value of each option granted during 1998 was estimated to be $5.32 as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0% per annum (to account for the dividend equivalent rights); expected volatility of 30%; risk free interest rate of 4.57% per annum; and an expected life of 10 years.

   The options granted during 1998 expire in December 2008 and vested in two equal installments during the month of December in 1999 and 2000.

   For the year ended December 31, 1997, options to purchase 210,000 shares of the Company's common stock were granted to directors of the Company and options to purchase 190,000 shares were granted to officers of the Company and officers and key employees of the Manager. The exercise price of the options granted during 1997 was $15 per share.

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)


   The fair value of each option granted during 1997 was estimated to be $1.05 as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 11% per annum; expected volatility of 30%; risk free interest rate of 5.82% per annum; and an expected life of 10 years.

   The options granted during 1997 expire in December 2007 and vest in three equal installments during the month of February in 1999, 2000 and 2001.

   If the Company had recorded stock option grants to Company directors at fair value and related compensation expense, the pro forma effect on the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                   Quarter Ended Quarter Ended
                                                   June 30, 2001 June 30, 2000
                                                   ------------- -------------
   Net income (loss) -- as reported...............   $400,000     $(5,115,000)
   Net income (loss) -- pro forma.................   $395,000     $(5,139,000)

   Basic earnings (loss) per share -- as
    reported......................................   $   0.07     $     (0.89)
   Diluted earnings (loss) per share -- as
    reported......................................   $   0.07     $     (0.89)
   Basic earnings (loss) per share -- pro forma...   $   0.07     $     (0.89)
   Diluted earnings (loss) per share -- pro
    forma.........................................   $   0.07     $     (0.89)

   Information regarding stock option activity during the six months ended June 30, 2001 is as follows:

                                                                     Weighted
                                                                     Average
                                                          Shares  Exercise Price
                                                          ------- --------------
   Options Outstanding at January 1, 2001................ 878,000     $11.29
   Exercised.............................................      --         --
   Expired...............................................      --         --
                                                          -------
   Options Outstanding at June 30, 2001.................. 878,000     $11.29
                                                          =======

Note 9 -- Contractual Commitments

   The Company from time to time may enter into interest rate swap agreements in order to mitigate the impact of rising interest rates on the cost of its short-term borrowings. There were no interest rate swap agreements open at June 30, 2001 and December 31, 2000.

   The Company received $112,000 from and paid $1,395,000 to the swap counter-parties during the quarter ended June 30, 2000 which is included in interest expense in the Statements of Operations.

   During the year ended December 31, 2000, the Company terminated all outstanding interest rate swap agreements with a combined notional amount of $386,213,000 which resulted in a deferred gain of $5,554,000 that is being amortized over the remaining life of the original swap agreements. The deferred gain is included in accumulated other comprehensive income on the balance sheet and the amortization expense is included in interest expense in the statements of operations. During the quarter ended June 30, 2001, $946,000 of the deferred gain was amortized. Approximately 95% of the deferred gain will be amortized by September 30, 2001. The remaining deferred gain will be fully amortized by May 31, 2002.

   During the year ended December 31, 1999, the Company terminated interest rate swap agreements with a combined notional amount of $255,530,000 which resulted in a net deferred loss of $66,000 that was amortized

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)

over the remaining life of the original swap agreements. During the quarter ended June 30, 2000, $13,000 of the net deferred loss was amortized. The remaining net deferred loss was fully amortized at August 31, 2000.

Note 10 -- Forward Contracts

   At June 30, 2001, the Company had open forward contracts to sell U.S. Treasury notes with terms stated below.

       Current           Average
   Notional Amount     Termination     Net Unrealized      Average Maturity of
        (000)             Date          Losses (000)      Underlying Securities
   ---------------     -----------     --------------     ---------------------
      $380,000          7/23/2001          ($158)              8.98 Years

   At December 31, 2000, the Company had open forward contracts to sell U.S. Treasury notes with terms stated below.

       Current           Average
   Notional Amount     Termination     Net Unrealized      Average Maturity of
        (000)             Date          Losses (000)      Underlying Securities
   ---------------     -----------     --------------     ---------------------
      $575,000          1/19/2001         ($3,731)             2.99 Years

   During the six months ended June 30, 2001, a transition adjustment, in connection with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, was recorded to reclassify $2,173,000 from accumulated other comprehensive income to net loss on investment transactions on the statements of operations. This reclassification consists of $8,505,000 net deferred losses on closed forward contracts, $3,731,000 net unrealized losses on open forward contracts, and $10,063,000 net unrealized gains on securities hedged by open forward contracts at December 31, 2000. Also, during the six months ended June 30, 2001, $11,254,000 of net loss was realized on closed forward contracts and is included in net loss from trading activities on the statements of operations.

Note 11 -- Adoption of Shareholder Rights Plan

   On June 30, 1999, the Board of Directors of Apex Mortgage Capital, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Company Common Stock to stockholders of record at the close of business on July 30, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a Purchase Price of $50, subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent.

   Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an

                          APEX MORTGAGE CAPITAL, INC.

                                 June 30, 2001
                                  (Unaudited)

Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require that, prior to the occurrence of a triggering event, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

   The Rights are not exercisable until the Distribution Date and will expire on July 30, 2009, unless earlier redeemed or exchanged by the Company.

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